Exhibit 99.(e)(4)

Economic and Fiscal Update

20 May 2010

Statement of Responsibility

On the basis of the economic and fiscal information available to it, the Treasury has used its best professional judgement in supplying the Minister of Finance with this Economic and Fiscal Update.  The Update incorporates the fiscal and economic implications both of Government decisions and circumstances as at 4 May 2010 that were communicated to me, and of other economic and fiscal information available to the Treasury in accordance with the provisions of the Public Finance Act 1989.

John Whitehead

Secretary to the Treasury

11 May 2010

This Economic and Fiscal Update has been prepared in accordance with the Public Finance Act 1989.  I accept overall responsibility for the integrity of the disclosures contained in this Update, and the consistency and completeness of the Update information in accordance with the requirements of the Public Finance Act 1989.

To enable the Treasury to prepare this Update, I have ensured that the Secretary to the Treasury has been advised of all Government decisions and other circumstances as at 4 May 2010 of which I was aware and that had material economic or fiscal implications.

Hon Bill English

Minister of Finance

11 May 2010

Economic and Fiscal Update

Overview

The New Zealand economy is expected to continue its recovery from recession.  After contracting in both the March 2009 and 2010 years, the economy is forecast to grow by around 3% per annum over the next four years.  This recovery is expected to flow through to the fiscal position and drive a reduction in operating deficits.

However, the economy has suffered an ongoing loss of output compared to what was expected before the recession and the recovery is expected to be more gradual than previous upturns.  With operating deficits remaining over the forecast period, net core Crown debt is expected to rise steadily.  Medium-term projections in the Fiscal Strategy Report show the operating balance (before gains and losses) returns to surplus in the June 2016 year.

Uncertainty continues to surround the outlook, particularly the strength of the current recovery and whether imbalances in the economy that built up in the previous expansion will adjust.  There are also growing risks associated with recent developments in Europe related to sovereign debt.  Some of the key risks to the outlook are explored in alternative scenarios, with stronger or weaker outcomes possible.

Economic Outlook

The economy is expected to experience above-average growth over the next four years as it recovers gradually from recession.  The forecast recovery is driven by stimulatory monetary conditions, a stronger global economy, an associated rise in export volumes and prices, and high confidence levels.  The economy is also expected to be positively affected by significant tax reform in Budget 2010, including:

•             a reduction in personal income tax rates at existing income thresholds to 10.5%, 17.5%, 30% and 33% from 1 October 2010

•             a rise in GST from 12.5% to 15% on 1 October 2010, and

•             a cut in the tax rate for companies, portfolio investment entities and other savings vehicles from 30% to 28% and base-broadening measures from 1 April 2011.

These changes shift the burden of taxes to sources less harmful for growth.  Personal income tax cuts are expected to raise the supply of labour by increasing the economic returns of working.  They will also help encourage more saving.  For businesses, the tax changes may help reorient investment towards more productive parts of the economy.

The nominal economy is forecast to grow strongly over the next two years as real growth recovers, the terms of trade strengthen and inflation is higher.  Consumer price inflation is expected to temporarily spike over the next year as a result of changes in government policy, particularly the rise in GST.  The strengthening nominal economy flows through to growing tax revenue, although taxes lag the recovery because of a build-up of corporate losses emanating from the recent recession.

Fiscal Outlook

The fiscal position has weakened significantly in recent years.  Crown revenue has fallen owing to a combination of income tax cuts, the recession and a long-lasting impact on the economy from the global financial crisis.  Previous spending decisions, which had been in place before the crisis, lifted Crown expenses.  The recession added to this increase as a weaker labour market caused the number of Unemployment Benefit recipients to rise.  As expenses rose and revenue fell, the Crown operating balance was in deficit in the June 2009 year for the first time in 15 years.

Operating deficits are expected to fall over the next four years owing largely to a recovery in tax revenue.  Crown expenses are forecast to rise, boosted by higher benefit payments when GST rises, but trend down as a share of the economy as unemployment falls and the annual operating allowance remains at $1.1 billion (growing at 2% per annum after 2010/11).  However, the operating balance is still expected to be in structural (ie, non-cyclical) deficit over the forecast period.

Ongoing operating deficits are expected to see a fall in net worth over the forecast period, as well as a rise in net debt to over 26% of Gross Domestic Product (GDP).  Although debt levels would remain lower than most developed nations, New Zealand faces relatively high borrowing costs so the financing costs of any given level of debt are higher.  As outlined in the Fiscal Strategy Report, the Government’s long-term fiscal objective is for net debt to be brought back to a level no higher than 20% of GDP by the early 2020s.

Table 1.1 – Summary of the Treasury’s economic and fiscal forecasts

	2009 Actual	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	2014 Forecast
Economic (March years, %)
Economic growth(1)	-1.4	-0.3	3.2	3.1	2.9	3.0
Consumer price inflation(2)	3.0	2.2	5.9	2.4	2.4	2.4
Unemployment rate(3)	5.0	7.1	6.2	5.5	5.1	4.6
Fiscal (June years, % of GDP)
Operating balance(4)	-2.1	-3.7	-4.2	-2.5	-1.9	-1.3
Net debt(5)	9.3	14.1	19.6	23.0	25.3	26.5
Net worth(6)	54.0	50.9	43.9	39.8	37.0	34.8

Notes:	(1)	Real production GDP, annual average percentage change
	(2)	Consumers Price Index, annual percentage change
	(3)	Percent of labour force, March quarter, seasonally adjusted
	(4)	Total Crown operating balance before gains and losses
	(5)	Net core Crown debt excluding the New Zealand Superannuation Fund and advances
	(6)	Total Crown net worth

Sources: Statistics New Zealand, the Treasury

Economic Outlook

The economy is recovering from recession...

The New Zealand economy contracted throughout 2008 and early 2009 (Figure 1.1).  The initial triggers of recession in early 2008 were domestic factors, including drought and tight monetary policy to combat growing inflation pressures at the time.  This domestic-led recession was deepened by the global financial crisis, which escalated in mid-September 2008.

Figure 1.1 – Real production GDP

Sources: Hall and McDermott (2009), Statistics New Zealand, the Treasury

The impact of the global downturn on New Zealand, while significant, was smaller than for most developed nations.  In the OECD, only Australia and Poland had smaller falls in real output from when the crisis began.  New Zealand’s performance was supported by a sound financial system, growth in key trading partners China and Australia, strong commodity exports, falling emigration and monetary and fiscal stimulus.  These factors also helped pull New Zealand out of recession in the June 2009 quarter.  Although the beginning of the recovery in mid-2009 was subdued, it gathered strength in the December quarter with growth of 0.8%.

...but significant imbalances built up before the recession

Significant imbalances built up in the economy during the expansion in the 2000s.  These imbalances, although closely related, can be broadly categorised as follows:

•             Strong domestic demand, including government expenditure, gradually increased pressure on available resources and resulted in persistently high inflation.  Monetary policy tightened during this period, with higher interest rates encouraging the New Zealand dollar to appreciate.

•             Domestic demand was partially funded from high rates of borrowing, with household and agriculture debt rising sharply over much of the 2000s driven partly by increasing house and farm prices.  However, house and farm prices rose well above fundamental determinants, such as income and farm returns.

•             The years leading up to recession featured a divergence of growth between sectors.  The tradable sector, which includes primary, manufacturing and tourism industries, did not grow from early 2004 to the peak of the last economic upturn in late 2007.  In contrast, non-tradable industries such as construction, retail and government administration grew strongly.

•             Relatively strong investment and a fall in national saving, led by households, contributed to a rise in the current account deficit to around 8% of GDP on average from 2004 to 2008, before it fell during the recession.  The savings of foreigners were increasingly used to finance these deficits, which raised the net international liability position to over 90% of GDP by early 2009.

These imbalances were facilitated by easier global credit and low risk aversion, and were also apparent in other developed nations.  Although New Zealand came through the recent global downturn relatively well, New Zealand’s past and projected current account deficits, domestic indebtedness and its net international liability position are large relative to most developed nations, making the economy vulnerable to some types of shocks.  With a gradual economic recovery expected to continue, the current account deficit is forecast to widen again from 2.6% of GDP to over 7% of GDP.  Such deficits would mean a rise in the net international liability position to 100% of GDP by mid-2014 (Figure 1.2).  However, there are a number of factors that support New Zealand’s position.  These include sound macroeconomic settings (eg, a flexible exchange rate and independent monetary policy), external debt that is largely denominated in local currency or hedged, relatively low public debt and a robust banking system.

Figure 1.2 – Current account balance and net international investment position

Sources:  Statistics New Zealand, the Treasury

The recovery from recession is expected to be gradual...

After a fall of 1.4% in the March 2009 year and 0.3% in the March 2010 year, real output is expected to grow at around 3% per annum: 3.2% in the March 2011 year; 3.1% the next year; 2.9% in the March 2013 year; and 3.0% in the March 2014 year.  These growth rates are higher than our estimate of potential growth over these four years of around 2.8% per annum.(1) The positive outlook is supported by the lagged impact of an easing in monetary conditions since mid-2008, a stronger global environment and associated higher demand for exports, high confidence levels, the hosting of the Rugby World Cup in late 2011 and the tax package.

(1)              Potential growth is an estimate of how fast the economy can grow without generating inflation pressure.

The tax package in Budget 2010 has a significant impact on the economic outlook, although the exact impact will depend on the responses of numerous firms and individuals and is therefore uncertain.  The tax package and its impacts are outlined on pages 68 to 70.  At the economy-wide level, the main impacts are assumed to be:

•             The level of real output is expected to be 0.9% higher in the long run.  By the June 2014 quarter, the economic forecasts incorporate a level of real output that is 0.4% higher than in the absence of the tax package.  This impact takes time given the amount of spare capacity in the economy currently.  Therefore, in the medium-term projections in the Fiscal Strategy Report, a further impact of 0.5% is expected by June 2017.

•             The tax package is also forecast to cause volatility in output growth in the second half of 2010.  Real output is expected to grow strongly in the September quarter and fall slightly the next quarter as some consumer spending, particularly on durable goods, is brought forward before the increase in the GST rate on 1 October 2010.

•             The tax changes are expected to boost incomes, help encourage more saving and reorient investment towards more productive parts of the economy.

Table 1.2 – Economic forecasts(1)

(Annual average % change, March years)	2009 Actual	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	2014 Forecast
Private consumption	-1.1	0.6	2.9	1.7	2.5	2.3
Public consumption	4.2	1.0	2.3	1.4	0.9	0.6
Total consumption	0.1	0.7	2.8	1.6	2.1	1.9
Residential investment	-22.8	-9.9	22.0	13.5	7.3	4.3
Non-market investment	12.0	-2.8	-5.4	-3.6	3.8	4.6
Market investment	-1.9	-10.4	6.2	10.3	4.7	3.0
Total investment	-7.2	-9.2	10.5	11.4	5.6	3.5
Stock change(2)	0.0	-1.9	1.1	0.4	0.3	0.0
Gross national expenditure	-1.6	-3.3	5.6	4.3	3.3	2.3
Exports	-3.4	2.8	1.6	4.7	3.5	3.3
Imports	-4.7	-9.9	9.0	8.9	5.0	1.5
GDP (expenditure measure)	-1.0	0.4	3.4	3.0	2.7	3.0
GDP (production measure)	-1.4	-0.3	3.2	3.1	2.9	3.0
Real GDP per capita	-2.4	-1.5	2.0	2.1	2.0	2.1
Nominal GDP (expenditure basis)	1.7	1.7	7.0	6.3	4.8	5.1
GDP deflator	2.7	1.3	3.5	3.3	2.0	2.1
Output gap (% deviation, March year)(3)	0.2	-1.7	-0.6	-0.6	-0.8	-0.6
Employment	0.9	-1.6	0.2	2.0	2.1	2.0
Unemployment(4)	5.0	7.1	6.2	5.5	5.1	4.6
Nominal wages(5)	5.3	3.3	2.6	3.5	3.7	3.9
CPI inflation(6)	3.0	2.2	5.9	2.4	2.4	2.4
Merchandise terms of trade(7)	-0.7	-6.3	4.9	0.6	1.7	1.0
Current account balance
- $billion	-14.6	-4.9	-8.9	-13.1	-15.7	-17.2
- % of GDP	-7.9	-2.6	-4.4	-6.1	-7.0	-7.3
TWI(8)	53.7	65.3	65.2	63.5	58.5	54.0
90-day bank bill rate(8)	3.7	2.7	4.3	5.2	5.4	5.7
10-year bond rate(8)	4.6	5.9	5.9	5.9	5.9	6.0

Notes:	(1)	Forecasts finalised 16 April 2010

(2)	Contribution to GDP growth
(3)	Estimated as the percentage difference between actual real GDP and potential real GDP
(4)	Household Labour Force Survey, percent of the labour force, March quarter, seasonally adjusted
(5)	Quarterly Employment Survey, average ordinary-time hourly earnings, annual percentage change
(6)	Annual percentage change
(7)	System of National Accounts (SNA) basis, annual average percentage change
(8)	Average for the March quarter, actual for 2010

A longer time series for these variables is provided on page 160.

Sources:  Statistics New Zealand, Reserve Bank of New Zealand, the Treasury

...as the global economy strengthens...

A stronger global economy is an important driver of these forecasts.  The global financial crisis in late 2008 led the world economy into its worst and most synchronised recession since World War II.  Output in the economies of our top-12 trading partners is estimated to have fallen by 0.9% in the 2009 calendar year, including falls of 2.4% in the United States, 4.9% in the United Kingdom and 5.2% in Japan.  However, the recovery in the global economy has taken hold more strongly than previously expected, and all our major trading partners have returned to growth, with emerging economies particularly robust.

The economies of our top-12 trading partners are expected to grow by a relatively strong 3.7% in each of 2010 and 2011, and an average of 3.5% in each of the subsequent three years.  Fast-growing emerging economies, particularly China, helped lead the world out of recession, and will remain crucial drivers of the global economy.  New Zealand will benefit as fast-growing countries are taking a larger share of our exports over time.  There will also be indirect benefits as economic growth in Australia, New Zealand’s largest trading partner, is boosted by demand for minerals from emerging markets.

Although the global outlook is stronger than previously expected, there is still an ongoing impact from the financial crisis.  Weak recoveries are predicted in Europe, Japan and the United Kingdom, in contrast to high growth in emerging economies.  There are also a number of potential threats to the sustainability of the global recovery, which are explored further in the Risks and Scenarios section from page 76.  In particular, concerns over sovereign debt in the Euro area, which have reached crisis levels in Greece and threaten to spread further, have worsened significantly since the Budget forecasts were finalised.

...and boosts demand for New Zealand’s exports

World spot prices for New Zealand’s commodity exports have returned to the peaks of 2008.  A stronger world economy, especially emerging economies, has contributed to the rebound in prices, particularly for dairy products.  Some of this increase is expected to be temporary, but dairy prices will be underpinned by growing demand for protein in the developing world as incomes rise.  Higher export prices relative to import prices are expected to see the merchandise terms of trade strengthen (Figure 1.3).

Figure 1.3 – Merchandise terms of trade (SNA)

Sources:  Statistics New Zealand, the Treasury

Growth in export volumes is forecast to rise as trading partner growth strengthens and the Rugby World Cup in late 2011 temporarily lifts services exports.  Ongoing strong growth in exports over the rest of the forecast period reflects an assumed gradual depreciation of the New Zealand dollar.  Already, a relatively low exchange rate against the Australian dollar has lifted prospects for service exports and non-commodity manufacturing.  Changes in tax policy that help to shift resources to the tradable sector are also assumed to boost non-commodity exports slightly.

Inflation spikes temporarily because of a number of policy changes

A gradual tightening of monetary policy is expected over the forecast period, which sees 90-day interest rates rise from below 3% in the first half of 2010 to 4.8% in the September 2011 quarter and 5.8% by mid-2014.  The output gap, the difference between actual and potential output, is estimated to close slowly from around -2% of GDP in the March 2010 year to almost zero by mid-2014.  Underlying inflation pressures are thus expected to rise but stay relatively subdued.

Figure 1.4 – Consumers Price Index

Sources:  Statistics New Zealand, the Treasury

Including policy changes, however, Consumers Price Index (CPI) inflation is forecast to rise to 5.9% in the year to March 2011 (Figure 1.4):

•             The rise in tobacco excise taxes is expected to add 0.5% to the CPI between the June 2010 and March 2011 quarters.

•             The introduction of the Emissions Trading Scheme (ETS) on 1 July 2010 is assumed to add around 0.4% to the CPI in the year to March 2011.  Unlike the other changes, the ETS impact was included in the Half Year Update 2009.

•             A rise in ACC levies for motorists on 1 July 2010 is expected to add 0.1% to the CPI in the September 2010 quarter.

•             The rise in GST is estimated to add 2.0% to the CPI in the December 2010 quarter.

The short-term spike is assumed to have only a small impact on inflation expectations and therefore a limited impact on monetary policy.  This assumption relies on pre-tax wages not responding fully to the rise in prices caused by the higher GST rate, as the net effect of the GST increase and lower personal income taxes is to boost real after-tax wages.  Annual inflation averages 2.4% in the rest of the forecast period, within the Reserve Bank’s medium-term target range of 1% to 3%.

Consumer spending recovers as confidence strengthens and job growth returns...

Private consumption growth is expected to strengthen over the next year owing to higher incomes from the rising terms of trade, improved consumer confidence and a fall in unemployment.  Tax changes are expected to impact positively on household incomes as the higher GST rate, in aggregate, is more than compensated by the reduction in personal income taxes and higher social assistance benefit payments.

Private consumption is not forecast to grow as strongly as in the mid-2000s.  Negative influences include: an expected rise in interest rates on a high level of household debt; lower net migration inflows as departures recover with an improvement in global labour markets; weaker growth in house prices; and some rebuilding of balance sheets by households.  As a proportion of disposable income, the rate of household dis-saving is expected to be 7.0% by March 2014 compared with 13.7% in the March 2009 year.

...as firms begin to hire and invest...

As the economy strengthens, firms are expected to raise employment.  The tax changes also provide a boost to employment of around 10,000 people, as lower personal income taxes encourage higher labour force participation.  This boost is assumed to happen gradually to reflect the slow growth in the demand for labour.  With employment growth returning, the unemployment rate is forecast to fall steadily towards 4.5% of the labour force by mid-2014 (Figure 1.5).  Since the Budget forecasts were finalised, the unemployment rate has already declined from a peak of 7.1% in the December 2009 quarter (revised down from 7.3%) to 6.0% in the March 2010 quarter.  This compares with an expected fall to 7.1% in the Budget forecasts.  Although this measure of unemployment has been unusually volatile in recent quarters, the larger-than-expected fall, taken on its own, suggests the domestic recovery could be stronger than forecast.

Figure 1.5 – Unemployment rate

Sources:  Statistics New Zealand, the Treasury

Residential investment is expected to rise sharply over the next two years, reflecting a catch-up from very low levels of building relative to population growth.  Non-residential investment is also forecast to rebound strongly, given high levels of business confidence.  Tax changes are assumed to boost overall investment slightly as the extra 10,000 workers anticipated require more capital to work with.  The removal of housing depreciation and other tax changes are expected to shift the composition of investment, from residential to market investment, and lower house prices slightly from what they would have been in the absence of tax changes.  However, there is much uncertainty about how large an impact these policy changes will have on investment and the housing market.

...but the level of output in the economy remains below pre-crisis trends

Potential output is still assumed to be lower compared to what was forecast prior to the global financial crisis.  Real output is expected to be around 4.5% below the Budget 2008 forecast in the June 2012 quarter, which was the final period forecast at the time.  This reflects the direct impact of the crisis, such as an increased cost of capital compared to pre-crisis levels and the resulting impact on business investment.  It also reflects a re-evaluation of how sustainable growth had been in the previous expansion.  In particular, economy-wide multifactor productivity growth is estimated by the Treasury to have averaged 0.4% per annum over the 2000s, down from 0.8% per annum in the 1990s.

Overall, a growing nominal economy boosts tax revenue

Growth in the nominal economy is forecast to rebound from 1.7% in the March 2010 year to 7.0% in the March 2011 year, before easing back gradually after that.  Nominal output growth is expected to be driven by stronger real activity and higher prices, the latter reflecting the higher terms of trade and the stronger inflation profile.  The rise in GST contributes to higher nominal output as nominal GDP is GST-inclusive.  Nominal output growth is expected to flow through to higher core Crown tax revenue, but with a lag.

Core Crown tax revenue is forecast to fall by about 7% in the June 2010 year owing to:

•             subdued business profits in the early stages of the recovery

•             the recognition of $1.4 billion of company income tax in 2008/09, which was not repeated in 2009/10

•             previous personal and business tax cuts

•             a steep decline in interest rates in 2009 reducing interest withholding tax in 2010, and

•             a forecasting assumption that previously-incurred tax losses are being used to offset current profits, reducing the corporate tax burden.

Source deductions (mostly PAYE) are expected to fall in the June 2011 year, as the 1 October 2010 personal income tax cuts come into effect.  They then rise in line with a recovering labour market, in part driven by higher participation as a result of these tax cuts.  GST revenue is forecast to rise as consumer spending rebounds and the GST rate rises to 15%.  Corporate tax is expected to increase once business profits recover and the tax-loss cycle has run its course.  The cut in the company tax rate from 30% to 28% is not expected to noticeably reduce corporate tax as there are offsetting base-broadening measures.  Refer to the box on pages 68 to 70 for the full details of the tax changes.

Table 1.3 – Movement in core Crown tax revenue

Year ended 30 June $ billions	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	2014 Forecast
Core Crown tax revenue
Budget 2009 Forecasts	51.6	51.8	54.6	58.4	—
Forecast changes	-0.4	2.5	2.6	2.0	—
Half Year Update 2009 Forecasts	51.2	54.3	57.2	60.4	63.8
Forecast changes	-0.5	0.4	1.4	1.9	2.4
Policy changes	0.0	-0.8	-0.6	-0.8	-0.8
Budget 2010 Forecasts	50.7	53.9	58.0	61.5	65.4
Composition of Budget 2010 Forecasts:
Source deductions	21.9	20.2	21.0	22.6	24.4
Corporate tax	7.3	8.9	9.5	10.0	10.4
GST	11.7	14.4	15.9	16.7	17.6
Other taxes	9.8	10.4	11.6	12.2	13.0

Source:  The Treasury

Inland Revenue also prepared a set of tax forecasts based on the Treasury’s macroeconomic forecasts.  The two forecasting teams compare forecasts to provide quality assurance for each other.  The two sets of Budget 2010 forecasts are broadly similar to each other over the entire forecast period, with the difference in any given year not more than 1% of expected total tax revenue.  The Treasury forecasts are lower than Inland Revenue’s in the 2010 and 2011 June years but are higher in the 2013 and 2014 June years as the Treasury has incorporated a larger response to the economic recovery in its tax revenue forecasts than Inland Revenue.(2)

(2)              For a detailed comparison of the Treasury and Inland Revenue forecasts of tax revenue, see Additional Information on the Treasury website.

Economic and Fiscal Impacts of the Tax Package

Budget 2010 introduces a number of changes to New Zealand’s tax system.  The details of these changes and the expected economic and fiscal implications are presented below.  A statement of tax policy changes that materially affect the tax revenue forecasts is a requirement of the Public Finance Act.

Features of the Tax Package

•             The rates of personal income tax will reduce (effective from 1 October 2010) from 12.5% to 10.5% for income up to $14,000; from 21% to 17.5% for income between $14,001 and $48,000; from 33% to 30% for income between $48,001 and $70,000; and a reduction from 38% to 33% for income over $70,000.

•             The rate of GST will increase from 12.5% to 15% from 1 October 2010.  Recipients of the main working-age benefits, student allowances, New Zealand Superannuation and Veterans Pensions will be compensated by a 2.02% increase in their payments from 1 October 2010.  Annual indexation of these benefits will resume on 1 April 2011.

•             Working for Families (Family Tax Credit and Minimum Family Tax Credit), the main important forms of supplementary assistance (except Accommodation Support and Student Loan Living Costs), and the Government Superannuation Fund (GSF) and National Provident Fund (NPF) annuities that are subject to CPI adjustments, will be increased by 2.02% from 1 October 2010.

•             The company tax rate will be reduced to 28% from the 2011/12 income year.

•             The top Portfolio Investment Entity (PIE) tax rate and the tax rate for savings vehicles such as superannuation funds will be reduced to 28% from 1 October 2010 for PIEs that pay tax at investors’ marginal tax rates and from the 2011/12 income year for other savings vehicles.

•             From the 2011/12 income year, tax depreciation will be set to 0% for all buildings with an estimated useful life of 50 years or more.

•             The 20% depreciation loading will be removed for assets purchased after 20 May 2010 (Budget day).

•             The 75% safe harbour in the inbound thin capitalisation rules applying to the New Zealand operations of foreign multinationals will be reduced to 60% from the 2011/12 income year.

•             Pre-existing imputation credits will be able to be attached to dividends at the current maximum 30:70 imputation ratio for a two-year transitional period.

•             Provisional tax will be reduced for taxpayers who pay provisional tax on the earlier year basis to reflect cuts in personal income tax rates and the company tax rate.

•             The current qualifying company and loss attributing qualifying companies (LAQCs) rules will be replaced with full flow-through treatment for income tax purposes (similar to the rules currently applying to limited partnerships) for income years starting on or after 1 April 2011.

•             Tax benefits relating to capital contributions made to fund the acquisition of capital assets will end.  A capital contribution is a payment made to a supplier for the construction of an asset, for example, a payment to an electricity lines company to construct a line to a building.  Either the tax cost of a depreciable asset will exclude capital contributions, or the capital contribution must be amortised as income over 10 years.  This change is to apply for contributions made after 20 May 2010.

•             GST rule changes, including measures to address risks such as phoenix scheme fraud (where input tax credits are paid to a buyer of an asset but no GST output tax is collected due to insolvency or liquidation of the seller), will be introduced from 1 April 2011.

•             Indexation of the Working for Families tax credits abatement threshold will be removed.

•             Investment losses (such as losses from rental properties) will be excluded from the definition of income for the purposes of calculating Working for Families entitlements from 1 April 2011.

•             Changes will be introduced with effect from 1 April 2011 to address integrity concerns in relation to eligibility or abatement of certain social assistance programmes, including the treatment of trust distributions, income from non-locked in PIEs, income from non-resident spouses and certain fringe benefits.

•             The redundancy tax credit will be removed from 1 October 2010.

•             An additional $119.3 million over four years will be provided to Inland Revenue for compliance and enforcement.

Economic Impacts

The tax changes will affect the New Zealand economy through the multitude of decisions made by firms and households.  As a result, there is significant uncertainty associated with the impact of such policy changes.  The economic forecasts and medium-term projections, which feature in the Economic and Fiscal Update and Fiscal Strategy Report respectively, assume that in aggregate the tax package will increase the level of real GDP by 0.9% over seven years.  By the June 2014 quarter, the economic forecasts incorporate a level of real GDP that is 0.4% higher than in the absence of the tax package, and this grows to 0.9% by the 2016/17 projection year.

The impact on the real economy is mainly through the tax package’s effect on the labour market.  Private sector hours worked are assumed to increase by 0.8% and the rate of labour force participation by 0.5%.(3)  No explicit allowance is made for altered incentives to study, undergo training, seek career advancement or to move to or stay in New Zealand.  The number of people employed is expected to grow by 174,000 over the forecast period to 2.326 million.  The tax package contributes around 10,000 of the rise.  The timing of such impacts is influenced by the current cyclically-weak state of the economy and labour market.

In addition to the impact that a change in available labour has on the potential output of an economy, policy changes are likely to also influence the level and composition of capital via their influence on the incentives to invest.  On average, firms will pay more tax as the reduction in the company tax rate does not fully offset the impact of higher taxable income owing to the changed depreciation and thin capitalisation rules.   As a result, combined company and dividend tax revenue forecasts are slightly higher than they would have been in the absence of the package.  The tax package is expected to change the allocation of investment, including a shift from the housing sector to the non-housing sector and the

(3)              See the Treasury Technical Note on the Basis of Assumptions Regarding the Effect of the Tax Package on Forecast and Projected Economic Growth: http://www.treasury.govt.nz/budget/forecasts/befu2010.

overall impact on market investment from these two channels is assumed to be largely offsetting.

Despite this, investment is expected to be higher in the long run as a result of the tax package owing to the increase in labour and consequently GDP.  This arises because of the need to provide the additional workers with capital to use.  As a result, firms will increase investment.

The tax package is also likely to influence the composition of real GDP.  Consumption is predicted to be higher because income gains from lower taxes are greater in aggregate than the GST increase.  Incomes also increase owing to higher labour force participation and more hours worked.  Market investment is higher owing to a shift from residential investment.  Exports are higher as more investment will be in the tradable sector.

The Budget forecasts assume that the tax package will see house prices around 2% lower than would otherwise have been the case.  Recent weakness in the housing market may have reflected people anticipating changes in this Budget.

The Budget forecasts include a much higher CPI inflation track than in the Half Year Update forecasts.  This is predominantly owing to the increase in GST, but also the incorporation of the increase in tobacco excise taxes.  Inflation is expected to peak at 5.9% in March 2011.  This compares with 3.1% in the absence of the tax changes and is the result of a direct GST impact of 2.0%, a tobacco excise impact of 0.5% and a 0.3% impact owing to stronger domestic demand flowing from the tax changes and a small rise in inflation expectations (although these remain well-anchored).

Fiscal Impacts

Table 1.4 outlines the impact on the operating balance of the different parts of the tax package.  The negative fiscal impact in the first few years is a transitional effect owing to the time required for revenue to accrue from some of the base-broadening measures.  In the final year of the forecast period, the impact on the operating balance is positive, and the tax package is expected to be broadly fiscally neutral taking into account macroeconomic effects.  The adjustment for macroeconomic effects includes the extra tax revenue the Government receives as a result of extra economic growth from the tax package; for example, higher levels of PAYE as more people are working.  It also includes changes to benefit expenses resulting from stronger employment growth because of the labour market effects described above.

Table 1.4 – Fiscal impacts of tax changes in Budget 2010

	Increase (decrease) in operating balance
$ million (rounded to nearest $5m)	2010/11	2011/12	2012/13	2013/14	4-yr total
Personal tax rate cuts	(2,455)	(3,685)	(3,935)	(4,255)	(14,330)
Compensation for GST rate increase	(420)	(585)	(610)	(620)	(2,235)
Company tax cut to 28%	(20)	(340)	(450)	(305)	(1,115)
PIEs & savings vehicles capped at 28%	(15)	(40)	(55)	(60)	(170)
Administration associated with tax package	(10)	—	—	—	(10)
Sub-total of negative impacts on operating balance	(2,920)	(4,650)	(5,050)	(5,240)	(17,860)
GST rate increase(1)	2,040	2,840	2,985	3,160	11,025
Non-compensatory Working for Families changes	5	40	75	65	185
Depreciation measures	140	935	1,000	1,045	3,120
LAQC changes	—	70	65	55	190
Thin capitalisation 60% threshold	—	200	200	200	600
GST base changes	15	60	60	60	195
Tobacco excise rate increases	135	180	210	190	715
Increased audit and compliance activity (net revenue)	120	210	210	205	745
Sub-total of positive impacts on operating balance	2,455	4,535	4,805	4,980	16,775
Sub-total of estimated static impact	(465)	(115)	(245)	(260)	(1,085)
Adjustment for macroeconomic effects	5	25	205	435	670
Total impact on operating balance	(460)	(90)	(40)	175	(415)

(1)          Includes the additional tax revenue generated from spending associated with the static net income gain for households resulting from the tax package

Fiscal Outlook

Core crown revenue expected to recover as taxes respond to a stronger economy

Core Crown revenue is expected to increase from $56.4 billion in the June 2010 year (29.8% of GDP) to $72.9 billion in the June 2014 year (30.7% of GDP), primarily led by the increase in tax revenue described above (Figure 1.6).   Tax revenue is forecast to rebound as the economy recovers, albeit with a lag because of recent weakness in tax revenue and a build-up of losses.

Figure 1.6 – Core Crown expenses and revenue

Source:  The Treasury

Core Crown expenses are expected to grow in absolute terms, but fall as a share of the economy...

Core Crown expenses, which represent the operating spending of the Government excluding State-Owned Enterprises and Crown entities, are forecast to rise from $64.8 billion in the June 2010 year to $77.0 billion in the June 2014 year.  This rise is expected to be driven by:

•             Benefit payments are forecast to increase from $21.4 billion in the June 2010 year to $24.6 billion in the June 2014 year.  The forecast increase in benefit payments over the next four years is owing to: growth in New Zealand Superannuation (NZS) recipient numbers of around 20,000 per annum (Figure 1.7), which on average adds an extra $320 million each year; indexation of social assistance benefit types increases expenses by around $1.7 billion over the next four years; offsetting some of the increase in benefit payments, a decline in Unemployment Benefit and Emergency Benefit recipient numbers from 79,000 to 60,000 as the unemployment rate falls from 7.0% in the June 2010 year to 4.6% in the June 2014 year.

•             Finance costs are forecast to increase from $2.4 billion in the June 2010 year to $4.5 billion in the June 2014 year owing to the flow-on impact to debt servicing costs from the forecast increase in debt.

•             The operating allowance for new spending allocated in Budget 2010 adds around $1.1 billion to expenses in the June 2011 year, primarily in the health and education sectors.(4)  The operating allowance grows at 2% per annum thereafter (eg, $1.12 billion in the June 2012 year) and so adds a further $3.4 billion to expenses by the June 2014 year.

Figure 1.7 – NZS recipient numbers

Source:  Ministry of Social Development

Although expenses rise in absolute terms, they decline as a share of the economy over time.  This decline partly reflects the recovery in the economy.  It also reflects the decision in Budget 2009 to reduce annual operating allowances for new spending to $1.1 billion (growing at 2% per annum after 2010/11).  Core Crown expenses are forecast to rise from 34.2% of GDP to 34.7% in the June 2011 year and then fall to 32.4% by the June 2014 year.

...operating deficits peak in the June 2011 year owing to one-off factors...

As the trend of expenses exceeding revenue continues, significant operating deficits are expected over the forecast period.  The total Crown operating balance (before gains and losses) is expected to be in deficit by $6.9 billion this year (3.7% of GDP).  Operating deficits are forecast to peak at $8.6 billion (4.2% of GDP) in the June 2011 year owing to:

•             the tax package is broadly fiscally neutral by the end of the forecast period, as outlined on page 70.  However, it has a fiscal cost in the June 2011 year (eg, social assistance benefits are compensated for the rise in the GST rate)

•             underlying tax revenue is weaker in the early part of the forecast period (as previously mentioned), and

•             finance costs and some one-off expenditure, including a number of expenses that have been transferred from the current year into next (such as transport spending and Treaty of Waitangi settlements).

By the June 2014 year, operating deficits are expected to fall to $3.0 billion (1.3% of GDP) as a result of a rise in tax revenue (Figure 1.8).  Compared to the Half Year Update, operating deficits are expected to be smaller, reflecting the stronger economic outlook.  The reduction in operating deficits has also flowed through to improvements in the residual cash and net debt position.

(4)              For more details, see page 11 of the Executive Summary.

Figure 1.8 — Total Crown operating balance before gains and losses

Source:  The Treasury

The total Crown operating balance including gains and losses is also in deficit across the forecast period.

The deficit is forecast to be smaller when gains and losses are included because Crown financial institutions such as the New Zealand Superannuation (NZS) Fund are forecasting, on average, to make gains over the forecast period.

The underlying nature of these deficits can be measured by the cyclically-adjusted, or structural, balance, which gauges how much of the operating balance before gains and losses reflects temporary cyclical factors rather than long-lasting factors.  While the cyclically-adjusted deficit is estimated to fall from 4.0% of GDP in the June 2011 year to 1.1% in the June 2014 year, the fact it remains negative means that operating deficits are largely structural.(5)

Table 1.5 — Fiscal forecasts

Year ended 30 June $ billions	2009 Actual	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	2014 Forecast

Core Crown revenue	59.5	56.4	60.3	64.5	68.5	72.9
Core Crown expenses	64.0	64.8	70.7	71.5	74.2	77.0
Core Crown operating balance(a)	-4.5	-8.4	-10.4	-7.0	-5.7	-4.2
Total Crown operating balance(a)	-3.9	-6.9	-8.6	-5.4	-4.4	-3.0
Total Crown operating balance incl. gains & losses	-10.5	-3.2	-7.1	-3.6	-2.4	-0.8
Residual cash	-8.6	-9.1	-13.3	-9.7	-7.5	-6.0
Net debt(b)	17.1	26.6	40.0	49.6	57.1	63.0
Gross debt(c)	43.4	53.8	67.0	69.7	71.6	77.8
Net worth	99.5	96.5	89.4	85.8	83.5	82.6
% of GDP

Core Crown revenue	32.2	29.8	29.6	29.9	30.3	30.7
Core Crown expenses	34.7	34.2	34.7	33.1	32.9	32.4
Core Crown operating balance(a)	-2.5	-4.4	-5.1	-3.2	-2.5	-1.8
Total Crown operating balance(a)	-2.1	-3.7	-4.2	-2.5	-1.9	-1.3
Total Crown operating balance incl. gains & losses	-5.7	-1.7	-3.5	-1.7	-1.1	-0.3
Residual cash	-4.7	-4.8	-6.5	-4.5	-3.3	-2.5
Net debt(b)	9.3	14.1	19.6	23.0	25.3	26.5
Gross debt(c)	23.5	28.4	32.8	32.3	31.7	32.7
Net worth	54.0	50.9	43.9	39.8	37.0	34.8

(5)              For more details, see the Additional Information on the Treasury website.

Notes:	(a) Operating balance before gains and losses
(b) Net core Crown debt excluding the New Zealand Superannuation Fund and advances
(c) Gross sovereign-issued debt excluding Reserve Bank bills and settlement cash

A glossary and longer time series for these variables is provided on page 159.

Source:  The Treasury

…and cash deficits are met by increased borrowing and higher net debt

Residual cash deficits are expected to continue through the forecast period.  The trend is similar to that for operating deficits, peaking in the June 2011 year at $13.3 billion before reducing to $6.0 billion in the June 2014 year.  Overall, the cash deficits total $45.6 billion over the next five years.

The Government is expected to spend close to $21.2 billion on capital over the forecast period.  The capital spending comprises around $8.7 billion to purchase physical assets primarily so that departments can maintain their current level of assets to deliver services.  The Government is also expected to provide loans and capital injections of around $8.9 billion.  Just over half of this funding is to State-Owned Enterprises and Crown entities and is generally used to purchase physical assets in the health, education, housing and transport sectors.  The rest of the funding primarily relates to student loans.

In addition, the Government has set aside $3.6 billion for future new capital spending.  The allowance for new capital spending is $1.39 billion for Budgets 2011 to 2014, which is a reduction from the Half Year Update owing to a portion transferring to the operating allowance.(6)

Table 1.6 — Reconciliation from operating balance to residual core Crown cash

Year ending 30 June $billion	2009 Actual	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	2014 Forecast	5 Year Total
Core Crown revenue	59.5	56.4	60.3	64.5	68.5	72.9
Core Crown expenses	(64.0)	(64.8)	(70.7)	(71.5)	(74.2)	(77.0)
Net surpluses/(deficits) of SOEs and CEs and core Crown gains and losses	(6.0)	5.2	3.3	3.4	3.3	3.3
Operating balance	(10.5)	(3.2)	(7.1)	(3.6)	(2.4)	(0.8)
Net retained surpluses of SOEs, CEs and NZS Fund	5.7	(5.4)	(3.4)	(3.5)	(3.4)	(3.5)
Non-cash items and working capital movements	2.8	3.7	2.2	1.5	2.2	2.6
Net core Crown cash flow from operations	(2.0)	(4.9)	(8.3)	(5.6)	(3.6)	(1.7)
Contribution to NZS Fund	(2.2)	(0.3)	—	—	—	—
Net core Crown cash flow from operations after contributions to NZS Fund	(4.2)	(5.2)	(8.3)	(5.6)	(3.6)	(1.7)	(24.4)
Purchase of physical assets	(1.6)	(2.1)	(2.3)	(1.7)	(1.4)	(1.2)	(8.7)
Advances and capital injections	(2.8)	(1.8)	(2.4)	(1.7)	(1.5)	(1.5)	(8.9)
Forecast for future new capital spending	—	—	(0.3)	(0.7)	(1.0)	(1.6)	(3.6)
Core Crown residual cash	(8.6)	(9.1)	(13.3)	(9.7)	(7.5)	(6.0)	(45.6)

Source:  The Treasury

(6)              For more details, see page 13 of the Executive Summary.

Cash deficits represent the amount the Government has to fund, either by raising debt or reducing financial assets.  Over the forecast period as a whole, cash deficits are expected to raise net core Crown debt from $17.1 billion (9.3% of GDP) in the June 2009 year to $63.0 billion (26.5% of GDP) in the June 2014 year (Figure 1.9).  This represents a large rise in net debt to its highest share of the economy since 1998.  As a proportion of GDP, medium-term projections in the Fiscal Strategy Report show that net debt is expected to continue rising to a peak of 27.4% in the June 2015 year as the operating balance returns to surplus the following year.  The Government’s long-term fiscal objective is for net debt to be brought back to a level no higher than 20% of GDP by the early 2020s, which will ensure New Zealand is well placed to deal with future shocks as well as the spending pressures associated with an ageing population.  In the Fiscal Strategy Report, the net debt target of 20% of GDP is projected to be achieved in the June 2022 year.

Figure 1.9 — Net core Crown debt

Source:  The Treasury

The expected cash shortfall is forecast to be met by additional borrowing and the utilisation of financial assets held by the New Zealand Debt Management Office.  The majority of the borrowing requirement will be met through bond issuance in the New Zealand domestic market (Table 1.7).  Issuance total $52.2 billion over the forecast period (taking the current year into account), a reduction of $1.5 billion from the previous forecast.  After meeting debt maturities, net bond issuances total $33.2 billion (including net non-market issuances to the Earthquake Commission).

Table 1.7 — Net increase in domestic bonds

Year ended 30 June $billion	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	2014 Forecast	Total
Issue of domestic bonds (market)	12.9	12.8	10.6	10.0	5.9	52.2
Repayment of domestic bonds (market)	(4.2)	—	(7.9)	(7.9)	—	(20.0)
Net increase in domestic bonds (market)	8.7	12.8	2.7	2.1	5.9	32.2
Issue of domestic bonds (non-market)	0.8	0.2	1.0	1.0	0.3	3.3
Repayment of domestic bonds (non-market)	(0.7)	—	(0.8)	(0.8)	—	(2.3)
Net increase in domestic bonds (non-market)	0.1	0.2	0.2	0.2	0.3	1.0
Net bond issuance	8.8	13.0	2.9	2.3	6.2	33.2

Source:  The Treasury

Net worth declines because of continued operating deficits

Net worth is forecast to fall from $99.5 billion (54.0% of GDP) in the June 2009 year to $82.6 billion (34.8% of GDP) in the June 2014 year.  The fall reflects the flow-on impact to assets and liabilities from the operating deficits expected over the forecast period.  Although net worth declines, the Government is still expected to increase total assets by around $32 billion over the forecast period.  As part of the overall increase in assets, the Government’s holding of physical assets is expected to increase by around $13.9 billion.  Overall, the Government is expected to buy around $34.2 billion and sell about $0.9 billion of physical assets over the next five years.  The value of physical assets is expected to decline owing to depreciation by around $19.9 billion by the June 2014 year.  A breakdown of net additions and depreciation by segment is shown in Figures 1.10 and 1.11.  Generally, the increase in core Crown and Crown entities’ physical assets is funded from either capital injections or operating funding provided from the Crown.  The increase in SOEs’ physical assets is expected to be driven by utilisation of operating surpluses or by raising debt.  In addition, the forecasts set aside around $3.6 billion in funding for future capital investments over the forecast period.

Figure 1.10 — Net additions of physical assets over 5 years	Figure 1.11 — Depreciation of physical assets over 5 years

Source: The Treasury	Source: The Treasury

Risks and Scenarios

Economic and fiscal forecasts always involve a significant amount of uncertainty.  The first part of this section outlines the key risks to the outlook and the second part shows how some of the most significant risks could play out in two plausible alternative scenarios.

Economic Risks

Key risks continue to surround the global economy...

The extreme risks to the outlook have eased significantly since early 2009, when financial markets and the world economy had yet to trough after the global financial crisis.  Financial markets have since recovered and the world economy has begun to recover.  This recovery could prove to be stronger than incorporated in the main forecasts.  A stronger recovery may occur if emerging economies, especially in Asia, maintain supportive monetary policy.  Faster progress in restoring financial sector strength and rebuilding firm and household balance sheets, as asset prices recover, would lead to a quicker pace of recovery, assisted by higher credit growth.  An earlier return of business and consumer confidence could also provide greater support to investment and consumption.

However, significant downside risks remain.  In developed economies, these include: sovereign-debt issues emerging in parts of the Euro area, which have reached crisis levels in Greece and could worsen significantly and spread to other countries; private demand may fail to take over once public stimulus and stock rebuilding ends; credit may remain constrained; households and firms may undergo a more drastic deleveraging; and continuing weak housing and labour markets could slow the recovery in consumer spending.  The probability of these risks occurring may be low, but any one of them could trigger lower growth in the world economy.  At an extreme, the impact from the next shock could be larger than after the global financial crisis because the world economy is less well positioned now than it was beforehand.

...and commodity prices, drought and the impact of tax reform

The world spot price for New Zealand’s commodity basket as a whole has risen substantially.  Given this increase has been shared across a wider range of products than the previous peak in 2008, it may be less subject to correction.  Nevertheless, there are still risks to export commodity prices.  Upside risks are mainly around growing demand for commodities in emerging markets.  Downside risks include a larger consumer reaction to high prices, if current high prices are only a reflection of temporary factors, or if commodity demand from China is not sustainable.

One of the temporary factors supporting dairy prices is recent drought conditions in New Zealand.  Drought will likely lower agricultural production, particularly for dairy, and there is a risk this impact is larger than anticipated in the main forecasts.

The recovery in New Zealand is also subject to risks.  Current high confidence levels could be signalling a stronger recovery, while recent weakness in actual consumer spending and in the housing market could portend a more subdued upturn.  Once recovery is underway, there are also risks surrounding the rate of potential growth New Zealand can realistically achieve given the weakening of productivity growth over the

2000s.  Recent cyclical volatility and policy changes have created additional uncertainty about longer-term trends.

As discussed on page 61, imbalances built up in the economy over the 2000s.  An abrupt adjustment is possible if foreign investors react to a higher forecast current account deficit, triggering a sharp fall in the exchange rate, or if households curtail spending more sharply in the face of rising interest rates.  House and farm prices are another source of risk.  These asset prices remain very high, and the leverage built upon earlier price rises has not been unwound to any significant extent.

The introduction of the tax package also adds a degree of uncertainty not present a year ago, with the potential for significant changes in the behaviour of firms and households.  A stronger or weaker than forecast growth response to the tax package could also contribute to the upside and downside scenarios.

Upside Scenario

The upside scenario outlined below incorporates a stronger economic recovery led by a faster domestic upturn.  This scenario would be consistent with the tendency of recoveries to be strong and the tendency of forecasters to under-predict their strength.

The domestic economy could recover more strongly than in the main forecasts...

In the upside scenario, the economy rebounds more strongly than in the main forecast, led by higher domestic demand.  In line with high levels of confidence in early 2010, consumer spending and both business and residential investment recover faster than in the main forecast.  The labour market has already strengthened more quickly than expected in these forecasts.  The economy is also assumed to be supported by slightly stronger growth in our trading partners, which would benefit from the same confidence-led recovery as New Zealand in this scenario.  Stronger trading partner growth would provide more support for non-commodity export goods and service exports.

Economic growth in this scenario rebounds more quickly than in the main forecasts to 4.5% and 3.2% in the 2011 and 2012 March years respectively.  Such growth would be expected to lower the unemployment rate more quickly to 4.8% in the March 2012 quarter, compared to 5.5% in the main forecasts.  The larger-than-expected fall in unemployment in the March 2010 quarter provides support to this scenario.  A key aspect of the upside scenario is that inflation is also likely to be higher than in the main forecasts as a result of stronger domestic demand.  There may also be a greater impact on prices from policy changes than assumed in the main forecasts; for example, if inflation expectations are affected to a greater extent.  Annual CPI inflation is 6.5% at March 2011 and 3.5% a year later in this scenario compared to 5.9% and 2.4% respectively in the main forecasts.

The nominal economy is larger in the upside scenario because of stronger real activity and higher inflation.  Compared to the main forecasts, nominal GDP over the 2010 to 2014 June years is around $22 billion (2%) higher.  The larger nominal economy results in higher tax revenue relative to the main forecast, reflecting higher personal and corporate income taxes owing to higher incomes, more GST results from stronger domestic demand and a larger increase in tax on interest income as interest rates rise by more.

Table 1.8 — Key economic and fiscal features of the upside scenario

(Annual average % change, Year ended 31 March)	2009 Actual	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	2014 Forecast
Real GDP components:
Private consumption	-1.1	0.6	3.8	2.0	1.9	1.9
Residential investment	-22.8	-9.9	23.2	12.8	6.5	3.2
Market investment	-1.9	-10.2	12.0	10.0	1.4	1.2
Gross national expenditure	-1.6	-3.2	7.2	4.5	2.4	1.7
Exports of goods and services	-3.4	2.8	2.4	6.2	3.7	2.7
Imports of goods and services	-4.7	-9.9	10.8	10.7	4.1	0.5

GDP (production measure)	-1.4	-0.2	4.5	3.2	2.5	2.5
Unemployment rate(1)	5.0	7.1	5.8	4.8	4.6	4.4
90-day bank bill rate(2)	3.7	2.7	4.3	5.4	6.1	6.4
TWI(2)	53.7	65.3	65.9	64.0	58.6	53.8
CPI(3)	3.0	2.2	6.5	3.5	2.9	2.7
Current account balance (% GDP)	-7.9	-2.6	-4.4	-6.1	-7.3	-7.5
Nominal GDP level (deviation from main forecast, $billion)	0.0	0.1	3.0	5.6	5.9	5.7

(% of GDP, Year ended 30 June)

Operating balance before gains and losses	-2.1	-3.6	-3.7	-1.7	-1.2	-0.5

Net core Crown debt	9.3	14.0	18.8	21.3	22.9	23.5

Notes:	(1)	Percent of labour force, March quarter, seasonally adjusted
	(2)	Average for March quarter, actual for 2010
	(3)	Annual percentage change, March quarter

Sources:  Statistics New Zealand, Reserve Bank of New Zealand, the Treasury

…but not by enough to return operating balances to surplus in the forecast horizon

Government expenses are only slightly lower than in the main forecasts.  While there are fewer people on the unemployment benefit in this scenario, higher inflation adjustments for benefits and the impact of higher inflation and wage growth on superannuation payments would see overall benefit payments rise.  This is offset by lower debt-servicing costs as a result of lower debt levels.

With higher tax revenue, the operating deficit would be slightly smaller than in the main forecast at 3.7% in the June 2011 year and would fall more quickly over the following three years.  With smaller deficits in the upside scenario, net core Crown debt would be expected to rise by less than in the main forecasts, rising to a peak of 23.5% in the June 2014 year.  However, operating deficits remain over the forecast period in this scenario and net debt continues to rise, despite the stronger economic recovery.

Downside Scenario

The downside scenario centres on risks to the global recovery.  It considers a more subdued recovery in the world and domestic economy as a result of lingering impacts from the global financial crisis on, for example, confidence and credit availability.

Table 1.9 — Key economic and fiscal features of the downside scenario

(Annual average % change, Year ended 31 March)	2009 Actual	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	2014 Forecast
Real GDP components:
Private consumption	-1.1	0.6	2.5	0.7	2.1	2.2
Residential investment	-22.8	-9.9	21.2	10.4	7.6	5.9
Market investment	-1.9	-10.4	4.2	3.9	7.2	5.5
Gross national expenditure	-1.6	-3.3	5.0	2.4	3.4	2.7
Exports of goods and services	-3.4	2.8	1.2	4.0	3.3	3.9
Imports of goods and services	-4.7	-9.9	8.1	5.8	4.2	2.0

GDP (production measure)	-1.4	-0.3	2.8	2.0	3.3	3.4
Unemployment rate(1)	5.0	7.1	6.3	6.2	5.8	5.0
90-day bank bill rate(2)	3.7	2.7	4.3	4.6	5.0	5.6
TWI(2)	53.7	65.3	63.8	61.1	55.9	51.6
CPI(3)	3.0	2.2	5.8	1.9	2.0	2.3
Current account balance (% GDP)	-7.9	-2.6	-4.5	-6.4	-7.3	-7.9
Nominal GDP level (deviation from main forecast, $billion)	0.0	0.0	-1.1	-5.4	-7.0	-7.0

(% of GDP, Year ended 30 June)

Operating balance before gains and losses	-2.1	-3.7	-4.4	-3.3	-3.0	-2.3

Net core Crown debt	9.3	14.1	20.0	24.6	27.9	30.1

Notes:	(1)	Percent of labour force, March quarter, seasonally adjusted
	(2)	Average for March quarter, actual for 2010
	(3)	Annual percentage change, March quarter

Sources:  Statistics New Zealand, Reserve Bank of New Zealand, the Treasury

A weaker global economy would impact on New Zealand’s trade and earnings...

In the downside scenario, recent signs of a rebound in world growth prove to be premature as renewed weakness takes hold in late 2010.  Trading partner growth is assumed to be 2.8% in 2010 and 3.0% in 2011 compared to 3.7% in each year in the main forecasts.  The level of GDP in our trading partners is around 2% lower at the end of the forecast period compared to the main forecasts.  A number of factors could drive such a downside scenario, including the economic risks discussed above.  For example, an escalation and spread of the sovereign-debt crisis in Greece would require significant adjustment by the economies directly affected and knock-on effects for others, or unanticipated shocks could slow growth in emerging Asia.  It is important to note that, although significant, this downside scenario as modelled is not on the scale of the global financial crisis.

The main effect of the downside scenario on the New Zealand economy is lower terms of trade.  Weaker global demand is assumed to flow through to significantly lower prices for New Zealand’s exports compared to the main forecast.  This reduces incomes in the domestic economy and hampers the recovery in New Zealand.  A tightening of global credit conditions also contributes to a more subdued upturn by raising the cost of credit and reducing domestic investment.  Lower confidence and weaker credit growth lead to a fall in house prices in real terms of more than 7% in the year to March 2011.

The largest impact on the New Zealand economy is felt in the March 2012 year when growth eases again to 2.0%, down from 2.8% in the March 2011 year.  Economic growth is slightly higher in the subsequent two years as interest rates are lowered, the exchange rate declines more rapidly and world growth recovers slightly.  Nevertheless, the unemployment rate would be expected to remain above 6% for an extra 5 quarters compared with the main forecasts.  A combination of weaker terms of trade, weaker real activity and subdued inflation results in lower nominal GDP compared to the main forecast.  Under the downside scenario, the level of nominal GDP is predicted to be around $22 billion (2%) lower than in the main forecast over the 2010 to 2014 fiscal years.

…and lower tax revenue while raising operating deficits and net debt

Tax revenue is lower in the downside scenario than in the main forecasts because weaker incomes and domestic demand flow through to income tax and GST revenue.  More people would receive benefits in the downside scenario, but the adjustments to benefit rates because of inflation would be lower.  The operating deficit under the downside scenario in the June 2011 year is 4.4% of GDP and declines more slowly to 2.3% of GDP by 2014.  Larger deficits relative to the main predictions mean borrowing would be higher under the downside scenario and would result in net debt peaking at around 30% of GDP by the June 2014 year.  Such a scenario illustrates an outlook similar to that in Budget 2009.  Those forecasts, made near the trough of the world economic downturn, foresaw a rise in projected net core Crown debt to around 30% of GDP in the June 2013 year.

Fiscal Sensitivities

The scenarios set out alternative paths for the fiscal position based on plausible economic drivers.  In contrast, Table 1.10 provides some “rules of thumb” on the sensitivities of the fiscal position to changes in specific variables without identifying the drivers of change.

Table 1.10 — Fiscal sensitivity analysis

Year ended 30 June ($ million)	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	2014 Forecast
1% lower nominal GDP growth per annum on
Tax revenue	(525)	(1,090)	(1,750)	(2,465)	(3,255)
Revenue impact of a 1% decrease in growth of
Wages and salaries	(255)	(460)	(710)	(1,005)	(1,350)
Taxable business profits	(125)	(265)	(415)	(575)	(745)
One percentage point lower interest rates
Interest income	(42)	(158)	(118)	(89)	(24)
Expenses	(33)	(253)	(371)	(470)	(538)
Impact of interest rates on the operating balance	(9)	95	253	381	514

Source:  The Treasury

Finalisation Dates and Assumptions for the Forecasts

Economic and fiscal forecasts — finalisation dates

Economic forecasts	16 April

Tax revenue forecasts	23 April

Fiscal forecasts	4 May

Text finalised	11 May

Economic Forecast Assumptions

Policy — The tax reform package in Budget 2010 has a significant impact on the economy over the forecast period.  Details of this impact are in a separate box on pages 68 to 70.  Of other policy changes, the Emissions Trading Scheme (ETS) is assumed to raise the Consumers Price Index (CPI) by about 0.4% in the June 2011 year as the ETS impacts on the price of stationary energy (eg, coal, gas and geothermal) and fuel prices, with a further impact of about 0.4% in the 2013 calendar year as the transition phase ends.  A further impact on the CPI is expected from higher ACC levies on motorists estimated at 0.1% in the September 2010 quarter.

Trading partner growth — The global outlook has continued to be revised upwards.  After an estimated contraction of 0.9% in 2009, the economies of New Zealand’s top-12 trading partners are expected to grow 3.7% in each of 2010 and 2011 before averaging 3.5% per annum in the final three years of the forecast period.  These are slightly higher in the near term than growth rates in Consensus Forecasts for April 2010.

Global inflation and interest rates — Inflation declined dramatically in 2009 from the previous year in most economies.  The outlook is for global inflation to rise as the recovery in the world economy progresses.  In this inflation environment, interest rates are expected to be gradually normalised over the forecast period.

Oil prices — The average price of West Texas Intermediate (WTI) oil on a quarterly basis rose to US$79/barrel in the March 2010 quarter.  Based on the average futures prices for WTI oil in early April 2010, the price of oil is assumed to rise to around US$91/barrel by the end of the forecast period.  At this point, the oil price assumption is approximately 5% above that assumed in the Half Year Update.

Figure 1.12 — WTI oil prices

Sources:  Datastream, the Treasury

Terms of trade — The merchandise terms of trade, as measured in the System of National Accounts (SNA), are estimated to rise over the forecast period to be around 10% higher in the June 2014 quarter than in the December 2009 quarter.  This is around 2% higher than in the Half Year Update 2009.

Monetary conditions — The New Zealand dollar exchange rate is assumed to remain at its March 2010 quarter level of 65.3 on the Trade Weighted Index (TWI) throughout 2010.  The TWI is then assumed to depreciate gradually from early 2011 to 53.2 at the end of the forecast period.  Ninety-day interest rates are expected to rise to 3.3% in the September quarter of 2010 and 4.8% a year later and continue to increase to 5.8% by the end of the forecast period.

External migration — The net inflow of permanent and long-term migrants is assumed to decrease to 10,000 per annum by early 2012, down from 21,000 in the year to March 2010.

Fiscal Forecast Assumptions

The fiscal forecasts are based on assumptions and judgements developed from the best information available on 4 May 2010, when the forecasts were finalised.  Actual events are likely to differ from some of these assumptions and judgements.  Furthermore, uncertainty around the forecast assumptions and judgements increases over the forecast period.  Significant tax reform in Budget 2010 adds additional uncertainty to the economic and fiscal forecasts.

The fiscal forecasts are prepared on the basis of underlying economic forecasts.  Such forecasts are critical for determining revenue and expense estimates.  For example:

•             A nominal GDP forecast is needed in order to forecast tax revenue.

•             A forecast of CPI inflation is needed because social assistance benefits are generally indexed to inflation.

•             An unemployment forecast is needed to underpin the projected number of Unemployment Benefit recipients.

•             Forecasts of interest rates are needed to forecast finance costs, interest income and discount rates.

A summary of the key economic forecasts that are particularly relevant to the fiscal forecasts is provided in the table below (on a June-year-end basis to align with the Government’s balance date).

Table 1.11 — Summary of key economic forecasts used in fiscal forecasts

	2009/10		2010/11	2011/12	2012/13	2013/14
June years	Half Year Forecasts	Budget Forecasts	Budget Forecasts	Budget Forecasts	Budget Forecasts	Budget Forecasts
Real GDP (P) (ann avg % chg)	0.7	0.9	3.3	3.1	2.9	3.1
Nominal GDP (E) ($m)	184,466	189,526	203,876	215,722	225,820	237,609
CPI (annual avg % change)	2.1	2.1	4.8	3.1	2.4	2.5
Govt 10-year bonds (ann avg %)	5.8	5.9	5.9	5.9	5.9	6.0
5-year bonds (ann avg %)	5.0	5.1	5.5	5.7	5.8	5.9
90-day bill rate (ann avg %)	2.9	2.8	3.9	5.1	5.4	5.6
Unemployment rate (ann avg %)	6.9	7.0	6.4	5.6	5.1	4.6
Employment (ann avg % change)	-1.9	-1.7	0.9	2.1	2.0	2.1
Current account (% of GDP)	-3.6	-3.2	-5.0	-6.3	-7.1	-7.2

In addition there are also a number of other key assumptions that are critical in the preparation of the fiscal forecasts.

Government decisions	Incorporate government decisions up to 4 May 2010.

Tax package

Estimated second-round macroeconomic effects of the tax package have been incorporated into the tax, benefit and debt servicing forecasts.  There is uncertainty associated with the full impact of the policy changes on the fiscal position, so there is a risk there could be additional impacts not captured in the fiscal forecasts.

Operating allowance	Net $1.1 billion in 2010/11, growing by the rate of 2% per annum for subsequent Budgets.

Capital allowance	$1.39 billion in Budget 2011, 2012, 2013 and 2014 allocated as follows over the forecast period:

	$billions	09/10	10/11	11/12	12/13	13/14

	Contingency	—	0.12	0.02	—	0.33

	Budget 11	—	0.16	0.56	0.30	0.26

	Budget 12	—	—	0.16	0.56	0.30

	Budget 13	—		—	0.16	0.56

	Budget 14	—			—	0.16

	Total	—	0.28	0.74	1.02	1.61

Investment rate of returns	Incorporate the actual results to 28 February 2010. Beyond the June 2010 year, gains on financial instruments are based on long-term benchmark rate of returns for each portfolio.

Finance cost on new bond issuances	Based on 5-year rate from the central economic forecasts and adjusted for differing maturity.

Top-down adjustment	Top-down adjustment to operating and capital as follows:

	$billions	09/10	10/11	11/12	12/13	13/14

	Operating	0.46	0.41	0.06	0.06	0.06

	Capital	0.13	0.30	—	—	—

	Total	0.59	0.71	0.06	0.06	0.06

Borrowing requirements	The forecast cash deficits will be met by reducing financial assets and issuing debt.

Property, plant and equipment

For the purposes of the forecast financial statements, no revaluations of property, plant and equipment are projected beyond the current year. Valuations as recorded for the 2009 annual financial statements and any additional valuations that have occurred up to 28 February 2010 are included in these forecasts. A number of revaluation exercises are currently underway and are planned to be completed in time for the 2010 annual financial statements (published in early October). The results of these valuations are, therefore, not reported in these forecast financial statements.

Student loans

The carrying value of student loans is based on a valuation model adapted to reflect current student loans policy. As such, the carrying value over the forecast period is sensitive to changes in a number of underlying assumptions, including future income levels, repayment behaviour and macroeconomic factors such as inflation and discount rates used to determine the effective interest rate for new borrowers. Any change in these assumptions would affect the present fiscal forecast.

Government Superannuation Fund and ACC liabilities

The Government Superannuation Fund and ACC liabilities included in these forecasts have been valued as at 28 February 2010 and 31 December 2009 respectively, with the ACC valuation being adjusted for the 31 March 2010 discount rate. Both liabilities are valued by projecting future cash payments, and discounting them to present value. These valuations rely on historical data to predict future trends and use economic assumptions such as inflation and discount rates. Any change in actual payments or economic assumptions would affect the present fiscal forecast. For example, if the discount rate decreases, the value of the liabilities would increase.

The Government Superannuation Fund’s assets are offset against the gross liability and have been updated to reflect market values at 28 February 2010. The value of assets over the forecast period reflects long-run rate of return assumptions appropriate to the forecast portfolio mix.

Emissions Trading Scheme (ETS)

The forecasts have been prepared in accordance with current government ETS policies and the effects of these policies over commitment period 1 (CP1) (2008 to 2012). Details of current climate change policies are listed at:

www.mfe.govt.nz/issues/climate/policies-initiatives

The carbon price assumption is constant at €10.75 with an exchange rate of 0.5298 (a carbon price of NZ$20.29). The forecast assumes a 67% uptake of post-1989 foresters into the ETS over CP1.

Beyond 2012, ETS net revenues have been modelled as neutral (revenues equal expenses), as New Zealand currently has no international commitments beyond this period. Net revenue (the value of credits received after free allocation of credits to participating industries and after meeting future emissions liabilities) is assumed to be recycled back to the public through fiscally equivalent, unspecified tax reductions or spending increases.

Kyoto position

The Kyoto position included in fiscal forecasts reflects the Government’s obligation for CP1, which is for the period 2008 to 2012. Base case projections beyond 2012 do not incorporate a quantitative estimate of any net emissions position that may eventuate from New Zealand’s obligations under future international climate change agreements.

NZS Fund contributions	A $250 million contribution in 2009/10 and no contribution is assumed in the forecast period beyond the 2010 fiscal year.

Fiscal Risks

Introduction

This chapter describes the fiscal risks to the Government, including specific fiscal risks, and contingent liabilities, and notes charges against the fiscal forecasts.

Legislative Requirements

The Public Finance Act 1989 (PFA) requires an Economic and Fiscal Update to incorporate, to the fullest extent possible consistent with the limits on disclosure requirements set out below, all government decisions and other circumstances that may have a material effect on the fiscal and economic outlook.  If the fiscal implications of government decisions and other circumstances can be quantified for particular years with reasonable certainty, these fiscal implications must be included in the forecast financial statements.  If the fiscal implications of government decisions and other circumstances cannot be quantified for particular years with reasonable certainty, those government decisions or other circumstances must be disclosed in the statement of specific fiscal risks.

The PFA requires the Minister of Finance and the Secretary to the Treasury to sign a statement of responsibility for each Economic and Fiscal Update that:

•             the Minister of Finance has communicated to the Secretary to the Treasury before the Economic and Fiscal Update is finalised, all policy decisions with material economic or fiscal implications that the Government has made, and all other circumstances with material economic or fiscal implications of which the Minister is aware, and

•             the Secretary to the Treasury has incorporated in the Economic and Fiscal Update the fiscal and economic implications of those decisions and other circumstances, using the Treasury’s best professional judgement (on the basis of the economic and fiscal information available to the Treasury on the day before the Economic and Fiscal Update was finalised).

The PFA also requires the statement of specific fiscal risks of the Government to disclose the rules used to determine what is and what is not a specific fiscal risk.

The PFA requires that the fiscal forecasts must be prepared in accordance with generally accepted accounting practice (GAAP).

FRS-42 Prospective Financial Statements provides GAAP guidance for preparing fiscal forecasts.  The general principle of the standard is that forecasts should be prepared using the best information that is reasonable and supportable.  To ensure the accuracy of the fiscal forecasts the forecast assumptions:

•             are based on the best information that is available at the time the forecasts are prepared (eg, latest economic conditions)

•             are consistent with the current plans of the Government (eg, include current policies and other policies the Government is considering), and

•             have a reasonable and supportable basis (eg, events are probable and measurable).

There will always be an element of judgement surrounding the assumptions that are made in preparing the fiscal forecasts.  To provide a more comprehensive picture of the fiscal position FRS-42 also requires disclosure of factors that may lead to a material difference between the forecasts and the actual results.  This includes matters such as new policies the Government may be considering and sensitivity around key assumptions (eg, economic conditions).

Criteria and Rules for Disclosure in the Fiscal Forecasts or as Specific Fiscal Risks

All government decisions and other circumstances that may have a material effect on the fiscal and economic outlook are considered against the criteria and rules set out below to determine if they are to be incorporated into the fiscal forecasts, disclosed as specific fiscal risks or, in some circumstances, excluded from disclosure.

Criteria for including matters in the fiscal forecasts

Matters are incorporated into the fiscal forecasts provided they meet all of the following criteria:

•             The quantum is more than $10 million in any one year.

•             The matter can be quantified for particular years with reasonable certainty.

•             A decision has been taken; or a decision has not yet been taken, but it is reasonably probable(7) the matter will be approved, or it is reasonably probable the situation will occur.

Additionally, any other matters may be incorporated into the forecasts if the Secretary to the Treasury considers, using his or her best professional judgement, that the matters may have a material effect on the fiscal and economic outlook and are certain enough to include in the fiscal forecasts.

Rules for the disclosure of specific fiscal risks

Matters are disclosed as specific fiscal risks if:

•             the likely cost is more than $10 million in any one year, and either

•             a decision has not yet been taken, but it is reasonably possible(8) (but not probable) that the matter will be approved or the situation will occur, or

•             it is reasonably probable that the matter will be approved or the situation will occur, but the matter cannot be quantified for or assigned to particular years with reasonable certainty.

(7)    For these purposes “reasonably probable” is taken to mean that the matter is more likely than not to be approved within the forecast period (by considering, for example, whether there is a better than 50% chance of the matter occurring or being approved).

(8)    For these purposes “reasonably possible” is taken to mean that the matter might be approved within the forecast period (by considering, for example, whether there is a 20% to 50% chance of the matter occurring or being approved).

Additionally, any other matters may be disclosed as specific fiscal risks if the Secretary to the Treasury considers, using his or her best professional judgement, that the matters may have a material effect (more than $10 million in any one year) on the fiscal and economic outlook, but are not certain enough to include in the fiscal forecasts.

Exclusions from disclosure

Matters are excluded from disclosure as specific fiscal risks if they fail to meet the materiality criteria (ie, are less than $10 million in every year), or if it is unlikely(9) they will be approved or occur within the forecasting period.

Additionally, the Minister of Finance may determine that an item included in the fiscal forecasts or a specific fiscal risk not be disclosed, if such disclosure would be likely to:

•             prejudice the substantial economic interests of New Zealand

•             prejudice the security or defence of New Zealand or international relations of the Government

•             compromise the Crown in a material way in negotiation, litigation or commercial activity, or

•             result in a material loss of value to the Crown.

Furthermore, the Minister of Finance has to determine that there is no reasonable or prudent way the Government can avoid this prejudice, compromise or material loss by making a decision on the fiscal risk before the finalisation of the forecasts, or by disclosing the forecast item or fiscal risk without reference to its fiscal implications.

Information Relating to all Disclosed Risks

Allowances for additional operating and capital spending in future Budgets are incorporated into the fiscal forecasts.  From Budget 2011 the operating allowance is set at $1.12 billion per Budget (grown forward at 2% per annum) and the capital allowance is $1.39 billion per Budget from 2011 to 2014.

The risks outlined in this chapter, should they eventuate, would only have an effect on the operating balance and/or net debt to the extent that they were not funded from within the allowances, by reprioritising existing expenditure or through third-party revenue.

Policy options for many risks require further development, and the quantum of the risk is often uncertain.  Consequently, the final cost or saving may differ from the amounts disclosed in this chapter.

Charges Against the Fiscal Forecasts

The PFA requires that if the fiscal implications of government decisions and other circumstances can be quantified for particular years with reasonable certainty, these fiscal

(9)    For these purposes “unlikely” is taken to mean that the matter will probably not be approved within the forecast period (by considering, for example, whether there is a less than 20% chance of the matter occurring or being approved).

implications must be included in the forecast financial statements.  This applies irrespective of whether or not a decision has been taken by the Government to provide additional funding for the matter.

Based on the criteria outlined in pages 86 and 87, none of the risks outlined in this chapter are considered probable enough to be included as charges against the fiscal forecasts.

Specific Fiscal Risks

The matters listed below are disclosed as specific fiscal risks as they meet the rules for disclosure outlined on pages 86 and 87 above.

Quantified and unquantified risks are listed separately.  Within each list the risks have been categorised as new or changed/unchanged since the last Economic and Fiscal Update.

Risks are unquantified if the amount of the risk is unknown, or if the matter is partially disclosed as an unquantified risk (as full disclosure would be likely to prejudice New Zealand’s substantial economic interests, security, defence or international relations; or compromise the Crown in a material way in negotiation, litigation or commercial activity; or result in a material loss of value to the Crown).

Fuller descriptions of the risks listed below are included on pages 94 to 103.

Quantified Risks

If they were to eventuate the risks outlined in these tables would, to the extent that they cannot be funded from future budget allowances, by reprioritising existing expenditure or through third-party revenue, impact the Government’s forecast financial position (as indicated in the table below).

A negative fiscal impact means an increase in net debt and possibly a decrease in the operating balance.

Quantified risks as at 4 May 2010	Impact on fiscal position	Value of risk

New risks

Economic Development — Venture Investment Fund underwrite	Negative	$40m

Justice — Auckland Courthouse Capital Programme	Negative	$160m

Ministerial Services — Rugby World Cup Visits Programme	Negative	$4m per annum and $12m one-off

Transport — Support for New Zealand Railways Corporation (KiwiRail) Business Strategy	Negative	$500m

Changed risks

Communications — Broadband Investment	Negative	$1b capital

Corrections — Community Probation and Psychological Services	Negative	$24m capital and $30m operating

Corrections — Prison Construction	Negative	$412m capital and $63m operating

Quantified risks as at 4 May 2010	Impact on fiscal position	Value of risk

Education, Social Development, Health and Revenue — Medical Training Places	Negative	$12m operating per annum

Immigration — Immigration New Zealand Change Programme	Negative	$63m over 4 years

Justice — Review of the Legal Aid System	Negative	$274m

Police — Digital Radio Network Phase 2	Negative	$150m

Unchanged risks

Defence Force — Future Operationally Deployed Forces Activity	Negative	$30m operating

Defence Force — Sale of Skyhawks and Aermacchi Trainers	Positive	$130m

Education — Broadband Investment: Schools	Negative	$150m to $235m

Finance — Crown Overseas Properties	Negative	Preliminary cost estimates total $150m over the period 2009/10 to 2013/14

Health — Additional WellChild Visits	Negative	$15.4m per annum

Immigration — Re-development of Mangere Refugee Centre	Negative	$5m operating and $25m capital

Unquantified Risks

If they were to eventuate the risks outlined in these tables would, to the extent that they cannot be funded from future budget allowances, by reprioritising existing expenditure or through third-party revenue, impact the Government’s forecast financial position (as indicated in the table below).

A negative fiscal impact means an increase in net debt and possibly a decrease in the operating balance.

Unquantified risks as at 4 May 2010	Impact on fiscal position

New risks

ACC — Levies and Non-Earners’ Account	Positive or Negative

Broadcasting — Digital Switchover	Negative

Climate Change — Finance for Developing Countries	Negative

Finance — Electricity Reforms	Negative

Housing — State Housing Tenancy Management	Negative

Research, Science and Technology — Research Infrastructure	Negative

Revenue — Review Tax Treatment of Fitout of Commercial and Industrial Buildings	Positive or Negative

Revenue — Reviews Stemming from Budget 2010 Tax Changes	Positive or Negative

Transport — Changes to Penalties for Driving Offences	Negative

Changed risks

Unquantified risks as at 4 May 2010	Impact on fiscal position

Economic Development — Large Budget Screen Production Fund	Negative

Education — Additional Funding for School Property	Negative

Health — Caregiver Employment Conditions	Negative

Health — H1N1 Pandemic	Negative

Health — Payment of Family Caregivers	Negative

Unchanged risks

Climate Change — ETS and International Climate Change Obligations	Positive or Negative

Defence Force — Defence Review	Negative

Education — School Operational Grants	Negative

Education — Additional Funding for Defective School Buildings	Negative

Education — Early Childhood Education Participation	Negative

Finance — Crown Retail Deposit Guarantee Scheme	Negative

Finance — Government Commitments to International Financial Institutions	Negative

Finance — New Zealand Post Equity Injection to Fund Expansion	Negative

Health — District Health Board Deficits	Negative

Housing — Hobsonville Urban Development	Negative

Housing — Weathertight Homes	Negative

Revenue — Cash Held in Tax Pools	Negative

Revenue — Charitable Giving	Negative

Revenue — Child Support - Shared Care	Negative

Revenue — Imputation	Negative

Revenue — International Tax Review	Negative

Revenue — Redesigning Business Processes at Inland Revenue	Positive

Revenue — Potential Tax Policy Changes	Positive or Negative

Revenue — Tax Issues Relating to Auckland Governance Reform	Positive or Negative

Transport — Tauranga Eastern Corridor	Negative

Risk to Third-Party Revenue	Negative

State Sector Employment Agreements	Negative

Reviews of the Delivery of Public Services	Positive

Risks Removed Since the 2009 Half Year Economic and Fiscal Update

The following risks have been removed since the 2009 Half Year Economic and Fiscal Update:

Expired risks	Reason

ACC — Levy increases	2010/11 levies are now finalised and their effect is included in the forecasts

Customs — Joint Border Management System Replacement	Systems development is being funded in Budget 2010

Expired risks	Reason

Defence Force — Project Protector Warranty Issues	Project Protector mediation now complete and full and final warranty payments confirmed

Education — Early Childhood Education Ratio Changes	No longer likely

Education — School Staffing Entitlements	Decision taken in Budget 2010

Education — Demand for Tertiary Education	Decision taken in Budget 2010

Education — Early Childhood Education Funding	Decision taken in Budget 2010

Education — Integrated School property	Decision taken in Budget 2010

Education — Te Whare Wānanga o Awanuiārangi	Decision taken in Budget 2010

Education — Trades Academies	No longer meets $10m threshold for disclosure

Finance — New Zealand Superannuation Fund	No longer likely

Health — Funding Increase for Subsidised Medicines	No longer likely

Health — National systems development programme	Programme no longer running, no further funding sought

Housing — Tamaki	No longer likely

Justice — Greater Auckland Service Delivery Strategy	Included in Budget 2010 contingencies for Audio Visual Links and Criminal Procedure Simplification

Justice — Family Court Professional Services	Funded as an initiative in the Justice Allocation in Budget 2010

Revenue — Goods and Services Tax - Business to Business Transactions	Revenue increases have been incorporated within baselines

Revenue - KiwiSaver	Has been included in the fiscal forecast assumptions

Revenue - Mutual Recognition and the Australian Tax Review	No longer likely

Revenue — Possible Structural Tax Changes	This risk is superseded by the Budget 2010 tax package

Revenue — Reducing Compliance Costs for Small- and Medium-sized Enterprises	No longer likely

Revenue — Reinstatement of Deferred Tax Cuts	This risk is superseded by the Budget 2010 tax package

Revenue — Revenue Implications of Recommendations from the Capital Market Development Taskforce	Recommendations have been published, risk now incorporated in “Potential Tax Changes” risk

Revenue — Tax Treatment of Social Assistance Programmes	This risk is superseded by the Budget 2010 tax package

Social Development — Increasing the Abatement-Free Income Threshold	The Government has agreed to increase the abatement-free threshold as part of the Future Focus package of benefit reforms

State Services — KiwiSaver Contribution	Covered by generic risk and included in forecasts

Tourism — Investment in Tourism Infrastructure	No longer likely

Transport — NZRC Operating Support and Loans	Superseded by KiwiRail risk

Statement of Specific Fiscal Risks

ACC — Levies and Non-Earners’ Account (new, unquantified risk)

Changes in tax settings and ACC’s financial performance affect the Crown’s levy income and liability for claims.  The lag between half-yearly liability valuation and annual decisions on levies means that future levy rates may differ from current levels, with either a positive or negative impact on revenue.

Broadcasting — Digital Switchover (new, unquantified risk)

The Government is planning to announce a date for digital switchover (DSO) when take-up of digital TV reaches 75% or 2012, whichever is the earlier.  Depending on the date chosen for DSO, and the level of any direct support that the Government chooses to provide to assist smooth transition and thereby ensure that maximum potential economic benefit is realised, there may be a negative impact on the operating balance.

Climate Change — ETS and International Climate Change Obligations (unchanged, unquantified risk)

There is uncertainty in the level of fiscal impact associated with the Kyoto obligation over the 2008-2012 first commitment period. The net impact of variables including carbon prices, levels of net emissions, the uptake of post-1989 foresters and allocation levels to emitters are highly uncertain and could change the Government’s costs significantly. A review of the Emissions Trading Scheme (ETS) in 2011 may also have fiscal implications. The Government may need to purchase emission units to meet its obligations under the Climate Change Response Act 2002 and the Kyoto protocol, with a corresponding impact on net debt.

After the first commitment period, no rights or obligations are forecast in the Government’s accounts for any post-2012 international climate change agreement, given the Government has yet to ratify any such agreement and the high levels of uncertainty around its potential nature and size.  Also, the effect of the ETS, which transfers the impact of the world price of carbon through the economy, will mitigate the fiscal impact of such an agreement.  Any agreement entered into will need to be recognised at the time, alongside forecast ETS revenues and expenses.

Climate Change — Finance for Developing Countries (new, unquantified risk)

There is an international expectation that developed countries, including New Zealand, contribute finance to developing countries to support adaptation and mitigation. Globally, contributions are likely to be in the order of tens to hundreds of US billions of dollars per year from this year onward. Following the Copenhagen climate change negotiations in 2009, New Zealand associated with the Copenhagen Accord. In the Accord, developing countries committed to contribute finance to developing countries to support mitigation and adaptation, collectively approaching US$30 billion over 2010-2012 and US$100 billion per annum by 2020. New Zealand’s contribution as a portion of this finance is currently uncertain.

Communications — Broadband Investment (changed, quantified risk)

The Government has committed to spend $1.5 billion on a new broadband network delivering “ultra fast” broadband services. Of this amount, $290 million has been appropriated through Budget 2009 and $258 million through Budget 2010. The timing and amount of further funding has not yet been determined.

Corrections — Community Probation and Psychological Services (changed, quantified risk)

The 2009-2017 Criminal Justice Forecast predicts a significant increase in the number of sentences and orders served in the community over the forecast period. The Department of Corrections estimates that this would require an additional 497 Probation Officers, Programme Facilitators and Psychologists over the forecast period based on current levels of service delivery. This size of this risk has decreased since the last Economic and Fiscal Update because the Department is able to absorb part of the increase within baselines. The Department now estimates that it will require an additional $30 million operating by 2013/14 and additional capital funding of $24 million.

Corrections — Prison Construction (changed, quantified risk)

The Government is considering options to address forecast growth in the prison population. Under current policy settings, the Department of Corrections faces prison capacity demands over the next 10 years. The Department has developed a plan to respond to this demand by increasing prison capacity and replacing capacity that is at the end of its life. The first stage of this plan (a new prison at Wiri and expansion of Mt Eden Prison) received funding in Budget 2010. If the Government chooses to fund the remainder of this plan, it would cost up to an additional $412 million capital over the next 10 years and $63 million operating per annum by 2018/19. These figures are subject to change depending on the procurement methods chosen by the Government.

Defence Force — Defence Review (unchanged, unquantified risk)

The Government has approved terms of reference for a Defence Review and subsequent Defence White Paper. This process is expected to be completed by 30 September 2010. Included in the Defence Review is an examination of financial management procedures to meet the long-term defence funding requirements. The Defence Review is likely to present a range of options with different funding implications.

Defence Force — Future Operationally Deployed Forces Activity (unchanged, quantified risk)

There are currently over 400 New Zealand Defence Force personnel deployed overseas on peace-keeping and United Nations missions. Maintaining existing deployment levels would result in an increased annual operating balance impact of some $30 million from 2011/12 subject to any decisions to change existing deployments. The forthcoming White Paper on Defence expected to be completed by 30 September 2010 will consider future funding requirements for a range of operational commitments in the context of Government’s wider policy priorities and fiscal position.

Defence Force — Sale of Skyhawks and Aermacchi Trainers (unchanged, quantified risk)

New Zealand’s application to sell the former Air Combat Force aircraft has been approved by the US Congress and now depends on the successful conclusion of commercial negotiations.    Should the sale proceed, at a contract value of US$110 million, the net proceeds from the sale are expected to be around NZ$130 million.

Economic Development — Large Budget Screen Production Fund (changed, unquantified risk)

The Large Budget Screen Production Fund is a fund to assist film production companies.  The appropriation is set at $36 million, however the Fund is a demand-driven programme and actual costs are dependent upon the number of productions.  In any given year, the number of productions underway can vary and associated costs can vary.

Economic Development — Venture Investment Fund Underwrite (new, quantified risk)

The Government has agreed in principle to provide a four-year $40 million underwrite to the New Zealand Venture Investment Fund (NZVIF) to allow NZVIF to continue to engage with prospective venture capital fund managers.  Approval of the underwrite is subject to further advice from officials.

Education — Broadband Investment: Schools (unchanged, quantified risk)

Government has signalled an investment of $150 million into Vote Communications to support the introduction of ultra-fast broadband into schools. The capital cost of upgrading school internal networks for all state and state-integrated schools has been estimated at $235 million. Further work is being undertaken to refine this cost in the coming year.

Education — School Operational Grants (unchanged, unquantified risk)

The Government has historically increased school operating grants in each Budget. Any funding for school operations grants would depend on the circumstances and the ability of the proposal to be funded within existing baselines.

Education — Additional Funding for Defective School Buildings (unchanged, unquantified risk)

As in other areas of the building sector, the school property portfolio has a portion of the building stock built between 1995 and 2005, which is subject to the “leaky buildings” (defective building) issues as a result of poor design, inappropriate materials, poor workmanship and deficient building project oversight.

Education — Additional Funding for School Property (changed, unquantified risk)

The Ministry of Education advises an additional $154 million may be required for new schools over the next three financial years to meet demographic changes. The Ministry also advises that there is a risk of further increases around the annual property portfolio revaluation which will require increased depreciation funding.

Education — Early Childhood Education Participation (unchanged, unquantified risk)

The Government is considering ways in which early childhood education participation of groups that are currently under-represented might be increased. Any costs would depend on the option chosen and the ability of the proposal to be funded within existing baselines. Currently, the Ministry’s Performance Improvement Actions expect increased participation amongst under-represented groups. This is to be funded from savings from the Budget 2009 forecast Early Childhood Education expenditure. However, the Ministry has yet to realise the necessary savings. Because the final costs for a package depend on behavioural changes, this risk is unquantifiable at present, and may vary from costs agreed in Budget 2010.

Education, Social Development, Health and Revenue — Medical Training Places (changed, quantified risk)

The Government has considered funding 200 additional medical training places over five years. Sixty additional medical places were funded in Budget 2009, with a further twenty in Budget 2010.  Proceeding with the remaining 120 places would require additional funding, although final costs would depend on the option chosen and the ability of the proposal to be funded within existing baselines. The estimated impact would be $12 million operating per annum by the end of 2014/15, and this grows beyond the forecast period.

Finance — Crown Overseas Properties (unchanged, quantified risk)

The Government holds New Zealand House in London on a long-term lease from the Crown Estate (UK). Depending on the Government’s future intentions for this building, an upgrade may be required.  Preliminary cost estimates for this upgrade total $150 million over the period 2010/11 to 2013/14.

Finance — Crown Retail Deposit Guarantee Scheme (unchanged, unquantified risk)

The Government operates an opt-in Retail Deposit Guarantee Scheme over financial institution deposits. The objective of the scheme is to ensure ongoing retail depositor confidence in New Zealand’s financial system, given the international financial market turbulence.  A total of 73 financial institutions have been approved under the scheme. These are listed on the Treasury website. Deposits totalling $133 billion are under guarantee. The Crown also continually updates the likelihood of further default actions triggering the guarantee and assesses the expected loss given default.   Based on these assessments, the Crown has provided for $881 million as at 31 March for future payments under this scheme after expected recoveries.  The policy decision to extend and amend the Retail Deposit Guarantee Scheme to 31 December 2011 was announced on Tuesday 25 August 2009 and as at 30 April 2009, 4 financial institutions had been approved under the extended guarantee.  This reflects the significant uncertainty as to the value that can be realised from an entity’s assets following an event of default.  Except as provided on the Treasury website, further information on the Retail Deposit Guarantee Scheme cannot be provided due to commercial sensitivity.

Finance — Electricity Reforms (new, unquantified risk)

In December 2009, the Government announced a series of measures related to improving the operation of the electricity market, including reconfiguring State-Owned Enterprises’ assets (virtual and physical asset swaps), a liquid hedge market, and measures to improve security of supply. Some details of these measures are yet to be decided; for example, the timing for the SOE asset reconfiguration. Given this, the impact of the reforms on the individual SOEs cannot currently be estimated. While some aspects of the measures, such as the physical asset swaps between Meridian and Genesis, should be fiscally neutral for the Crown as owner of the SOEs, other aspects may not be, but this cannot currently be quantified. There are also implementation costs associated with the reforms, estimated to be between $6 million and $12 million.

Finance — Government Commitments to International Financial Institutions (unchanged, unquantified risk)

The forecast level of government commitments to international financial institutions is subject to change, depending on the Government’s response to any changed financial plans on the part of these institutions.

Finance — New Zealand Post Equity Injection to Fund Expansion (unchanged, unquantified risk)

A decision to fund New Zealand Post’s business expansion through equity injection or other form of financial support is currently being sought.

Health — Additional WellChild Visits (unchanged, quantified risk)

The Government is considering providing funding for three additional WellChild visits during the first nine weeks of a baby’s life. The initiative has not been funded in Budget 2009 or Budget 2010, and has been deferred for consideration in future Budgets. If approved, the indicative cost of this initiative would be $15 million operating in 2011/12 and outyears.

Health — Caregiver Employment Conditions (changed, unquantified risk)

The Employment Court has made a judgement in favour of two third-party employed caregivers regarding their sleepover employment conditions. Although the third-party employer is appealing the decision, an unsuccessful result would require consideration of the repercussions for the Crown.

Health — District Health Board Deficits (unchanged, unquantified risk)

Several District Health Boards (DHBs) have projected operating deficits in 2010/11. The Government has stated that it does not view projected DHB operating deficits as acceptable, and the Ministry of Health is working with DHBs to develop financial recovery plans. The Government has set aside funding in Vote Health to meet deficit requirements in 2010/11, anticipating that the DHB deficit position will improve in future years.

Health — H1N1 Pandemic (changed, unquantified risk)

In the event of a second wave H1N1 pandemic, there may be fiscal impacts as a result of an increase in demand for Tamiflu and antibiotics, and an increase in the utilisation of medical facilities.

Health — Payment of Family Caregivers (changed, unquantified risk)

The Human Rights Tribunal has declared that the Ministry of Health’s policy of not employing family members to provide care to disabled relatives is in breach of S19 of the New Zealand Bill of Rights. An appeal has been lodged in the High Court.

Housing — Hobsonville Urban Development (unchanged, unquantified risk)

The Government has commenced the development of an integrated urban community at Hobsonville within an area known as the Buckley precinct. Funding was provided in Budget 2008 for this precinct, as well as any other costs that will be incurred concurrently in order to enable broader site works and whole of project infrastructure. Additional capital funding may be required for the subsequent precincts in future Budgets. This would increase net debt until 2013 when the development will begin providing a return to the Crown. This risk is unquantified as disclosure could compromise the Government in negotiations with potential private sector partners.

Housing — State Housing Tenancy Management (new, unquantified risk)

The Government is considering changing tenancy management practices for state house tenants, with the aim of increasing the proportion of houses that are occupied by high needs tenants.  This is likely to result in higher costs to the Crown for the Income Related Rent subsidy paid to the Housing New Zealand Corporation and the Accommodation Supplement. The changes could also increase public expectations that all high needs applicants are housed, which could lead to pressure to increase the size of the state housing portfolio.

Housing — Weathertight Homes (unchanged, unquantified risk)

The Government is considering options to facilitate assistance to homeowners to repair homes affected by the weathertightness issues that occurred as a result of changes to building regulations and industry practices in the late 1990s and early 2000s.

Immigration — Immigration New Zealand Change Programme (changed, quantified  risk)

The Immigration New Zealand Change Programme proposes an integrated approach to upgrading immigration services.  Work is underway and further work is proposed, particularly a significant upgrade of existing ICT systems.  Were the ICT component to proceed, estimated Crown capital costs are up to $62 million over four years from 2010/11 to 2013/14.  Ongoing costs of the project would be funded from fees.

Immigration — Re-development of Mangere Refugee Centre (unchanged, quantified risk)

The existing refugee facilities at Mangere may need refurbishment. Initial estimated costs of the refurbishment are $5 million operating and $25 million capital.

Justice — Auckland Courthouse Capital Programme (new, quantified risk)

Forecast level of demand for court services under current policy settings indicates there may be a need for additional courthouse capacity in the greater Auckland region. If additional funding is provided, the overall estimated cost will be up to $160 million with

$20 million in 2011/12, $25 million in 2012/13 and $115 million in 2013/14. The Minister of Finance has yet to fully consider the quantum of this risk.

Justice — Review of the Legal Aid System (changed, quantified risk)

The Government has already taken a number of steps to improve the administration of the legal aid system.  The Government is developing further options for delivering legal aid services in a sustainable and affordable way.  Final costs will depend on the further decisions that are expected to be taken in early 2011.

Ministerial Services — Rugby World Cup Visits Programme (new, quantified risk)

It is expected that the costs of the guest of government and state functions programme will be higher than usual during the year of the Rugby World Cup. It is currently estimated that, beyond the annual budget of $4 million, a further $12 million will be spent on showcasing New Zealand to a wide range of overseas visitors coming to New Zealand in connection with the event. These costs include official events, accommodation and hospitality for the guests of government.

Police — Digital Radio Network Phase 2 (changed, quantified risk)

The Government has previously funded the partial implementation of a Digital Radio Network in Wellington, Auckland and Christchurch, to be completed by December 2010. Police are still considering options for the further rollout of a National Digital Radio Network, possibly beginning in the 2011/12 fiscal year. Earlier estimates suggested costs of up to $150 million, comprising $28 million in capital in 2011/12, rising to $38 million in 2013/14; and $7 million of operating in 2011/12, rising to $18 million in 2013/14.

Research, Science and Technology — Research Infrastructure (new, unquantified risk)

The Government is considering a five year Research Infrastructure Strategy for Vote Research, Science and Technology. Current planning indicates this will cost $130 million to $200 million over five years. Any costs that are not able to be funded within baselines will decrease the operating allowance.

Revenue — Cash Held in Tax Pools (unchanged, unquantified risk)

Funds held in tax pools are recognised as an asset to the Crown. There is a risk that funds held in these pools, over and above a customer’s provisional tax liability, may be withdrawn, resulting in an unquantified cash loss to the Crown.

Revenue — Charitable Giving (unchanged, unquantified risk)

Officials are investigating possible tax incentives for charitable giving, including gift aid and changes in the tax treatment of cultural gifts.

Revenue — Child Support — Shared Care (unchanged, unquantified risk)

A Government discussion document will be released on shared care in the child support formula, including taking into account the incomes of both parents and the costs of children. Any changes would have administrative costs for Inland Revenue and could have further costs to Government from reduced offsets to benefits.

Revenue — Imputation (unchanged, unquantified risk)

Aspects of the current imputation system are being reviewed. This includes whether companies should be able to stream imputation credits, and the refundability of imputation credits, particularly to charities.

Revenue — International Tax Review (unchanged, unquantified risk)

A number of proposals will be considered, and possibly progressed, as part of Phase II of the international tax review. Since all these proposals involve exempting income in particular circumstances, they may, if progressed, have a negative impact on tax revenue.

Revenue — Redesigning Business Processes at Inland Revenue (unchanged, unquantified risk)

The Government is investigating options to redesign business processes at Inland Revenue, which could include both policy and administrative options to simplify customer interactions in the Pay As You Earn and Personal Tax Summary systems. Any changes could impact tax revenue collections or have material administrative costs to implement.

Revenue — Potential Tax Policy Changes (unchanged, unquantified risk)

The Government is considering changes to various tax policies as indicated in the 18 month tax policy work programme. Measures on the current work programme are expected to be revenue neutral in aggregate. Measures enacted to date, and included in revenue forecasts, have increased tax revenue by around $50 million per annum. The remaining items are expected to be revenue negative up to the same extent. Because it is unclear exactly what additional policy changes, if any, will be made at this stage, these further changes have not been included in revenue forecasts. The work programme will be revised as soon as possible after the Budget.

Revenue — Review Tax Treatment of Fitout of Commercial and Industrial Buildings (new, unquantified risk)

The Government has announced a review of the appropriate tax treatment for “fitouts” of commercial and industrial buildings in light of Inland Revenue’s interpretation statement IS10/01 on the treatment of residential building fitout.  Depending on the outcome of that review, there could be a fiscal gain or loss over the forecast period.

Revenue — Reviews Stemming from Budget 2010 Tax Changes (new, unquantified risk)

The tax changes announced in Budget 2010 include commencing consultation on the exact nature of policy changes that will be legislated later in 2010 for enactment from 1 April 2011. To the extent that consultation leads to enacted legislation that is different from what is currently expected, the revenue implications of policy changes may be different from what is forecast.

Revenue — Tax Issues Relating to Auckland Governance Reform (unchanged, unquantified risk)

New entities are likely to emerge from the reform of local governance in Auckland. Some of these new entities could have tax liabilities different to the tax liabilities of existing entities, which would impact on the total tax paid by Auckland local government entities beyond the 1 November 2010 transition date. Depending on the shape of entities adopted, the changes could decrease tax revenue.

Reviews of the Delivery of Public Services (unchanged, unquantified risk)

The Government has announced its intention to deliver more public services, more effectively, for fewer resources.  The Government may undertake one or a number of value-for-money in-depth reviews over the next 12 months.  The Government has also agreed to the implementation of a number of Performance Improvement Actions (PIAs).  Reviews and PIAs may identify areas of expenditure that are not efficient, effective or aligned to government policy, or could be delivered differently.  Reviews and PIAs may recommend, or result in, changes to service delivery and/or free up resources for reprioritisation within the vote (or within the organisation) or be returned to the centre to meet pressures in other areas. Reviews of government activities that result in improved cost-effectiveness are likely to have a positive impact on the fiscal position.

Risk to Third-Party Revenue (unchanged, unquantified risk)

A wide range of government activities are funded through third-party fees and charges. With a decrease in economic activity, there is a risk that decreases in third-party revenue streams will require changes to service delivery with transitional costs to the Crown. For example, decreases in Customs revenue or in levies on building activity may mean that some activities are temporarily unable to be fully cost-recovered and the Government will need to transition out of an activity or temporarily subsidise that activity.

State Sector Employment Agreements (unchanged, unquantified risk)

A number of large collective agreements are due to be renegotiated in the short to medium term. As well as direct fiscal implications from any changes to remuneration, the renegotiation of these agreements can have flow-on effects to remuneration in other sectors. The Government has signalled an expectation for restraint given the current economic environment and conditions in the private sector.

Transport — Changes to Penalties for Driving Offences (new, unquantified risk)

The Government is considering changes to driving offences, in particular increasing penalties for driving offences causing injury or death. Final costs will depend on options chosen and may increase costs in Votes Courts, Justice, Attorney-General, Police, and Corrections.

Transport — Support for New Zealand Railways Corporation (KiwiRail) Business Strategy (new, quantified risk)

The Government has agreed in principle to support a 10-year strategy for the New Zealand Railways Corporation (NZRC, trading as KiwiRail Group) to achieve a commercially viable rail network. A total of $750 million in capital over the next three years is forecasted as the Crown contribution towards the strategy, but its disbursement will be dependent on the approval of suitable business cases and demonstrable progress towards objectives. Budget 2010 has provided $250 million in capital as the first tranche of Crown funding for this strategy. If this funding results in progress towards the desired service improvements and revenue uplift, and if subsequent business cases can justify further investment, up to $500 million in additional capital may be required over the next two Budgets. Budget 2010 also provides for the refinancing of $170 million of NZRC debt to the Crown. In addition to this, NZRC has $220 million in debt to the Crown maturing over the period 2011/12 to 2014/15, which the Crown may also need to refinance.

Transport — Tauranga Eastern Corridor (unchanged, unquantified risk)

The Crown may be asked to provide a loan to the New Zealand Transport Agency to advance the construction of the Tauranga Eastern Corridor Roading Project. It is intended that the loan will be repaid by toll revenue from the road.

Contingent Liabilities and Contingent Assets

Contingent liabilities are costs that the Crown will have to face if a particular event occurs.  Typically, contingent liabilities consist of guarantees and indemnities, legal disputes and claims, and uncalled capital.  The contingent liabilities facing the Crown are a mixture of operating and balance sheet risks, and they can vary greatly in magnitude and likelihood of realisation.

In general, if a contingent liability were realised it would reduce the operating balance and increase net debt. However, in the case of contingencies for uncalled capital, the negative impact would be restricted to net debt.

Where contingent liabilities have arisen as a consequence of legal action being taken against the Crown, the amount shown is the amount claimed and thus the maximum potential cost.  It does not represent either an admission that the claim is valid or an estimation of the amount of any award against the Crown.

Contingent assets are potential assets dependent on a particular event occurring.

Only contingent liabilities and contingent assets involving amounts of over $10 million are separately disclosed.  Contingent liabilities and assets below $10 million are included in either the “other quantifiable contingent liabilities” total or the “other quantifiable contingent assets” total.

Contingent liabilities and contingent assets have been stated as at 31 March 2010, being the latest set of contingencies reported.

Quantifiable Contingent Liabilities and Contingent Assets

	Status(10)	($ million)
Guarantees and indemnities
Air New Zealand — letters of credit and performance bonds	Changed	61
Cook Islands — Asian Development Bank loans	Changed	14
Indemnification of receivers and managers — Terralink Limited	Unchanged	10
Ministry of Transport — funding guarantee	Unchanged	10
Guarantees and indemnities of SOEs and Crown entities	Changed	8
Other guarantees and indemnities	Changed	13
		116

(10)   Relative to reporting in the 15 December 2009 Budget Policy Statement 2010.

Uncalled capital
Asian Development Bank	Changed	1,080
Bank for International Settlements	Changed	26
European Bank for Reconstruction and Development	Changed	14
International Bank for Reconstruction and Development	Changed	1,156
Other	Changed	7
		2,283
Legal proceedings and disputes
Health legal claims	Unchanged	15
Inland Revenue legal proceedings and disputes — tax	Changed	267
Kapiti West link road	Changed	14

Other legal claims	Changed	46
		342
Other quantifiable contingent liabilities
Air New Zealand partnership	Changed	61
Crown Health Financing Agency	Changed	26
Inland Revenue — unclaimed monies	Changed	50
International finance organisations	Changed	1,532
Kyoto Protocol units	Changed	1,747
New Zealand Export Credit Office — export guarantees	Changed	145
Reserve Bank — demonetised currency	Unchanged	23
Other quantifiable contingent liabilities of SOEs and Crown entities	Changed	37
Other quantifiable contingent liabilities	Changed	31
		3,652
Total quantifiable contingent liabilities		6,393

Quantifiable contingent assets
Inland Revenue — legal proceedings and disputes	Changed	199
Ministry of Education — suspensory loans	Changed	66
Other quantifiable contingent assets	Changed	9
Total quantifiable contingent assets		274

Unquantifiable Contingent Liabilities

Status(11)
Guarantees and indemnities
Airways Corporation of New Zealand Limited	Unchanged
AsureQuality Limited	Unchanged
At Work Insurance Limited	Unchanged
Bona Vacantia property	Unchanged
Building Industry Authority	Unchanged
Contact Energy Limited	Unchanged
Crown Retail Deposit Guarantee Scheme	Unchanged
Earthquake Commission (EQC)	Unchanged
Electricity Corporation of New Zealand Limited (ECNZ)	Unchanged

(11)   The following unquantified contingent liability was removed: Geothermal carbon tax indemnity.

Ministry of Fisheries — indemnity provided for delivery of registry services	Unchanged
Genesis Power Limited — supply of gas	Unchanged
Genesis Power Limited — contractor claims	New
Genesis Power Limited — financial guarantees	Unchanged
Genesis Power Limited — letters of credit and performance bonds	Unchanged
Housing New Zealand Corporation (HNZC)	Unchanged
Indemnities against acts of war and terrorism	Unchanged
Justices of the Peace, Community Magistrates and Disputes Tribunal Referees	Unchanged
Landcorp Farming Limited	Unchanged
Maui Partners	Unchanged
National Provident Fund	Unchanged
New Zealand Railways Corporation (NZRC)	Unchanged
Persons exercising investigating powers	Unchanged
Public Trust	Unchanged
Reserve Bank of New Zealand	Unchanged
Synfuels-Waitara outfall indemnity	Unchanged
Tainui Corporation	Unchanged
Other unquantifiable contingent liabilities
Abuse claims	Unchanged
Accident Compensation Corporation (ACC) litigations	Changed
Air New Zealand litigation	Changed
Environmental liabilities	Unchanged
Kordia Group Limited	Unchanged
Maui contracts	Unchanged
Rugby New Zealand 2011 Limited — joint venture arrangements	Unchanged
Television New Zealand Limited	Unchanged
Treaty of Waitangi claims	Unchanged
Treaty of Waitangi claims — settlement relativity payments	Unchanged
Westpac Banking Corporation	Unchanged
Other contingencies
Foreshore and seabed	Unchanged

Statement of Contingent Liabilities and Contingent Assets

Quantifiable contingent liabilities

Guarantees and indemnities

Guarantees and indemnities are disclosed in accordance with NZ IAS 37 Provisions, Contingent Liabilities and Contingent Assets.  In addition, guarantees given under section 65ZD of the Public Finance Act 1989 are disclosed in accordance with section 26Q(3)(b)(i)(B) of the same Act.

Air New Zealand — letters of credit and performance bonds

The letters of credit are primarily given in relation to passenger charges, airport landing charges and indemnities provided to financial institutions on limits provided on staff credit cards. The performance bonds are primarily given in respect to engineering contracts.

$61 million at 31 March 2010 ($32 million at 31 October 2009)

Cook Islands — Asian Development Bank (ADB) loans

Before 1992, the New Zealand Government guaranteed the Cook Islands’ borrowing from the ADB.  These guarantees have first call on New Zealand’s Official Development Assistance.

$14 million at 31 March 2010 ($15 million at 31 October 2009)

Indemnification of receivers and managers — Terralink Limited

The Crown has issued a Deed of Receivership indemnity to the appointed receivers of Terralink Limited against claims arising from the conduct of the receivership.

$10 million at 31 March 2010 ($10 million at 31 October 2009)

Ministry of Transport — funding guarantee

The Minister of Finance has issued a guarantee of $10 million to the Transport Accident Investigation Commission.  The guarantee allows the Commission to assure payment to suppliers of specialist salvage equipment in the event of the Commission initiating an urgent investigation of any future significant transport accident.

$10 million at 31 March 2010 ($10 million at 31 October 2009)

Legal proceedings and disputes

The amounts under quantifiable contingent liabilities for legal proceedings and disputes are shown exclusive of any interest and costs that may be claimed if these cases were decided against the Crown.

Where contingent liabilities have arisen as a consequence of legal action being taken against the Crown, the amount shown is the amount claimed and thus the maximum potential cost.  It does not represent either an admission that the claim is valid or an estimation of the possible amount of any award against the Crown.

Health legal claims

Claims against the Crown in respect of alleged negligence for failing to screen blood for Hepatitis C when screening had first become available, resulting in people allegedly contracting Hepatitis C through contaminated blood and blood products.

$15 million at 31 March 2010 ($15 million at 31 October 2009)

Inland Revenue legal proceedings and disputes — tax

Legal proceedings and disputes tax represents the outstanding debt of those tax assessments raised, against which an objection has been lodged and legal action is proceeding.  When a taxpayer disagrees with an assessment issued following the dispute process, the taxpayer may challenge that decision by filing proceedings with the Taxation Review Authority or the High Court.

The reduction in contingent liabilities is owing to the dispute with a number of financial institutions regarding the tax treatment of certain structured finance transactions, which has now been settled.

$267 million at 31 March 2010 ($1,655 million at 31 October 2009)

Kapiti West link road

Court action has been filed against New Zealand Transport Agency to have the land held for the Kapiti West link road released for sale. The maximum liability is $14 million.

$14 million at 31 March 2010 ($25 million at 31 October 2009)

Other quantifiable contingent liabilities

Air New Zealand partnership

The Air New Zealand Group has a partnership agreement with Christchurch Engineering Centre in which it holds 49 % interest.  By the nature of the agreement joint and several liability exists between the two parties.

$61 million at 31 March 2010 ($68 million at 31 October 2009)

Crown Health Financing Agency

The agency is subject to potential legal claims plus associated legal fees in respect of the actions of the former Area Health Boards.  The agency is defending those claims that have resulted in litigation and will defend any of the others that result in litigation.  The agency does not accept liability for the claims.

$26 million at 31 March 2010 ($28 million at 31 October 2009)

Inland Revenue — unclaimed monies

Under the Unclaimed Monies Act 1971, companies (eg, financial institutions, insurance companies) hand over money not claimed after six years to Inland Revenue. The funds are repaid to the entitled owner on proof of identification.

$50 million at 31 March 2010 ($46 million at 31 October 2009)

International finance organisations(12)

(12)   On 13 April 2010 the Minister of Finance announced that New Zealand had agreed to make available to the International Monetary Fund up to US$1 billion (NZ$1.3 billion approximately) to support the international financial system in the event of a significant crisis.

The Crown has lodged promissory notes with the International Monetary Fund.  Payment of the notes depends upon the operation of the rules of the organisation.

$1,532 million at 31 March 2010 ($1,561 million at 31 October 2009)

Kyoto Protocol units

During the first commitment period the Net Kyoto Position of the Crown estimates that 89.1 million tonnes of carbon credits will be generated by carbon removals via forests.  To the extent that these forests are harvested in subsequent commitment periods there will be an associated liability generated that will need to be repaid.

The New Zealand Emissions Trading Scheme transfers a portion of the potential future liability to forest owners. As at 31 March 2010, approximately three million tonnes has been transferred to forest owners in the form of New Zealand units. The Crown’s contingent liability is calculated as the remaining credits the Crown is potentially liable for (86.1 million tonnes) multiplied by the carbon price of $20.29 as at 31 March 2010.

$1,747 million at 31 March 2010 ($1,871 million at 31 October 2009)

New Zealand Export Credit Office — export guarantees

The New Zealand Export Credit Office (NZECO) provides a range of guarantee products to assist New Zealand exporters.  These NZECO guarantees are recorded by the Crown as contingent liabilities.  The amount of future liabilities arising from these guarantees is expected to be minor.

$145 million at 31 March 2010 ($175 million at 31 October 2009)

Reserve Bank — demonetised currency

The Crown has a contingent liability for the face value of the demonetised currency issued which has yet to be repatriated.

$23 million at 31 March 2010 ($23 million at 31 October 2009)

Unquantifiable contingent liabilities

Accounting standard NZ IAS 37 Provisions, Contingent Liabilities and Contingent Assets requires that contingent liabilities be disclosed unless the possibility of an outflow of resources embodying economic benefits is remote.  Disclosure of remote contingent liabilities is only required if knowledge of the transaction or event is necessary to achieve the objectives of general purpose financial reporting. This part of the statement provides details of those contingent liabilities of the Crown that cannot be quantified (remote contingent liabilities are excluded).

Guarantees and indemnities

Airways Corporation of New Zealand Limited

The Crown has indemnified Airways Corporation of New Zealand Limited as contained in Airways’ contract with New Zealand Defence Force for the provision of air traffic control services. The indemnity relates to any claim brought against Airways by third parties arising from military flight operations undertaken by the Royal New Zealand Air Force.

AsureQuality Limited

The Crown has indemnified the directors of AsureQuality Limited in the event that they incur any personal liability for redundancies arising from any agreement by international trading partners that allows post-mortem meat inspection by parties other than the Ministry of Agriculture and Forestry, or its sub contractor.

At Work Insurance Limited

The Crown has indemnified the liquidators of At Work Insurance Limited (Deloitte Touche Tohmatsu) against various employment-related claims.

Bona Vacantia property

P&O NZ Limited sought a declaratory judgement that property disclaimed by a liquidator is bona vacantia.   A settlement has been reached, which includes a Crown indemnity in favour of New Zealand Aluminium Smelters and Comalco in relation to aluminium dross disposed of in their landfill, for costs that may be incurred in removing the dross and disposing of it at another site if they are required to do so by an appropriate authority.  The Minister of Finance signed the indemnity on 24 November 2003.  In February 2004, a similar indemnity was signed in respect of aluminium dross currently stored at another site in Invercargill.

Building Industry Authority

The Building Industry Authority (BIA) is a joint defendant in a number of claims before the courts and the Weathertight Homes Resolution Service relating to the BIA’s previous role as regulator of the building industry. The BIA has been disestablished and absorbed into the Department of Building and Housing and, to prevent conflicts of interest, the Treasury was given responsibility for managing weathertight claims against the BIA on behalf of the Crown from 1 July 2005.

Contact Energy Limited

The Crown and Contact Energy signed a number of documents to settle in full Contact Energy’s outstanding land rights and geothermal asset rights at Wairakei.  Those documents contained two reciprocal indemnities between the Crown and Contact Energy to address the risk of certain losses to the respective parties’ assets arising from the negligence or fault of the other party.

Crown Retail Deposit Guarantee Scheme

On 12 October 2008, the Minister of Finance initiated an opt-in Retail Deposit Guarantee Scheme.  The objective of this scheme is to ensure ongoing retail depositor confidence in New Zealand’s financial system given the international financial market turbulence.

As at 31 March 2010, 73 financial institutions had joined the scheme and deposits totalling $132.5 billion had been guaranteed.  This is the maximum exposure and does not include any offset resulting from the recovery of the remaining assets of the financial institution in the event the guarantee is called upon.  The Crown assesses the potential loss to be associated with the entities that hold significant deposits (ie, greater than $5 billion) as being remote.

For other entities within the scheme (ie, entities that hold deposits less than $5 billion) a provision has been made to provide for losses that are considered more likely than not to occur. The Crown continually updates both the likelihood of further default actions triggering the guarantee and the expected loss given default.  Based on these assessments, the Crown has provided for a net expected loss given default of $881 million as at 31 March 2010 ($899 million at 31 October 2009) being the cost of future payments under the scheme after expected recoveries.

While the provision represents a best estimate of likely loss, a significant range of outcomes is possible under the scheme in terms of which entities may default and the eventual loss to the Crown following an event of default.  This reflects the significant uncertainty as to the value that can be realised from an entity’s assets following an event of default.  Except as provided on the Treasury website, further information on the Retail Deposit Guarantee Scheme cannot be provided owing to commercial sensitivity.

Earthquake Commission (EQC)

The Crown is liable to meet any deficiency in the EQC’s assets in meeting the Commission’s financial liabilities (section 16 of the Earthquake Commission Act 1993).  In the event of a major natural disaster the Crown may be called upon to meet any financial shortfall incurred by the Commission.

Electricity Corporation of New Zealand Limited (ECNZ)

The Deed of Assumption and Release between ECNZ, Contact Energy Limited and the Crown provides that Contact Energy stands in the place of ECNZ for those assets transferred to Contact Energy from ECNZ.  As a result of the split of ECNZ, Ministers have transferred the benefits of the Deed to ECNZ’s successors — Meridian Energy Limited, Mighty River Power Limited, and Genesis Power Limited.

The liability is open-ended and is of significant commercial value.  Directors are unlikely to forego the indemnity without substantial compensation.

As a result of the 1999 split of ECNZ into three new companies the Crown has signed a Deed of Indemnity that has indemnified ECNZ in relation to all ECNZ’s pre-split liabilities and any liabilities that arise out of the split itself.  This indemnity is provided to ECNZ to ensure that directors can be satisfied as to the ongoing solvency of ECNZ following the split and to enable most of ECNZ’s surplus funds to be distributed to the Crown.  In addition, the Crown has indemnified ECNZ against any liability that might arise under its debt and swap arrangements as a result of ECNZ entering into the Agreements for Sale and Purchase on 22 December 1998.

In addition, the Crown has guaranteed ECNZ’s existing hedge contract obligations, which remain with ECNZ after the split.  The principal purpose of the guarantee is to provide sufficient credit support to ECNZ under the hedge contracts so as to avoid providing hedge counterparties reasonable grounds upon which to terminate their hedge contracts as a result of the split.  In light of the expected future medium-term spot price of electricity, it is expected that most payment flows under the hedge contracts will be from the hedge counterparties to ECNZ, which will then be passed to the new SOEs.  All hedges have now expired, although some are in litigation regarding errors in how payments were made.

Ministry of Fisheries — indemnity provided for delivery of registry services

The Crown has indemnified Commercial Fisheries Services Limited against claims made by third parties arising from Commercial Fisheries Services undertaking registry services under contract to the Chief Executive of the Ministry of Fisheries. This indemnity provided under the Fisheries Act 1983 and 1996, expires on 30 September 2010.

Genesis Power Limited — supply of gas

The Crown has entered into a deed with Genesis Energy to share a specified and limited amount of risk around the sufficiency of Genesis Energy’s long-term supply of gas to cover the Huntly e3p’s (a 385 MW combined cycle gas turbine power station) minimum needs.  The agreement sees the Crown compensate Genesis Energy in the event it has less gas than it needs.

Genesis Power Limited — contractor claims

A subcontractor to the Kupe Alliance has presented several claims relating to the construction of the Kupe project. These claims have been disputed by the Kupe operator. There can be no assurances that such claims will not have an adverse impact on Genesis Energy’s business, financial condition or results of operations.

Genesis Power Limited — financial guarantees

The company issued financial guarantees to the alliance contractor and other agents of the Kupe joint venture for the full and faithful performance of its subsidiaries in their capacities as joint venture partners, to the extent of their several liabilities under the development agreement.

The company issued a financial guarantee to Energy Clearing House Limited for the full and faithful performance of its subsidiary Energy Online Limited, to the extent of its liabilities for its retail electricity purchases.

These guarantees may give rise to liabilities in the company if the subsidiaries do not meet their obligations under the terms of the respective arrangements.

Genesis Power Limited — letters of credit and performance bonds

The company, as a participant in the electricity market, issued letters of credit to the Energy Clearing House Limited under the markets’ security requirements.  These letters of credit are issued as part of normal trading conditions and are to ensure there is no significant credit risk exposure to any one market participant.

The company has also issued letters of credit and performance bonds to certain suppliers and service providers under normal trading conditions.  The liabilities covered by these arrangements are already provided for in the statement of financial position, and therefore not expected to create any adverse effects on the financial results presented.  These are not material to the financial statements.

Housing New Zealand Corporation (HNZC)

HNZC is liable to the owners (ANZ National Bank Limited, Ichthus Limited and Westpac Banking Corporation) of mortgages sold by HNZC during 1992 to 1999 for credit losses they may incur from specified limited aspects of their ownership of those mortgages with the Crown standing behind this obligation.

The Crown has provided a warranty in respect of title to the assets transferred to Housing New Zealand Limited (HNZL) (HNZL was incorporated into the HNZC Group as a subsidiary in 2001 as part of a legislated consolidation of government housing functions) and has indemnified HNZL against any breach of this warranty.  In addition, the Crown has indemnified HNZL against any third-party claims that are a result of acts or omissions prior to 1 November 1992.  It has also indemnified the directors and officers of HNZL against any liability consequent upon the assets not complying with statutory requirements, provided it is taking steps to rectify any non-compliance.

Indemnities against acts of war and terrorism

The Crown has indemnified Air New Zealand against claims arising from acts of war and terrorism that cannot be met from insurance, up to a limit of US$1 billion in respect of any one claim.

Justices of the Peace, Community Magistrates and Disputes Tribunal Referees

Section 197 of the Summary Proceedings Act 1957 requires the Crown to indemnify Justices of the Peace and Community Magistrates against damages or costs awarded against them as a result of them exceeding their jurisdiction, provided a High Court Judge certifies that they have exceeded their jurisdiction in good faith and ought to be indemnified.

Section 58 of the Disputes Tribunal Act 1988 confers a similar indemnity on Disputes Tribunal Referees.

Landcorp Farming Limited

The Protected Land Agreement provides that the Crown will pay Landcorp any accumulated capital costs and accumulated losses or Landcorp will pay the Crown any accumulated profit, attributed to a Protected Land property that is required to be transferred to the Crown or that the Crown releases for sale.  The Crown will also be liable to pay Landcorp, at the time of sale or transfer of any property deemed to be Protected Land, the amount of any outstanding equity payments on the initial value of the property.

Maui Partners

The Crown has entered into confidentiality agreements with the Maui Partners in relation to the provision of gas reserves information.  The deed contains an indemnity against any losses arising from a breach of the deed.

National Provident Fund

The National Provident Fund (NPF) has been indemnified for certain potential tax liabilities.   Under the NPF Restructuring Act 1990, the Crown guarantees:

•             the benefits payable by all NPF schemes (section 60)

•             investments and interest thereon deposited with the NPF Board prior to 1 April 1991 (section 61), and

•             payment to certain NPF defined contribution schemes where application of the 4% minimum earnings rate causes any deficiency or increased deficiencies in reserves to arise (section 72).

A provision has been made in these financial statements in respect of the actuarially assessed deficit in the DBP Annuitants’ Scheme.

New Zealand Railways Corporation (NZRC)

The Crown has indemnified the directors of NZRC against any liability arising from the surrender of the licence and lease of the Auckland rail corridor.

The Crown has further indemnified the directors of NZRC against all liabilities in connection with the corporation taking ownership and/or responsibility for the national rail network and any associated assets and liabilities on 1 September 2004.

On 5 July 2009 the Crown further indemnified the directors of NZRC, and the directors of its subsidiaries, to the same extent that statutory entities can indemnify their members under the Crown Entities Act 2004.  This indemnity was given on the grounds that there is no express power in the New Zealand Railways Corporation Act 1981 for New Zealand Railways Corporation to grant its own indemnities.

Section 10 of the Finance Act 1990 guarantees all loan and swap obligations of the NZRC.

Persons exercising investigating powers

Section 63 of the Corporations (Investigation and Management) Act 1989 indemnifies the Securities Commission, the Registrar and Deputy Registrar of Companies, members of advising committees within the Act, every statutory manager of a corporation and persons appointed pursuant to sections 17 to 19 of the Act, in the exercise of investigating powers, unless the power has been exercised in bad faith.

Public Trust

Section 52 of the Public Trust Act 2001 provides for the Crown to meet any deficiency in the Public Trust’s Common Fund in meeting lawful claims on the Fund.  This is a permanent (legislated) liability.  On 7 November 2008 the Minister of Finance guaranteed interest payable on estates whose money constitutes the Common Fund.

Reserve Bank of New Zealand

Section 21(2) of the Reserve Bank of New Zealand Act 1989 requires the Crown to pay the Reserve Bank the amount of any exchange losses incurred by the bank as a result of dealing in foreign exchange under sections 17 and 18 of the Act. This is a permanent (legislated) liability.

Synfuels-Waitara outfall indemnity

As part of the 1990 sale of the Synfuels plant and operations to New Zealand Liquid Fuels Investment Limited (NZLFI), the Crown transferred to NZLFI the benefit and obligation of a Deed of Indemnity between the Crown and Borthwick-CWS Limited (and subsequent owners) in respect of the Waitara effluent transfer line that was laid across the Waitara meat processing plant site.

The Crown has the benefit of a counter indemnity from NZLFI that has since been transferred to Methanex Motunui Limited.

Tainui Corporation

Several leases of Tainui land at Huntly and Meremere have been transferred from ECNZ to Genesis Power Limited.  The Crown has provided guarantees to Tainui Corporation relating to Genesis Power’s obligations under the lease agreements.

Other unquantifiable contingent liabilities

Abuse claims

There is ongoing legal action against the Crown in relation to historical abuse claims.  At this stage the number of claimants and outcome of these cases are uncertain.

Accident Compensation Corporation (ACC) litigations

There are legal actions against ACC in existence, arising in the main from challenges to operational decisions made by ACC. In addition, there is an appeal litigation in progress as a consequence of ACC clients appealing a review officer’s decision to the District Court.  While an estimate of the financial effect of existing legal actions and outstanding appeals cannot be made, ACC believes the resolution of these will not have a materially adverse effect on the financial statements.

Air New Zealand litigation

Air New Zealand has been named in five class actions.  One, in Australia, claims travel agents’ commission on fuel surcharges and two (one in Australia and the other in the United States) make allegations against more than 30 airlines, of anti-competitive conduct in relation to pricing in the air cargo business.  The other two class actions (in the United States and Canada) allege that Air New Zealand together with many other airlines conspired in respect of fares and surcharges on trans-Pacific routes. All class actions are being defended.

The allegations made in relation to the air cargo business are also the subject of investigations by regulators in a number of jurisdictions including New Zealand, the United States and the European Union.  A formal Statement of Objections was issued by the European Commission in 2007 to 25 airlines including Air New Zealand. Air New Zealand has responded to this Statement of Objections. On 15 December 2008 the New Zealand Commerce Commission filed proceedings against 13 airlines including Air New Zealand alleging breaches of the Commerce Act 1986.  Air New Zealand is defending each of these proceedings.

In the event that a court determined, or it was agreed with a regulator, that Air New Zealand had breached relevant laws, the company would have potential liability for pecuniary penalties and to third-party damages under the laws of the relevant jurisdictions.

Environmental liabilities

Under common law and various statutes, the Crown may have responsibility to remedy adverse effects on the environment arising from Crown activities.

Departments managing significant Crown properties have implemented systems to identify, monitor and assess potential contaminated sites.

In accordance with NZ IAS 37 Provisions, Contingent Liabilities and Contingent Assets any contaminated sites for which costs can be reliably measured have been included in the statement of financial position as provisions.

Kordia Group Limited

As part of its contractual obligations with clients, Kordia Group Limited has an undertaking to provide services at a certain level and should this not be achieved, Kordia Group Limited may be liable for contract penalties.  It is not possible to quantify what these may be until an event has occurred.  The company does not expect any liabilities to occur as a result of these contractual obligations.

The company makes advances to its subsidiary companies.  The company’s loan facility comprises a syndicated revolving cash advance facility between three banks, committed to a maximum amount of $135 million (31 October 2009: $136 million).  The facility is supported by a negative pledge by the Company and its guaranteeing subsidiaries over their assets and undertakings.  Under the negative pledge, each guaranteeing subsidiary may be liable for indebtedness incurred by the company and other guaranteeing subsidiaries.  The company considers the negative pledge to be an insurance contract.  Such contracts and cross guarantees are treated as a contingent liability and only recognised as a liability if a payment is probable.

Maui contracts

Contracts in respect of which the Crown purchases gas from Maui Mining companies and sells gas downstream to Contact Energy Limited, Vector Gas Limited and Methanex Waitara Valley Limited provide for invoices to be re-opened in certain circumstances within two years of their issue date as a result of revisions to indices.  These revisions may result in the Crown refunding monies or receiving monies from those parties.

Rugby New Zealand 2011 Limited — joint venture arrangement

The Crown has agreed in joint venture arrangements with the New Zealand Rugby Union (NZRU) to an uncapped underwrite of the costs of hosting the 2011 Rugby World Cup, on a loss sharing basis (Crown 67%, NZRU 33%).  A provision for the forecast losses has been made in the Government’s financial statements.

The Crown has agreed to reimburse New Zealand income tax that might be incurred by the joint venture entity (Rugby New Zealand 2011 Limited) or the NZRU in relation to the joint venture entity, and has also agreed to reimburse the NZRU for New Zealand withholding tax that might be incurred on certain payments made in relation to the tournament.

The Crown has further agreed to review its level of support to the tournament if the actual tax revenue arising from the tournament exceeds forecasts.

Television New Zealand Limited

The company is subject to a number of legal claims.  Given the stage of proceedings and uncertainty as to outcomes of the cases, no estimate of the financial effect can be made and no provision for any potential liability has been made in the financial statements.

Treaty of Waitangi claims

Under the Treaty of Waitangi Act 1975, any Māori may lodge claims relating to land or actions counter to the principles of the Treaty with the Waitangi Tribunal.  Where the Tribunal finds a claim is well founded, it may recommend to the Crown that action be taken to compensate those affected.  The Tribunal can make recommendations that are binding on the Crown with respect to land that has been transferred by the Crown to an SOE or tertiary institution, or is subject to the Crown Forest Assets Act 1989.

Treaty of Waitangi claims — settlement relativity payments

The Deeds of Settlement negotiated with Waikato-Tainui and Ngāi Tahu include a relativity mechanism.  The mechanism provides that, where the total redress amount for all historical Treaty settlements exceeds $1 billion in 1994 present-value terms, the Crown is liable to make payments to maintain the real value of Ngāi Tahu’s and Waikato-Tainui’s settlements as a proportion of all Treaty settlements.  The agreed relativity proportions are 17% for Waikato-Tainui and approximately 16% for Ngāi Tahu.  The non-quantifiable contingent liability relates to the risk that total settlement redress, including binding recommendations from the Waitangi Tribunal, will trigger these relativity payments.

Westpac Banking Corporation

Under the Domestic Transaction Banking Services Master Agreement with Westpac Banking Corporation, dated 30 November 2004, the Crown has indemnified Westpac:

•             in relation to letters of credit issued on behalf of the Crown, and

•             for costs and expenses incurred by reason of third-party claims against Westpac relating to indirect instructions, direct debits, third-party cheques, departmental credit card merchant agreements, use of online banking products and IRD processing arrangements.

Other contingencies

Foreshore and seabed

The Foreshore and Seabed Act 2004 (FSA):

•             vests the full legal and beneficial ownership of the public foreshore and seabed in the Crown

•             provides for the recognition and protection of ongoing customary rights with respect to the public foreshore and seabed

•             enables applications to the High Court to investigate if previously held common law rights have been adversely impacted, and if so, providing for those affected either to participate in the administration of a foreshore and seabed reserve or else enter into formal discussions on redress, and

•             provides for general rights of public access and recreation in, on, over and across the public foreshore and seabed and general rights of navigation within the foreshore and seabed.

The public foreshore and seabed means the marine area that is bounded on the landward side by the line of mean high water springs; and on the seaward side by the outer limits of the territorial sea, but does not include land subject to a specified freehold interest (refer section 5 of the FSA).

The FSA provides for the Crown to hold the public foreshore and seabed, as its absolute owner, on behalf of the public of New Zealand. Because of the complex nature of the Crown’s ownership interest in the public foreshore and seabed and because we are unable to obtain a reliable valuation of the Crown’s interest, the public foreshore and seabed has not been recognised as an asset in these financial statements.

Quantifiable contingent assets

Contingent assets are potential assets dependent on a particular event occurring.  As at 31 March 2010, the Crown held quantifiable contingent assets totalling $274 million ($1,563 million at 31 October 2009).

The major components being:

Inland Revenue — legal proceedings and disputes

Legal proceedings and disputes are contingent assets in relation to Inland Revenue pending assessments.  Contingent assets arise where Inland Revenue has advised a taxpayer of a proposed adjustment to their tax assessment.  There has been no amended assessment issued at this point or revenue recognised so these are recorded as legal proceedings and disputes — tax.  The taxpayer has the right to dispute this adjustment and a disputes resolution process is entered into.  Inland Revenue quantifies a contingent asset based on the likely outcome of the disputes process based on experience and similar prior cases.

The reduction in contingent assets is owing to potential interest receivable on the dispute with a number of financial institutions regarding the tax treatment of certain structured finance transactions, which has now been settled.

$199 million at 31 March 2010 ($1,488 million at 31 October 2009)

Ministry of Education — suspensory loans

Suspensory loans issued by the Minister of Education to integrated schools.

$66 million at 31 March 2010 ($69 million at 31 October 2009)

Forecast Financial Statements

These forecasts have been prepared in accordance with the Public Finance Act 1989.

They are based on the accounting policies and assumptions that follow.  As with all such assumptions, there is a degree of uncertainty surrounding them.  This uncertainty increases as the forecast horizon extends.

The forecasts have been prepared in accordance with the Statement of Responsibility and reflect the judgements and information known at the time they were prepared.  They reflect all Government decisions and circumstances communicated to 4 May 2010.

The finalisation dates and key assumptions that underpin the preparation of the Forecast Financial Statements are outlined on pages 81 to 84.

Statement of Accounting Policies

Significant Accounting Policies

These Forecast Financial Statements have been prepared in accordance with the accounting policies that are expected to be used in the comparable audited actual Financial Statements of the Government.

These Forecast Financial Statements comply with generally accepted accounting practice (GAAP) as required by the Public Finance Act 1989 and have been prepared in accordance with Financial Reporting Standard 42: Prospective Financial Statements.

All forecasts use the accrual basis of accounting.  Forecasts have been prepared for the consolidated financial statements of the Government reporting entity, which includes all entities controlled by the Government (as defined by applicable financial reporting standards).

The specific accounting policies are reproduced in full on Treasury’s website at http://www.treasury.govt.nz/publications/guidance/reporting/accounting.

Changes in Accounting Policies

All policies have been applied on a consistent basis during the forecast period.  There have been no changes in accounting policies during the period.

Forecast Policies

These Forecast Financial Statements have been prepared on the basis of Treasury’s best professional judgment.

Actual financial results for the periods covered are likely to vary from the information presented.  Factors that may lead to a material difference between information in these forecast financial statements and the actual reported results in future years are set out in the chapter on Fiscal Risks on pages 85 to 118.

Key forecast assumptions used are set out on pages 81 to 84.

Government Reporting Entity as at 4 May 2010

These forecast financial statements are for the Government reporting entity as specified in Part III of the Public Finance Act 1989.  This comprises Ministers of the Crown and the following entities:

Departments		State-owned enterprises

Agriculture and Forestry Archives New Zealand Building and Housing Conservation Corrections Crown Law Office	Māori Development National Library of New Zealand New Zealand Customs Service New Zealand Defence Force New Zealand Food Safety Authority	Airways Corporation of New Zealand Limited Animal Control Products Limited AsureQuality Limited Electricity Corporation of New Zealand Limited

Culture and Heritage

Defence

Economic Development

Education

Education Review Office

Environment

Fisheries

Foreign Affairs and Trade

Government Communications Security Bureau

Health

Inland Revenue

Internal Affairs

Justice

Labour

Land Information New Zealand

New Zealand Police

New Zealand Security Intelligence Service

Office of the Clerk

Pacific Island Affairs

Parliamentary Counsel Office

Parliamentary Service

Prime Minister and Cabinet

Research, Science and Technology

Serious Fraud Office

Social Development

State Services Commission

Statistics

Transport

Treasury

Women’s Affairs

Genesis Power Limited

Kordia Group Limited

Landcorp Farming Limited

Learning Media Limited

Meridian Energy Limited

Meteorological Service of New Zealand Limited

Mighty River Power Limited

New Zealand Post Limited

New Zealand Railways Corporation*

Quotable Value Limited

Solid Energy New Zealand Limited

Terralink Limited (in liquidation)

Timberlands West Coast Limited

Transpower New Zealand Limited

Others	Offices of Parliament

New Zealand Superannuation Fund Reserve Bank of New Zealand	Office of the Controller and Auditor-General Office of the Ombudsmen	Air New Zealand Limited (included for disclosure purposes as if it were an SOE)
	Parliamentary Commissioner for the Environment	*Includes KiwiRail Holdings

Organisations named or described in Schedule 4 of the Public Finance Act 1989

Agriculture and Marketing Research and Development Trust

Asia New Zealand Foundation

Auckland Transition Agency

Crown Fibre Holdings Limited

Fish and game councils (12)

Leadership Development Centre Trust

National Pacific Radio Trust

New Zealand Fish and Game Council

New Zealand Game Bird Habitat Trust Board

New Zealand Government Property Corporation

New Zealand Lottery Grants Board

Ngāi Tahu Ancillary Claims Trust

Pacific Co-operation Foundation

Pacific Island Business Development Trust

Research and Education Advanced Network New Zealand Limited

Reserves boards (24)

Road Safety Trust

Sentencing Council

The Māori Trustee

Crown entities

Accident Compensation Corporation

Accounting Standards Review Board

Alcohol Advisory Council of New Zealand

Arts Council of New Zealand Toi Aotearoa

Broadcasting Commission

Broadcasting Standards Authority

Career Services

Charities Commission

Children’s Commissioner

Civil Aviation Authority of New Zealand

Commerce Commission

Crown Health Financing Agency

Crown research institutes (8)

District health boards (20)

Drug Free Sport New Zealand

Earthquake Commission

Electoral Commission

Electricity Commission

Energy Efficiency and Conservation Authority

Environmental Risk Management Authority

Families Commission

Foundation for Research, Science and Technology

Government Superannuation Fund Authority

Guardians of New Zealand Superannuation

Health and Disability Commissioner

Health Research Council of New Zealand

Health Sponsorship Council

Housing New Zealand Corporation

Human Rights Commission

Independent Police Conduct Authority

Law Commission

Legal Services Agency

Maritime New Zealand

Mental Health Commission

Museum of New Zealand Te Papa Tongarewa Board

New Zealand Antarctic Institute

New Zealand Artificial Limb Board

New Zealand Blood Service

New Zealand Film Commission

New Zealand Fire Service Commission

New Zealand Historic Places Trust (Pouhere Taonga)

New Zealand Lotteries Commission

New Zealand Qualifications Authority

New Zealand Symphony Orchestra

New Zealand Teachers Council

New Zealand Tourism Board

New Zealand Trade and Enterprise

New Zealand Transport Agency

New Zealand Venture Investment Fund Limited

New Zealand Walking Access Commission

Office of Film and Literature Classification

Pharmaceutical Management Agency

Privacy Commissioner

Public Trust

Radio New Zealand Limited

Real Estate Agents Authority

Retirement Commissioner

School boards of trustees (2,451)

Securities Commission

Social Workers Registration Board

Sport and Recreation New Zealand

Standards Council

Takeovers Panel

Te Reo Whakapuaki Irirangi (Te Māngai Pāho)

Te Taura Whiri i te Reo Māori (Māori Language Commission)

Television New Zealand Limited

Tertiary Education Commission

Tertiary education institutions (31)

Testing Laboratory Registration Council

Transport Accident Investigation Commission

Crown entity subsidiaries are consolidated by their parents and not listed separately in this table

Forecast Statement of Financial Performance for the years ending 30 June

	Note	2009 Actual $m	2010 Previous Budget $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m	2014 Forecast $m
Revenue
Taxation revenue	1	54,145	51,052	50,234	53,457	57,441	60,911	64,698
Other sovereign revenue	1	4,118	4,860	4,663	5,759	6,052	6,499	7,027
Total revenue levied through the Crown’s sovereign power		58,263	55,912	54,897	59,216	63,493	67,410	71,725
Sales of goods and services		15,356	16,049	14,335	15,399	16,540	17,145	18,024
Interest revenue and dividends	2	3,419	3,159	3,294	4,063	4,421	4,644	4,672
Other revenue		2,890	2,814	3,154	3,103	3,048	3,146	3,252
Total revenue earned through the Crown’s operations		21,665	22,022	20,783	22,565	24,009	24,935	25,948
Total revenue (excluding gains)		79,928	77,934	75,680	81,781	87,502	92,345	97,673
Expenses
Transfer payments and subsidies	3	19,962	21,175	21,400	22,628	23,273	23,959	24,595
Personnel expenses	4	18,064	18,324	18,710	19,109	19,410	19,726	19,886
Depreciation and amortisation	5	4,305	4,126	4,144	4,428	4,663	4,791	4,884
Other operating expenses	5	34,116	34,855	32,102	35,927	34,334	34,812	35,938
Interest expenses	6	3,492	3,349	3,571	4,612	5,387	5,934	6,135
Insurance expenses	7	3,882	3,890	3,135	3,725	4,292	4,762	5,154
Forecast new operating spending	8	—	254	—	394	1,609	2,815	4,179
Top-down expense adjustment	8	—	(300)	(455)	(410)	(60)	(60)	(60)
Total expenses (excluding losses)		83,821	85,673	82,607	90,413	92,908	96,739	100,711
Operating balance before gains/(losses)		(3,893)	(7,739)	(6,927)	(8,632)	(5,406)	(4,394)	(3,038)
Net gains/(losses) on financial instruments	9	(2,634)	1,416	3,916	1,250	1,471	1,626	1,841
Net gains/(losses) on non-financial instruments	10	(4,167)	205	(201)	181	187	197	202
Total gains/(losses)		(6,801)	1,621	3,715	1,431	1,658	1,823	2,043
Net surplus from associates and joint ventures		212	390	37	135	170	170	168
Operating balance from continuing activities		(10,482)	(5,728)	(3,175)	(7,066)	(3,578)	(2,401)	(827)
Gain/(loss) from discontinued operations		2	(1)	(4)	(1)	(1)	(1)	(1)
Operating balance (including minority interest)		(10,480)	(5,729)	(3,179)	(7,067)	(3,579)	(2,402)	(828)
Attributable to minority interest		(25)	—	—	—	—	—	—
Operating balance	11	(10,505)	(5,729)	(3,179)	(7,067)	(3,579)	(2,402)	(828)

The accompanying Notes and Accounting policies are an integral part of these Statements.

Forecast Statement of Financial Performance (continued) — Functional Expense Analysis for the years ending 30 June

	2009 Actual $m	2010 Previous Budget $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m	2014 Forecast $m
Total Crown Expenses
By functional classification
Social security and welfare	23,273	25,073	24,412	26,127	27,537	28,831	29,937
GSF pension expenses	655	370	377	363	444	541	556
Health	12,042	12,815	12,723	13,379	13,313	13,284	13,270
Education	12,465	12,147	12,642	12,861	12,894	12,902	12,993
Core government services	5,137	3,582	3,652	3,922	3,950	3,946	3,977
Law and order	3,250	3,515	3,486	3,746	3,718	3,745	3,754
Defence	1,712	1,761	1,783	1,862	1,809	1,806	1,806
Transport and communications	9,023	8,868	8,014	8,184	8,214	8,421	8,839
Economic and industrial services	7,695	8,246	7,457	8,114	8,313	8,415	8,717
Primary services	1,487	1,510	1,512	1,742	1,735	1,743	1,724
Heritage, culture and recreation	2,397	2,806	2,289	3,344	2,778	3,090	3,244
Housing and community development	1,075	1,115	1,052	1,102	1,084	1,105	1,104
Other	118	562	92	1,071	183	221	536
Finance costs	3,492	3,349	3,571	4,612	5,387	5,934	6,135
Forecast new operating spending	—	254	—	394	1,609	2,815	4,179
Top-down expense adjustment	—	(300)	(455)	(410)	(60)	(60)	(60)
Total Crown expenses excluding losses	83,821	85,673	82,607	90,413	92,908	96,739	100,711

Below is an analysis of core Crown expenses by functional classification. Core Crown expenses include expenses incurred by Ministers, Departments, Offices of Parliament, the NZS Fund and the Reserve Bank, but not Crown entities and State-owned enterprises.

	2009 Actual $m	2010 Previous Budget $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m	2014 Forecast $m
Core Crown Expenses
By functional classification
Social security and welfare	19,382	21,139	21,234	22,120	22,953	23,775	24,694
GSF pension expenses	655	370	368	357	437	534	550
Health	12,368	13,397	13,137	14,043	13,941	13,945	13,769
Education	11,455	11,284	11,779	11,992	11,999	11,986	12,029
Core government services	5,293	3,620	3,793	3,979	4,028	4,022	4,051
Law and order	3,089	3,267	3,276	3,537	3,497	3,518	3,519
Defence	1,757	1,810	1,832	1,912	1,859	1,856	1,856
Transport and communications	2,663	2,253	2,453	2,417	2,131	2,080	2,087
Economic and industrial services	2,960	2,673	2,959	2,828	2,592	2,466	2,478
Primary services	534	611	522	757	733	738	717
Heritage, culture and recreation	1,002	1,507	1,076	2,037	1,385	1,672	1,780
Housing and community development	297	365	344	370	327	316	302
Other	118	562	109	1,088	200	238	553
Finance costs	2,429	2,470	2,364	3,230	3,833	4,323	4,545
Forecast new operating spending	—	254	—	394	1,609	2,815	4,179
Top-down expense adjustment	—	(300)	(455)	(410)	(60)	(60)	(60)
Total core Crown expenses excluding losses	64,002	65,282	64,791	70,651	71,464	74,224	77,049

The accompanying Notes and Accounting policies are an integral part of these Statements.

Forecast Statement of Cash Flows for the years ending 30 June

	2009 Actual $m	2010 Previous Budget $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m	2014 Forecast $m
Cash Flows From Operations
Cash was provided from
Taxation receipts	51,119	50,268	50,267	52,681	56,607	60,068	63,878
Other sovereign receipts	3,716	4,290	4,282	4,792	5,004	5,126	5,196
Sales of goods and services	16,592	16,472	14,497	15,173	16,259	16,871	17,756
Interest and dividend receipts	2,792	2,697	3,220	3,592	3,909	4,130	4,164
Other operating receipts	2,204	2,734	2,973	2,960	2,848	2,910	3,011
Total cash provided from operations	76,423	76,461	75,239	79,198	84,627	89,105	94,005
Cash was disbursed to
Transfer payments and subsidies	19,673	21,159	21,450	22,642	23,416	24,130	24,755
Personnel and operating payments	50,391	54,128	51,586	54,693	53,940	53,655	54,891
Interest payments	2,880	3,042	2,966	3,979	5,232	5,914	6,190
Forecast new operating spending	—	254	—	394	1,609	2,815	4,179
Top-down expense adjustment	—	(300)	(455)	(410)	(60)	(60)	(60)
Total cash disbursed to operations	72,944	78,283	75,547	81,298	84,137	86,454	89,955
Net cash flows from operations	3,479	(1,822)	(308)	(2,100)	490	2,651	4,050
Cash Flows From Investing Activities
Cash was provided from/(disbursed to)
Net purchase of physical assets	(5,437)	(7,679)	(6,610)	(7,842)	(7,050)	(5,897)	(5,297)
Net purchase of shares and other securities	(2,338)	3,887	(1,717)	(1,088)	6,161	4,275	(1,139)
Net purchase of intangible assets	(433)	(350)	(368)	(513)	(426)	(290)	(227)
Net repayment/(issues) of advances	(1,129)	(651)	(360)	(1,426)	(754)	(631)	(716)
Net acquisition of investments in associates	(399)	(46)	(9)	(468)	7	(9)	(5)
Forecast new capital spending	—	(72)	—	(282)	(742)	(1,024)	(1,606)
Top-down capital adjustment	—	100	125	300	—	—	—
Net cash flows from investing activities	(9,736)	(4,811)	(8,939)	(11,319)	(2,804)	(3,576)	(8,990)
Net cash flows from operating and investing activities	(6,257)	(6,633)	(9,247)	(13,419)	(2,314)	(925)	(4,940)
Cash Flows From Financing Activities
Cash was provided from/(disbursed to)
Issues of circulating currency	475	181	34	104	106	109	112
Net issue/(repayment) of Government stock (1)	2,344	3,870	7,762	11,718	1,420	620	4,274
Net issue/(repayment) of foreign-currency borrowings	(1,836)	(3,708)	(754)	(5,320)	(1,011)	(793)	(912)
Net issue/(repayment) of other New Zealand dollar borrowings	7,752	5,968	2,203	6,898	1,819	988	1,548
Net cash flows from financing activities	8,735	6,311	9,245	13,400	2,334	924	5,022
Net movement in cash	2,478	(322)	(2)	(19)	20	(1)	82
Opening cash balance	3,804	5,353	6,268	6,143	6,126	6,148	6,149
Foreign-exchange gains/(losses) on opening cash	(14)	11	(123)	2	2	2	2
Closing cash balance	6,268	5,042	6,143	6,126	6,148	6,149	6,233

(1) Net issues of Government stock is after elimination of holdings by entities such as NZS Fund, ACC and EQC.  Further information on the proceeds and repayments of Government stock (“domestic bonds”) is available in note 22.

The accompanying Notes and Accounting policies are an integral part of these Statements.

Forecast Statement of Cash Flows (continued) for the years ending 30 June

	2009 Actual $m	2010 Previous Budget $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m	2014 Forecast $m
Reconciliation Between the Net Cash Flows from Operations and the Operating Balance
Net Cash Flows from Operations	3,479	(1,822)	(308)	(2,100)	490	2,651	4,050
Items included in the operating balance but not in net cash flows from operations
Gains/(losses)
Net gains/(losses) on financial instruments	(2,634)	1,416	3,916	1,250	1,471	1,626	1,841
Net gains/(losses) on non-financial instruments	(4,167)	205	(201)	181	187	197	202
Total gains/(losses)	(6,801)	1,621	3,715	1,431	1,658	1,823	2,043
Other Non-cash Items in Operating Balance
Depreciation and amortisation	(4,305)	(4,126)	(4,144)	(4,428)	(4,663)	(4,791)	(4,884)
Write-down on initial recognition of financial assets	(630)	(578)	(867)	(896)	(911)	(919)	(924)
Impairment on financial assets (excl receivables)	(851)	3	(1)	5	4	4	4
Decrease/(increase) in defined benefit retirement plan liabilities	(41)	274	243	337	259	168	153
Decrease/(increase) in insurance liabilities	(1,592)	(1,209)	(957)	(1,329)	(1,719)	(2,067)	(2,284)
Other	212	390	37	135	170	170	168
Total other non-cash Items	(7,207)	(5,246)	(5,689)	(6,176)	(6,860)	(7,435)	(7,767)
Movements in Working Capital
Increase/(decrease) in receivables	461	305	(805)	225	276	68	157
Increase/(decrease) in accrued interest	16	155	(530)	(162)	357	493	562
Increase/(decrease) in inventories	118	67	95	51	47	41	57
Increase/(decrease) in prepayments	31	8	(49)	(7)	(2)	—	3
Decrease/(increase) in deferred revenue	(134)	5	95	109	68	29	21
Decrease/(increase) in payables	(468)	(822)	297	(438)	387	(72)	46
Total movements in working capital	24	(282)	(897)	(222)	1,133	559	846
Operating balance	(10,505)	(5,729)	(3,179)	(7,067)	(3,579)	(2,402)	(828)

The accompanying Notes and Accounting policies are an integral part of these Statements.

Forecast Statement of Comprehensive Income for the years ending 30 June

	2009 Actual $m	2010 Previous Budget $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m	2014 Forecast $m
Revaluation of physical assets	4,235	(1)	323	—	—	—	—
Effective portion of changes in the fair value of cash flow hedges	333	(18)	(205)	5	2	1	1
Net change in fair value of cash flow hedges transferred to operating balance	—	—	—	(1)	—	—	(1)
Net change in fair value of cash flow hedges transferred to the hedged item	(153)	3	(3)	—	—	—	—
Foreign currency translation differences for foreign operations	15	—	24	—	—	—	—
Valuation gain/(losses) on investments available for sale taken to reserves	22	(3)	5	1	6	9	10
Other movements	—	(1)	(1)	(1)	—	(1)	—
Other comprehensive income for the year	4,452	(20)	143	4	8	9	10
Operating balance (including minority interest)	(10,480)	(5,729)	(3,179)	(7,067)	(3,579)	(2,402)	(828)
Total Comprehensive Income	(6,028)	(5,749)	(3,036)	(7,063)	(3,571)	(2,393)	(818)
Attributable to:
- minority interest	34	—	—	—	—	—	—
- the Crown	(6,062)	(5,749)	(3,036)	(7,063)	(3,571)	(2,393)	(818)
Total Comprehensive Income	(6,028)	(5,749)	(3,036)	(7,063)	(3,571)	(2,393)	(818)

The accompanying Notes and Accounting policies are an integral part of these Statements.

Forecast Statement of Financial Position as at 30 June

	Note	2009 Actual $m	2010 Previous Budget $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m	2014 Forecast $m
Assets
Cash and cash equivalents	12	6,268	5,042	6,143	6,126	6,148	6,149	6,233
Receivables	12	14,619	14,093	13,813	14,038	14,314	14,381	14,538
Marketable securities, deposits and derivatives in gain	12	45,708	49,683	45,465	46,220	40,400	36,234	38,069
Share investments	12	11,160	11,867	15,675	17,771	20,020	22,431	24,957
Advances	12	15,604	17,268	17,967	20,411	22,644	22,960	23,185
Inventory		1,082	1,165	1,177	1,228	1,274	1,315	1,372
Other assets		1,630	1,836	1,518	1,488	1,473	1,465	1,461
Property, plant & equipment	14	110,135	110,251	113,634	117,742	120,738	122,523	124,014
Equity accounted investments(1)		8,777	9,197	8,925	9,440	9,498	9,551	9,597
Intangible assets and goodwill	15	2,168	2,133	2,320	2,596	2,743	2,681	2,577
Forecast for new capital spending		—	72	—	282	1,025	2,049	3,655
Top-down capital adjustment		—	(375)	(125)	(425)	(425)	(425)	(425)
Total assets		217,151	222,232	226,512	236,917	239,852	241,314	249,233
Liabilities

Issued currency		4,005	4,220	4,147	4,251	4,357	4,466	4,578
Payables	17	9,139	10,296	8,950	10,001	9,586	9,610	10,050
Deferred revenue		1,426	1,213	1,331	1,222	1,154	1,125	1,103
Borrowings		61,953	76,423	73,643	89,416	94,785	96,434	102,396
Insurance liabilities	18	26,567	25,345	27,305	28,635	30,354	32,421	34,704
Retirement plan liabilities	19	8,993	10,307	9,158	8,821	8,563	8,395	8,242
Provisions	20	5,553	4,479	5,499	5,155	5,208	5,411	5,526
Total liabilities		117,636	132,283	130,033	147,501	154,007	157,862	166,599
Total assets less total liabilities		99,515	89,949	96,479	89,416	85,845	83,452	82,634
Net Worth

Taxpayer funds	21	36,382	31,803	34,027	26,983	23,429	21,050	20,246
Property, plant and equipment revaluation reserve	21	62,612	57,723	62,110	62,086	62,061	62,037	62,013
Other reserves	21	74	41	(105)	(100)	(92)	(82)	(72)
Total net worth attributable to the Crown		99,068	89,567	96,032	88,969	85,398	83,005	82,187
Net worth attributable to minority interest		447	382	447	447	447	447	447
Total net worth		99,515	89,949	96,479	89,416	85,845	83,452	82,634

(1) Tertiary education institutions constitute most equity accounted investments.

The accompanying Notes and Accounting policies are an integral part of these Statements.

Forecast Statement of Borrowings as at 30 June

	2009 Actual $m	2010 Previous Budget $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m	2014 Forecast $m
Borrowings
Government stock	21,164	25,629	28,881	41,328	43,616	45,233	50,720
Treasury bills	7,432	9,550	9,043	9,509	9,493	9,490	9,483
Government retail stock	491	581	337	337	337	337	337
Settlement deposits with Reserve Bank	6,908	9,432	7,602	7,602	7,602	7,602	7,602
Derivatives in loss	2,158	3,237	1,798	1,369	1,303	1,162	1,091
Finance lease liabilities	1,002	1,247	1,000	1,037	1,294	1,190	1,438
Other borrowings	22,798	26,747	24,982	28,234	31,140	31,420	31,725
Total borrowings	61,953	76,423	73,643	89,416	94,785	96,434	102,396
Total sovereign-guaranteed debt	44,448	58,076	52,833	65,890	68,324	69,927	75,627
Total non sovereign-guaranteed debt	17,505	18,347	20,810	23,526	26,461	26,507	26,769
Total borrowings	61,953	76,423	73,643	89,416	94,785	96,434	102,396
Net debt:
Core Crown borrowings(1)	50,545	64,116	59,935	73,196	75,948	77,863	83,990
Add back NZS Fund holdings of sovereign-issued debt and NZS Fund borrowings	428	(559)	71	(31)	(21)	(22)	(16)
Gross sovereign-issued debt(2)	50,973	63,557	60,006	73,165	75,927	77,841	83,974
Less core Crown financial assets(3)	55,769	61,467	59,584	61,317	55,891	52,105	54,112
Net core Crown debt (incl. NZS Fund)(4)	(4,796)	2,090	422	11,848	20,036	25,736	29,862
Add back NZS Fund holdings of core Crown financial assets and NZS Fund financial assets(5)	11,486	13,258	15,250	16,575	17,741	19,087	20,477
Net core Crown debt (excl. NZS Fund)(4)	6,690	15,348	15,672	28,423	37,777	44,823	50,339
Advances	10,429	11,971	10,970	11,542	11,861	12,231	12,675
Net core Crown debt (excl. NZS Fund and advances)(6)	17,119	27,319	26,642	39,965	49,638	57,054	63,014
Gross debt:
Gross sovereign-issued debt(2)	50,973	63,557	60,006	73,165	75,927	77,841	83,974
Less Reserve Bank settlement cash and bank bills	(9,217)	(14,184)	(7,796)	(7,796)	(7,796)	(7,796)	(7,796)
Add back changes to DMO borrowing due to settlement cash(7)	1,600	1,600	1,600	1,600	1,600	1,600	1,600
Gross sovereign-issued debt excluding Reserve Bank settlement cash and bank bills(4)	43,356	50,973	53,810	66,969	69,731	71,645	77,778

Notes on Borrowings

Total Borrowings can be split into sovereign-guaranteed and non-sovereign-guaranteed debt. This split reflects the fact that borrowings by State-owned enterprises and Crown entities are not explicitly guaranteed by the Crown.  Sovereign-guaranteed debt excludes Kiwibank deposits guaranteed under the retail deposit guarantee scheme.  No other debt of State-owned enterprises and Crown entities is currently guaranteed by the Crown.

(1)  Core Crown borrowings in this instance includes unsettled purchases of securities (classified as accounts payable in the statement of financial position).

(2)  Gross sovereign-issued debt (GSID) represents debt issued by the sovereign (the core Crown) and includes Government stock held by the New Zealand Superannuation Fund (NZS Fund), ACC and EQC.

(3)  Core Crown financial assets exclude receivables.

(4)  Net core Crown debt represents GSID less financial assets.  This can provide information about the sustainability of the Government’s accounts, and is used by some international agencies when determining the credit-worthiness of a country.

(5)  Adding back the NZS Fund assets provides the financial liabilities less financial assets of the core Crown, excluding those assets set aside to meet part of the future cost of New Zealand superannuation.

(6)  Net core Crown debt (excluding NZS Fund and advances) excludes financial assets which are held for public policy rather than treasury management purposes.

(7)  The Reserve Bank has used $1.6 billion of settlement cash to purchase reserves that were to have been funded by the NZ Debt Management Office borrowing. Therefore, the impact of settlement cash on GSID is adjusted by this amount.

The accompanying Notes and Accounting policies are an integral part of these Statements.

Statement of Actual Commitments as at 31 March 2010

	As at 31 March 2010 $m	As at 30 June 2009 $m
Capital Commitments
Specialist military equipment	486	699
Land and buildings	685	699
Other property, plant and equipment	6,735	4,859
Other capital commitments	427	429
Tertiary Education Institutions	245	245
Total capital commitments	8,578	6,931
Operating Commitments
Non-cancellable accommodation leases	2,654	2,366
Other non-cancellable leases	2,442	2,630
Non-cancellable contracts for the supply of goods and services	2,208	2,256
Other operating commitments	8,753	9,731
Tertiary Education Institutions	335	335
Total operating commitments	16,392	17,318
Total commitments	24,970	24,249
Total Commitments by Segment
Core Crown	11,610	20,300
Crown entities	13,769	15,972
State-owned enterprises	5,865	5,706
Inter-segment eliminations	(6,274)	(17,729)
Total commitments	24,970	24,249

Statement of Actual Contingent Liabilities and Assets as at 31 March 2010

	As at 31 March 2010 $m	As at 30 June 2009 $m
Quantifiable Contingent Liabilities
Guarantees and indemnities	116	96
Uncalled capital	2,283	2,506
Legal proceedings and disputes	342	1,754
Other contingent liabilities	3,652	4,133
Total quantifiable contingent liabilities	6,393	8,489
Total Quantifiable Contingent Liabilities by Segment
Core Crown	6,184	8,287
Crown entities	80	90
State-owned enterprises	129	112
Inter-segment eliminations	—	—
Total quantifiable contingent liabilities	6,393	8,489
Quantifiable Contingent Assets by Segment
Core Crown	271	1,579
Crown entities	3	3
Total quantifiable contingent assets	274	1,582

The accompanying Notes and Accounting policies are an integral part of these Statements.

More information on contingent liabilities (quantified and unquantified) is outlined on pages 104 to 118 of the Fiscal Risks chapter.

Notes to the Forecast Financial Statements

NOTE 1:  Revenue Collected Through the Crown’s Sovereign Power

	2009 Actual $m	2010 Previous Budget $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m	2014 Forecast $m
Taxation Revenue (accrual)

Individuals

Source deductions	22,587	21,699	21,884	20,174	21,012	22,543	24,376
Other persons	4,408	4,387	4,261	4,403	4,865	5,019	5,156
Refunds	(1,636)	(1,651)	(1,979)	(1,484)	(1,609)	(1,609)	(1,620)
Fringe benefit tax	500	487	459	430	439	466	499
Total individuals	25,859	24,922	24,625	23,523	24,707	26,419	28,411

Corporate Tax
Gross companies tax	8,245	7,077	6,334	8,214	8,701	9,040	9,372
Refunds	(430)	(345)	(399)	(376)	(361)	(386)	(412)
Non-resident withholding tax	1,451	1,107	1,009	628	714	754	790
Foreign-source dividend w/holding payments	10	13	(1)	8	8	8	8
Total corporate tax	9,276	7,852	6,943	8,474	9,062	9,416	9,758

Other Direct Income Tax
Resident w/holding tax on interest income	2,571	2,049	1,812	1,465	1,928	2,310	2,583
Resident w/holding tax on dividend income	65	211	142	240	252	325	503
Estate and gift duties	1	2	2	1	1	1	1
Total other direct income tax	2,637	2,262	1,956	1,706	2,181	2,636	3,087
Total direct income tax	37,772	35,036	33,524	33,703	35,950	38,471	41,256
Goods and Services Tax

Gross goods and services tax	20,551	21,121	19,131	23,968	27,102	29,300	31,441
Refunds	(9,000)	(9,960)	(7,425)	(9,524)	(11,209)	(12,606)	(13,881)
Total goods and services tax	11,551	11,161	11,706	14,444	15,893	16,694	17,560

Other Indirect Taxation
Road user charges	868	885	894	955	1,002	1,048	1,105
Petroleum fuels excise - domestic production	781	802	849	907	972	990	1,020
Alcohol excise - domestic production	616	657	636	657	702	726	750
Tobacco excise - domestic production	172	172	188	209	223	232	232
Petroleum fuels excise - imports(1)	514	—	564	600	645	657	678
Alcohol excise - imports(1)	213	—	234	242	258	267	276
Tobacco excise - imports(1)	891	—	916	1,020	1,089	1,131	1,133
Other customs duty	262	1,818	219	198	178	160	144
Gaming duties	215	224	229	228	230	232	235
Motor vehicle fees	171	167	170	175	180	186	192
Energy resources levies	39	38	37	38	38	36	36
Approved issuer levy and cheque duty	80	92	68	81	81	81	81
Total other indirect taxation	4,822	4,855	5,004	5,310	5,598	5,746	5,882
Total indirect taxation	16,373	16,016	16,710	19,754	21,491	22,440	23,442
Total taxation revenue	54,145	51,052	50,234	53,457	57,441	60,911	64,698
Other Sovereign Revenue (accrual)
ACC levies	2,880	3,226	3,201	3,823	4,009	4,132	4,264
Fire Service levies	299	307	304	309	322	333	345
EQC levies	86	88	88	87	88	89	89
Other miscellaneous items	853	1,239	1,070	1,540	1,633	1,945	2,329
Total other sovereign revenue	4,118	4,860	4,663	5,759	6,052	6,499	7,027
Total sovereign revenue	58,263	55,912	54,897	59,216	63,493	67,410	71,725

(1)  Customs excise-equivalent duty.

NOTE 1 (continued):  Receipts Collected Through the Crown’s Sovereign Power

	2009 Actual $m	2010 Previous Budget $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m	2014 Forecast $m
Taxation Receipts (cash)

Individuals

Source deductions	22,567	21,630	21,832	20,314	20,945	22,475	24,310
Other persons	4,988	4,983	4,745	4,875	5,488	5,670	5,899
Refunds	(2,488)	(2,393)	(2,739)	(2,255)	(2,482)	(2,524)	(2,599)
Fringe benefit tax	506	487	476	433	430	453	490
Total individuals	25,573	24,707	24,314	23,367	24,381	26,074	28,100

Corporate Tax
Gross companies tax	7,742	7,801	8,488	9,051	9,612	10,004	10,331
Refunds	(2,013)	(1,379)	(1,716)	(1,314)	(1,448)	(1,518)	(1,557)
Non-resident withholding tax	1,437	1,106	892	627	713	753	789
Foreign-source dividend w/holding payments	(2)	13	8	8	8	8	8
Total corporate tax	7,164	7,541	7,672	8,372	8,885	9,247	9,571

Other Direct Income Tax

Resident w/holding tax on interest income	2,593	2,051	1,778	1,463	1,926	2,308	2,581
Resident w/holding tax on dividend income	97	210	126	240	252	325	503
Estate and gift duties	2	2	2	1	1	1	1
Total other direct income tax	2,692	2,263	1,906	1,704	2,179	2,634	3,085
Total direct income tax	35,429	34,511	33,892	33,443	35,445	37,955	40,756
Goods and Services Tax

Gross goods and services tax	19,715	20,252	18,785	23,052	26,373	28,573	30,721
Refunds	(8,894)	(9,360)	(7,425)	(9,124)	(10,809)	(12,206)	(13,481)
Total goods and services tax	10,821	10,892	11,360	13,928	15,564	16,367	17,240

Other Indirect Taxation

Petroleum fuels excise	786	802	849	907	972	990	1,020
Tobacco excise	170	172	188	209	223	232	232
Customs duty	1,957	1,818	1,933	2,060	2,170	2,215	2,231
Road user charges	864	885	894	955	1,002	1,048	1,105
Alcohol excise	587	657	636	657	702	726	750
Gaming duties	227	224	227	228	230	232	235
Motor vehicle fees	165	167	170	175	180	186	192
Energy resources levies	36	38	43	38	38	36	36
Approved issuer levy and cheque duty	77	102	75	81	81	81	81
Total other indirect taxation	4,869	4,865	5,015	5,310	5,598	5,746	5,882
Total indirect taxation	15,690	15,757	16,375	19,238	21,162	22,113	23,122
Total Taxation Receipts	51,119	50,268	50,267	52,681	56,607	60,068	63,878
Other Sovereign Receipts (cash)
ACC levies	2,792	3,170	3,274	3,761	3,930	4,059	4,106
Fire Service levies	300	308	304	309	322	333	345
EQC levies	87	88	88	87	88	89	89
Other miscellaneous items	537	724	616	635	664	645	656
Total other sovereign receipts	3,716	4,290	4,282	4,792	5,004	5,126	5,196
Total sovereign receipts	54,835	54,558	54,549	57,473	61,611	65,194	69,074

NOTE 2:  Interest Revenue and Dividends

	2009 Actual $m	2010 Previous Budget $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m	2014 Forecast $m
By type
Interest revenue	3,000	2,765	2,876	3,482	3,761	3,879	3,812
Dividends	419	394	418	581	660	765	860
Total interest revenue and dividends	3,419	3,159	3,294	4,063	4,421	4,644	4,672
By source
Core Crown	1,872	2,076	2,225	2,487	2,697	2,952	2,972
Crown entities	1,248	832	1,012	939	1,081	1,291	1,413
State-owned enterprises	1,193	927	1,465	1,550	1,686	1,688	1,692
Inter-segment eliminations	(894)	(676)	(1,408)	(913)	(1,043)	(1,287)	(1,405)
Total interest revenue and dividends	3,419	3,159	3,294	4,063	4,421	4,644	4,672

NOTE 3:  Transfer Payments and Subsidies

	2009 Actual $m	2010 Previous Budget $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m	2014 Forecast $m
New Zealand superannuation	7,744	8,246	8,287	8,822	9,560	10,149	10,781
Domestic purposes benefit	1,530	1,647	1,694	1,756	1,847	1,890	1,938
Unemployment benefit	586	1,078	939	969	931	849	774
Invalids benefit	1,260	1,297	1,302	1,319	1,374	1,394	1,417
Family tax credit	2,062	2,158	2,200	2,239	2,226	2,296	2,181
Accommodation supplement	989	1,166	1,158	1,221	1,237	1,240	1,251
Sickness benefit	613	692	714	760	796	814	832
Student allowances	444	462	589	656	626	576	552
Disability allowances	390	417	412	421	436	450	465
Other social assistance benefits	2,605	2,632	2,576	2,801	2,677	2,714	2,782
Total social assistance grants	18,223	19,795	19,871	20,964	21,710	22,372	22,973
Subsidies
KiwiSaver subsidies	1,281	919	1,045	1,179	1,054	1,028	1,063
Other transfer payments
Official development assistance	458	461	484	485	509	559	559
Total transfer payments and subsidies	19,962	21,175	21,400	22,628	23,273	23,959	24,595

NOTE 4:  Personnel Expenses

	2009 Actual $m	2010 Previous Budget $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m	2014 Forecast $m
Core Crown	6,037	5,924	5,953	6,076	6,149	6,244	6,275
Crown entities	9,592	9,902	10,316	10,516	10,664	10,833	10,883
State-owned enterprises	2,447	2,501	2,449	2,526	2,606	2,658	2,737
Inter-segment eliminations	(12)	(3)	(8)	(9)	(9)	(9)	(9)
Total personnel expenses	18,064	18,324	18,710	19,109	19,410	19,726	19,886

NOTE 5:  Depreciation, Amortisation and Other Operating Expenses

	2009 Actual $m	2010 Previous Budget $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m	2014 Forecast $m
Core Crown	35,293	35,487	35,259	38,677	36,599	36,876	37,268
Crown entities	17,332	17,172	17,589	17,903	17,859	17,912	18,095
State-owned enterprises	10,172	11,506	9,416	10,237	10,959	11,279	11,904
Inter-segment eliminations	(24,376)	(25,184)	(26,018)	(26,462)	(26,420)	(26,464)	(26,445)
Total depreciation, amortisation and other operating expenses	38,421	38,981	36,246	40,355	38,997	39,603	40,822

NOTE 6:  Interest Expenses

	2009 Actual $m	2010 Previous Budget $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m	2014 Forecast $m
By type
Interest on financial liabilities	3,404	3,233	3,494	4,537	5,313	5,861	6,063
Interest unwind on provisions	88	116	77	75	74	73	72
Total interest expenses	3,492	3,349	3,571	4,612	5,387	5,934	6,135
By source
Core Crown	2,429	2,470	2,364	3,230	3,833	4,323	4,545
Crown entities	185	140	163	181	203	219	222
State-owned enterprises	1,392	1,198	1,588	1,733	1,931	2,032	2,083
Inter-segment eliminations	(514)	(459)	(544)	(532)	(580)	(640)	(715)
Total interest expenses	3,492	3,349	3,571	4,612	5,387	5,934	6,135

NOTE 7:  Insurance Expenses

	2009 Actual $m	2010 Previous Budget $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m	2014 Forecast $m
By entity
ACC	3,762	3,834	3,058	3,668	4,234	4,703	5,094
Earthquake Commission	88	39	59	39	40	40	41
Other	32	17	18	18	18	19	19
Total insurance expenses	3,882	3,890	3,135	3,725	4,292	4,762	5,154

NOTE 8:  Forecast New Operating Spending and Top-Down Adjustment

	2009 Actual $m	2010 Previous Budget $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m	2014 Forecast $m
Forecast new spending up to Budget 2011	—	254	—	394	489	555	759
Forecast for future new spending	—	—	—	—	1,120	2,260	3,420
Total forecast new operating spending	—	254	—	394	1,609	2,815	4,179
Top-down expense adjustment	—	(300)	(455)	(410)	(60)	(60)	(60)

Forecast new spending up to Budget 2011 represents expenses included in Budget 2010 that has yet to be allocated.  Included in these amounts is a portion of spending transferred from the Budget 2011, 2012 and 2013 capital allowance to be used to help contribute to fix leaky homes.

Forecast for future new spending indicates the expected spending increases from the operating allowances planned for future budgets.

NOTE 9:  Gains and Losses on Financial Instruments

	2009 Actual $m	2010 Previous Budget $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m	2014 Forecast $m

By source
Core Crown	(1,616)	1,256	3,048	1,231	1,239	1,284	1,366
Crown entities	(669)	117	1,173	209	456	589	727
State-owned enterprises	(138)	140	(88)	(11)	(44)	(65)	(62)
Inter-segment eliminations	(211)	(97)	(217)	(179)	(180)	(182)	(190)
Net gains/(losses) on financial instruments	(2,634)	1,416	3,916	1,250	1,471	1,626	1,841

NOTE 10:  Gains and Losses on Non-Financial Instruments

	2009 Actual $m	2010 Previous Budget $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m	2014 Forecast $m
By type
Actuarial gains/(losses) on GSF liability	(695)	(12)	(408)	—	—	—	—
Actuarial gains/(losses) on ACC outstanding claims	(4,491)	—	219	—	—	—	—
Other	1,019	217	(12)	181	187	197	202
Net gains/(losses) on non-financial instruments	(4,167)	205	(201)	181	187	197	202
By source
Core Crown	125	39	(544)	21	12	12	11
Crown entities	(4,475)	(12)	198	(17)	(14)	(10)	(10)
State-owned enterprises	200	178	145	177	188	195	201
Inter-segment eliminations	(17)	—	—	—	1	—	—
Net gains/(losses) on non-financial instruments	(4,167)	205	(201)	181	187	197	202

NOTE 11: Source of Operating Balance

	2009 Actual $m	2010 Previous Budget $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m	2014 Forecast $m
Core Crown	(5,862)	(7,119)	(5,910)	(9,082)	(5,663)	(4,315)	(2,735)
Crown entities	(4,727)	328	2,773	1,423	1,413	1,461	1,478
State-owned enterprises	911	1,351	959	1,014	1,136	1,126	1,197
Inter-segment eliminations	(827)	(289)	(1,001)	(422)	(465)	(674)	(768)
Total operating balance	(10,505)	(5,729)	(3,179)	(7,067)	(3,579)	(2,402)	(828)

NOTE 12:  Financial Assets

	2009 Actual $m	2010 Previous Budget $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m	2014 Forecast $m
Cash and cash equivalents	6,268	5,042	6,143	6,126	6,148	6,149	6,233
Tax receivables	7,649	7,378	6,690	6,288	6,063	5,869	5,618
Trade and other receivables	6,970	6,715	7,123	7,750	8,251	8,512	8,920
Student loans (refer note 13)	6,553	7,658	6,874	7,300	7,688	8,007	8,259
Kiwibank mortgages	8,492	8,843	10,411	12,411	14,411	14,411	14,411
Long-term deposits	3,136	2,635	2,158	2,240	2,337	2,390	2,650
IMF financial assets	454	901	2,546	2,546	2,547	2,547	2,548
Other advances	559	767	682	700	545	542	515
Share investments	11,160	11,867	15,675	17,771	20,020	22,431	24,957
Derivatives in gain	3,745	1,176	2,362	1,771	1,546	1,268	998
Other marketable securities	38,373	44,971	38,399	39,663	33,970	30,029	31,873
Total financial assets	93,359	97,953	99,063	104,566	103,526	102,155	106,982
Financial assets by entity
NZDMO	22,831	15,593	24,608	24,360	16,406	10,637	10,892
Reserve Bank of New Zealand	22,372	28,661	18,705	18,928	18,653	18,280	18,201
NZ Superannuation Fund	12,877	13,340	15,490	16,452	17,637	18,886	20,251
Other core Crown	17,399	17,470	16,480	16,777	16,974	17,212	17,302
Intra-segment eliminations	(9,866)	(4,722)	(7,265)	(6,845)	(5,469)	(4,786)	(4,660)
Total core Crown segment	65,613	70,342	68,018	69,672	64,201	60,229	61,986
ACC portfolio	14,281	14,543	16,652	18,897	21,485	24,389	27,548
EQC portfolio	5,639	6,148	6,049	6,424	6,833	7,323	7,813
Other Crown entities	6,929	6,288	6,533	6,352	6,358	6,321	6,391
Intra-segment eliminations	(1,521)	(1,425)	(1,450)	(1,482)	(1,492)	(1,503)	(1,515)
Total Crown entities segment	25,328	25,554	27,784	30,191	33,184	36,530	40,237
Total State-owned enterprises segment	14,702	14,451	16,861	18,987	21,143	21,285	21,714
Inter-segment eliminations	(12,284)	(12,394)	(13,600)	(14,284)	(15,002)	(15,889)	(16,955)
Total financial assets	93,359	97,953	99,063	104,566	103,526	102,155	106,982

NOTE 13:  Student Loans

	2009 Actual $m	2010 Previous Budget $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m	2014 Forecast $m
Nominal value (including accrued interest)	10,259	11,110	11,152	12,050	12,901	13,671	14,365
Opening book value	6,741	7,131	6,553	6,874	7,300	7,688	8,007
Amount borrowed in current year	1,350	1,478	1,543	1,616	1,648	1,664	1,676
Less initial write down to fair value	(532)	(573)	(754)	(772)	(787)	(795)	(800)
Repayments made during the year	(710)	(794)	(751)	(826)	(912)	(1,016)	(1,111)
Interest unwind	465	516	473	506	536	563	585
(Impairment)/reversal of impairment	(779)	(110)	(201)	(110)	(110)	(110)	(110)
Other movements	18	10	11	12	13	13	12
Closing book value	6,553	7,658	6,874	7,300	7,688	8,007	8,259

NOTE 14:  Property, Plant and Equipment

	2009 Actual $m	2010 Previous Budget $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m	2014 Forecast $m
By Class of asset
Net Carrying Value
Land (valuation)	16,289	17,348	16,434	16,570	16,648	16,768	16,893
Buildings (valuation)	23,719	23,179	24,832	25,831	26,176	26,298	26,131
Electricity distribution network (cost)	2,046	2,572	2,288	2,887	3,357	3,640	3,804
Electricity generation assets (valuation)	11,664	12,221	11,953	12,333	12,688	12,670	12,774
Aircraft (excluding military) (valuation)	1,952	2,344	2,173	2,347	2,821	3,112	3,541
State highways (valuation)	24,067	22,628	24,925	25,596	26,386	27,132	27,921
Rail network (valuation)	12,506	12,720	12,776	13,224	13,530	13,613	13,711
Specialist military equipment (valuation)	3,927	3,464	3,841	3,835	3,789	3,629	3,357
Specified cultural and heritage assets (valuation)	8,582	7,990	8,624	8,645	8,684	8,717	8,741
Other plant and equipment (cost)	5,383	5,785	5,788	6,474	6,659	6,944	7,141
Total property, plant and equipment	110,135	110,251	113,634	117,742	120,738	122,523	124,014
By source
Core Crown	30,487	29,740	31,206	31,877	31,990	31,822	31,447
Crown entities	46,553	45,757	48,085	49,453	50,575	51,599	52,417
State-owned enterprises	33,095	34,754	34,343	36,412	38,173	39,102	40,150
Inter-segment eliminations	—	—	—	—	—	—	—
Total property, plant and equipment	110,135	110,251	113,634	117,742	120,738	122,523	124,014

NOTE 15:  Intangible Assets and Goodwill

	2009 Actual $m	2010 Previous Budget $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m	2014 Forecast $m
By type
Net Kyoto position(1)	207	—	231	231	231	231	231
Goodwill	461	183	457	457	457	457	457
Other intangible assets	1,500	1,950	1,632	1,908	2,055	1,993	1,889
Total intangible assets and goodwill	2,168	2,133	2,320	2,596	2,743	2,681	2,577
By source
Core Crown	1,135	1,036	1,199	1,327	1,352	1,325	1,287
Crown entities	425	404	433	503	565	545	500
State-owned enterprises	607	693	688	766	826	811	790
Inter-segment eliminations	1	—	—	—	—	—	—
Total intangible assets and goodwill	2,168	2,133	2,320	2,596	2,743	2,681	2,577

(1)  The New Zealand Government has committed under the Kyoto Protocol to ensuring that New Zealand’s average net emissions of greenhouse gases over 2008-2012 (the first commitment period of the Kyoto

Protocol or CP1) is reduced to 1990 levels or to take responsibility for the difference.  New Zealand can meet its commitment through emissions reductions and use of the Kyoto Protocol flexibility mechanisms such as Joint Implementation, the Clean Development Mechanism, and offsetting increased emissions against carbon removed by forests.  The position will crystallise when the first Kyoto commitment period is settled up post-2012.  These financial statements report on the New Zealand Government’s obligations for the first commitment period, but not for future commitment periods which are currently being negotiated.

A full copy of the Net Position Report 2010 can be found on the Ministry for the Environment’s website:  www.mfe.govt.nz

NOTE 16:  NZ Superannuation Fund

	2009 Actual $m	2010 Previous Budget $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m	2014 Forecast $m
Revenue	383	397	400	520	550	605	649
Less current tax expense	4	—	141	310	337	366	398
Less other expenses	(323)	461	457	135	154	169	187
Add gains/(losses)	(3,495)	1,129	2,317	978	1,079	1,157	1,260
Operating balance	(2,793)	1,065	2,119	1,053	1,138	1,227	1,324
Opening net worth	14,212	13,275	13,688	16,066	17,124	18,268	19,504
Gross contribution from the Crown	2,242	250	250	—	—	—	—
Operating balance	(2,793)	1,065	2,119	1,053	1,138	1,227	1,324
Other movements in reserves	27	—	9	5	6	9	10
Closing net worth	13,688	14,590	16,066	17,124	18,268	19,504	20,838
Comprising:
Financial assets	12,877	13,340	15,490	16,452	17,637	18,886	20,251
Net other assets	811	1,250	576	672	631	618	587
Closing net worth	13,688	14,590	16,066	17,124	18,268	19,504	20,838

NOTE 17:  Payables

	2009 Actual $m	2010 Previous Budget $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m	2014 Forecast $m

By type
Accounts payable	5,380	5,845	5,191	6,242	5,827	5,851	6,291
Taxes repayable	3,759	4,451	3,759	3,759	3,759	3,759	3,759
Total payables	9,139	10,296	8,950	10,001	9,586	9,610	10,050
By source
Core Crown	6,885	7,373	6,330	7,011	6,455	6,499	6,863
Crown entities	3,968	3,457	3,606	3,680	3,729	3,747	3,769
State-owned enterprises	4,324	4,715	4,466	4,876	5,093	5,129	5,241
Inter-segment eliminations	(6,038)	(5,249)	(5,452)	(5,566)	(5,691)	(5,765)	(5,823)
Total payables	9,139	10,296	8,950	10,001	9,586	9,610	10,050

NOTE 18:  Insurance Liabilities

	2009 Actual $m	2010 Previous Budget $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m	2014 Forecast $m
By entity
ACC liability	26,446	25,171	27,169	28,483	30,191	32,247	34,523
EQC property damage claims	87	91	86	86	86	86	86
Other insurance liabilities	34	83	50	66	77	88	95
Total insurance liabilities	26,567	25,345	27,305	28,635	30,354	32,421	34,704

ACC liability

Calculation information

PricewaterhouseCoopers Actuarial Pty Ltd have prepared an independent actuarial estimate of the ACC outstanding claims liability as at 31 December 2009.  This estimate includes the expected future payments relating to accidents that occurred prior to balance date (whether or not the associated claims have been reported to, or accepted by, ACC) and also the expected future administrative expenses of managing these claims.  The estimate has been updated as at 31 March 2010 to reflect the expected impact of the Accident Compensation Amendment Act 2010 on those expected future payments.

The key economic variables that impact on changes to the valuation are the long-term Labour Cost Index (LCI), average weekly earnings and the discount rate.  Discount rates were derived from the market yield curve at 31 March 2010 and then blended to the long-term discount rate of 6% (30 June 2009 long-term discount rate 6%).  Other key variables in each valuation are the forecast increases in claim costs over and above the economic variables above, and the assumed rate at which long-term claimants will leave the scheme over the period.  This assessment is largely based on scheme history.

Presentation approach

The projected outstanding claims liability is included within total liabilities.  ACC has available to it a portfolio of assets that partially offset the claims liability.  The assets (less cross holdings of NZ Government stock) are included in the asset portion of the Crown’s overall statement of financial position.

	2009 Actual $m	2010 Previous Budget $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m	2014 Forecast $m
Gross ACC liability
Opening gross liability	20,374	23,958	26,446	27,169	28,483	30,191	32,247
Net change	6,072	1,213	723	1,314	1,708	2,056	2,276
Closing gross liability	26,446	25,171	27,169	28,483	30,191	32,247	34,523
Less net assets available to ACC
Opening net asset value	12,397	13,135	13,695	16,607	18,889	21,496	24,377
Net change	1,298	1,253	2,912	2,282	2,607	2,881	3,127
Closing net asset value	13,695	14,388	16,607	18,889	21,496	24,377	27,504
Net ACC reserves (net liability)
Opening reserves position	(7,977)	(10,823)	(12,751)	(10,562)	(9,594)	(8,695)	(7,870)
Net change	(4,774)	40	2,189	968	899	825	851
Closing reserves position (net liability)	(12,751)	(10,783)	(10,562)	(9,594)	(8,695)	(7,870)	(7,019)

NOTE 19:  Retirement Plan Liabilities

	2009 Actual $m	2010 Previous Budget $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m	2014 Forecast $m
Government Superannuation Fund (GSF)	8,988	10,307	9,154	8,817	8,558	8,390	8,238
Other funds	5	—	4	4	5	5	4
Total retirement plan liabilities	8,993	10,307	9,158	8,821	8,563	8,395	8,242

The net liability of the Government Superannuation Fund (GSF) liabilities has been calculated by the Government Actuary as~at 28 February 2010.  The liability arises from closed schemes for past and present public sector employees as set out in the Government Superannuation Fund Act 1956.  A Projected Unit Credit method is used to calculate the liability as at 28 February 2010, based on membership data as at that date.  The funding method requires the benefits payable from GSF in respect of past service to be calculated and then discounted back to the valuation date.

The net GSF liability at this valuation was calculated using discount rates derived from the market yield curve as at the balance date and then blended to the long-term discount rate of 6.00% (long-term rate unchanged from 30 June 2009).  Other principal long-term financial assumptions were an inflation rate, as measured by the increase in the Consumer Price Index, of 2.25% to 2020, reducing to 2.00% over the five years to 2025 (unchanged from 30 June 2009) and an annual salary growth rate, before any promotional effects, of 3.00% (unchanged from 30 June 2009).

The 2009/10 projected movement in the net GSF liability is $166 million, reflecting an increase in the GSF liability of $412 million offset by an increase in the GSF assets of $246 million.

The increase in the GSF liability of $412 million includes an actuarial loss, between 1 July 2009 and 28 February 2010, of $626 million of which $401 million resulted from changes in the short to medium discount rate assumptions and $225 million was due to experience adjustments.  The projected change of $401 million is offset by changes in the current service cost, interest cost and benefits paid to members, to give an overall net projected change of $412 million.

The increase in the value of the net assets of GSF of $246 million includes an actuarial gain, from 1 July 2009 to 28 February 2010, of $217 million.  The balance of $29 million is the total of the expected investment returns and contributions received, offset by the benefits paid to members.

The changes in the projected net GSF liability from 2010/11 onwards reflect the net of the expected current service cost, interest cost, investment returns and contributions.

	2009 Actual $m	2010 Previous Budget $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m	2014 Forecast $m
GSF net defined benefit retirement liability
GSF liability
Opening GSF liability	11,831	13,115	11,792	12,204	11,884	11,636	11,473
Net projected change	(39)	(282)	412	(320)	(248)	(163)	(152)
Closing GSF liability	11,792	12,833	12,204	11,884	11,636	11,473	11,321
Less net assets available to GSF
Opening net asset value	3,574	2,559	2,804	3,050	3,067	3,078	3,083
Investment valuation changes	(583)	121	385	151	151	152	152
Contribution and other income less pension payments	(187)	(153)	(139)	(134)	(140)	(147)	(152)
Closing net asset value	2,804	2,527	3,050	3,067	3,078	3,083	3,083
Net GSF liability
Opening unfunded liability	8,257	10,557	8,988	9,154	8,817	8,558	8,390
Net projected change	731	(250)	166	(337)	(259)	(168)	(152)
Closing unfunded liability	8,988	10,307	9,154	8,817	8,558	8,390	8,238

NOTE 20:  Provisions

	2009 Actual $m	2010 Previous Budget $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m	2014 Forecast $m
Provision for ETS credits	17	173	93	722	719	821	821
Provision for future retail deposit guarantee scheme payments	831	—	875	—	—	—	—
Provision for National Provident Fund guarantee	954	919	922	883	843	802	761
Provision for employee entitlements	2,580	2,369	2,522	2,516	2,552	2,565	2,575
Other provisions	1,171	1,018	1,087	1,034	1,094	1,223	1,369
Total provisions	5,553	4,479	5,499	5,155	5,208	5,411	5,526
By source
Core Crown	3,081	2,231	3,059	2,788	2,821	2,912	2,909
Crown entities	1,598	1,496	1,612	1,563	1,589	1,603	1,614
State-owned enterprises	919	798	876	862	875	985	1,101
Inter-segment eliminations	(45)	(46)	(48)	(58)	(77)	(89)	(98)
Total provisions	5,553	4,479	5,499	5,155	5,208	5,411	5,526

Provision for ETS credits

The Emissions Trading Scheme (ETS) was established to encourage reduction in greenhouse gas emissions.  The ETS creates a limited number of tradable units (the NZ Unit) which the Government can allocate freely or sell to entities.  The allocation of NZ Units creates a provision (and an expense if allocated for free).  The provision is reduced, and revenue recognised, as NZ Units are surrendered to the Crown by emitters.  Emitters can also use international Kyoto units to settle their emission obligation, which will occur where emissions exceed the number of allocated NZ units.

Details of current climate change policies are listed at: www.mfe.govt.nz/issues/climate/policies-initiatives

	2009 Actual $m	2010 Previous Budget $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m	2014 Forecast $m
The ETS impact on the fiscal forecast is as follows:
Revenue	—	321	7	378	378	579	827
Expenses	17	471	100	1,007	375	681	827
OBEGAL	(17)	(150)	(93)	(629)	3	(102)	—
Provision for ETS credits	17	173	93	722	719	821	821

NOTE 21: Net Worth attributable to the Crown

	2009 Actual $m	2010 Previous Budget $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m	2014 Forecast $m
Taxpayers funds	36,382	31,803	34,027	26,983	23,429	21,050	20,246
Property, plant and equipment revaluation reserve	62,612	57,723	62,110	62,086	62,061	62,037	62,013
Investment revaluation reserve	56	80	61	62	68	77	87
Cash flow hedge reserve	18	(98)	(190)	(186)	(184)	(183)	(183)
Foreign currency translation reserve	—	59	24	24	24	24	24
Total net worth attributable to the Crown	99,068	89,567	96,032	88,969	85,398	83,005	82,187
Taxpayers Funds
Opening taxpayers funds	46,700	37,534	36,382	34,027	26,983	23,429	21,050
Operating balance excluding minority interest	(10,505)	(5,729)	(3,179)	(7,067)	(3,579)	(2,402)	(828)
Transfers from/(to) other reserves	187	(2)	824	23	25	23	24
Closing taxpayers funds	36,382	31,803	34,027	26,983	23,429	21,050	20,246
Property, Plant and Equipment Revaluation Reserve
Opening revaluation reserve	58,566	57,723	62,612	62,110	62,086	62,061	62,037
Net revaluations	4,235	(1)	323	—	—	—	—
Transfers from/(to) other reserves	(189)	1	(825)	(24)	(25)	(24)	(24)
Closing property, plant and equipment revaluation reserve	62,612	57,723	62,110	62,086	62,061	62,037	62,013
Investment Revaluation Reserve
Opening investment revaluation reserve	34	83	56	61	62	68	77
Valuation gain/(losses) on investments available for sale taken to reserves	22	(3)	5	1	6	9	10
Closing investment revaluation reserve	56	80	61	62	68	77	87
Cash Flow Hedge Reserve
Opening cash flow hedge reserve	(151)	(83)	18	(190)	(186)	(184)	(183)
Transfer into reserve	322	(18)	(205)	5	2	1	1
Transfer to the statement of financial performance	—	—	—	(1)	—	—	(1)
Transfer to initial carrying value of hedged item	(153)	3	(3)	—	—	—	—
Closing cash flow hedge reserve	18	(98)	(190)	(186)	(184)	(183)	(183)
Foreign Currency Translation Reserve
Opening foreign currency translation reserve	(17)	59	—	24	24	24	24
Movement arising from translation of foreign operations	17	—	24	—	—	—	—
Closing foreign currency translation reserve	—	59	24	24	24	24	24

NOTE 22:  Reconciliation of core Crown operating cash flows to residual core Crown cash

	2009 Actual $m	2010 Previous Budget $m	2010 Forecast $m	2011 Forecast $m	2012 Forecast $m	2013 Forecast $m	2014 Forecast $m
Core Crown Cash Flows from Operations
Total tax receipts	51,362	50,742	50,668	53,348	57,468	61,038	64,960
Total other sovereign receipts	489	678	566	582	610	592	603
Interest, profits and dividends	1,441	1,338	1,791	1,572	1,746	1,941	1,911
Sale of goods & services and other receipts	2,288	1,943	2,936	2,214	2,094	2,068	2,098
Transfer payments and subsidies	(19,953)	(24,211)	(21,713)	(22,726)	(23,484)	(24,183)	(24,982)
Personnel and operating costs	(35,394)	(35,049)	(37,660)	(40,498)	(38,963)	(38,166)	(37,806)
Finance costs	(2,200)	(2,159)	(1,946)	(2,847)	(3,494)	(4,122)	(4,351)
Forecast for future new operating spending	—	(254)	—	(394)	(1,609)	(2,815)	(4,179)
Top-down expense adjustment	—	300	455	410	60	60	60
Net cash flows from core Crown operations	(1,967)	(6,672)	(4,903)	(8,339)	(5,572)	(3,587)	(1,686)
Net purchase of physical assets	(1,625)	(2,375)	(2,143)	(2,258)	(1,690)	(1,385)	(1,157)
Net increase in advances	(860)	(953)	(974)	(905)	(690)	(687)	(728)
Net purchase of investments	(1,944)	(1,643)	(924)	(1,843)	(972)	(816)	(806)
Contribution to NZ Superannuation Fund	(2,243)	(250)	(250)	—	—	—	—
Forecast for future new capital spending	—	(72)	—	(282)	(742)	(1,024)	(1,606)
Top-down capital adjustment	—	100	125	300	—	—	—
Residual cash	(8,639)	(11,865)	(9,069)	(13,327)	(9,666)	(7,499)	(5,983)
Financed by:
Other net sale/(purchase) of marketable securities and deposits	(512)	4,579	(994)	(286)	6,909	5,216	(354)
Total operating and investing activities	(9,151)	(7,286)	(10,063)	(13,613)	(2,757)	(2,283)	(6,337)
Used in:
Net (repayment)/issue of other New Zealand dollar borrowing	9,359	6,056	1,987	5,815	780	679	958
Net (repayment)/issue of foreign currency borrowing	(1,973)	(3,783)	(799)	(5,320)	(1,011)	(793)	(912)
Issues of circulating currency	475	181	34	104	106	109	112
Decrease/(increase) in cash	(1,761)	(116)	20	14	—	—	—
	6,100	2,338	1,242	613	(125)	(5)	158
Net cash inflow/(outflow) to be offset by domestic bonds	(3,051)	(4,948)	(8,821)	(13,000)	(2,882)	(2,288)	(6,179)
Gross Cash Proceeds from Domestic Bonds
Domestic bonds (market)	5,775	8,919	12,869	12,776	10,555	9,987	5,913
Domestic bonds (non-market)	541	948	805	224	1,025	1,002	266
Total gross cash proceeds from domestic bonds	6,316	9,867	13,674	13,000	11,580	10,989	6,179
Repayment of domestic bonds (market)	(2,750)	(4,247)	(4,197)	—	(7,902)	(7,937)	—
Repayment of domestic bonds (non-market)	(515)	(672)	(656)	—	(796)	(764)	—
Net cash proceeds from domestic bonds	3,051	4,948	8,821	13,000	2,882	2,288	6,179

Statement of Financial Performance for the year ended 30 June 2009

	Core Crown	Crown Entities	State-owned Enterprises	Inter-segment eliminations	Total Crown
	2009 Actual $m	2009 Actual $m	2009 Actual $m	2009 Actual $m	2009 Actual $m
Revenue
Taxation revenue	54,681	—	—	(536)	54,145
Other sovereign revenue	808	4,417	—	(1,107)	4,118
Sales of goods and services	1,237	13,901	12,592	(12,374)	15,356
Interest revenue and dividends	1,872	1,248	1,193	(894)	3,419
Other revenue	884	11,763	1,117	(10,874)	2,890
Total Revenue (excluding gains)	59,482	31,329	14,902	(25,785)	79,928
Expenses
Social assistance and official development assistance	20,244	—	—	(282)	19,962
Personnel expenses	6,037	9,592	2,447	(12)	18,064
Other operating expenses	35,292	21,184	10,201	(24,374)	42,303
Interest expenses	2,429	185	1,392	(514)	3,492
Forecast for future new spending and top down adjustment	—	—	—	—	—
Total Expenses (excluding losses)	64,002	30,961	14,040	(25,182)	83,821
Operating Balance before gains/(losses)	(4,520)	368	862	(603)	(3,893)
Total gains/(losses)	(1,494)	(5,144)	61	(224)	(6,801)
Net surplus/(deficit) from associates and joint ventures	155	49	8	—	212
Gain/(loss) from discontinued operations	(3)	—	5	—	2
Attributable to minority interest in Air NZ	—	—	(25)	—	(25)
Operating Balance	(5,862)	(4,727)	911	(827)	(10,505)
Expenses by functional classification
Social security and welfare	19,382	4,727	—	(836)	23,273
Health	12,368	10,839	—	(11,165)	12,042
Education	11,455	8,757	22	(7,769)	12,465
Transport and communications	2,663	2,032	6,767	(2,439)	9,023
Other	15,705	4,421	5,859	(2,459)	23,526
Finance costs	2,429	185	1,392	(514)	3,492
Forecast for future new spending and top down adjustment	—	—	—	—	—
Total Crown Expenses (excluding losses)	64,002	30,961	14,040	(25,182)	83,821

Statement of Financial Position as at 30 June 2009

	Core Crown	Crown Entities	State-owned Enterprises	Inter-segment eliminations	Total Crown
	2009 Actual $m	2009 Actual $m	2009 Actual $m	2009 Actual $m	2009 Actual $m
Assets
Cash and cash equivalents	3,375	2,526	583	(216)	6,268
Receivables	10,243	4,725	1,846	(2,195)	14,619
Other financial assets	51,995	18,072	12,273	(9,868)	72,472
Property, plant & equipment	30,487	46,553	33,095	—	110,135
Equity accounted investments	27,536	7,468	257	(26,484)	8,777
Intangible assets and goodwill	1,135	425	607	1	2,168
Other assets	1,429	306	1,000	(23)	2,712
Forecast for new capital spending and top down adjustment	—	—	—	—	—
Total Assets	126,200	80,075	49,661	(38,785)	217,151
Liabilities
Borrowings	49,889	4,939	16,963	(9,838)	61,953
Other liabilities	23,242	32,358	6,239	(6,156)	55,683
Total Liabilities	73,131	37,297	23,202	(15,994)	117,636
Total Assets less Total Liabilities	53,069	42,778	26,459	(22,791)	99,515
Net Worth
Taxpayer funds	36,766	16,460	8,898	(25,742)	36,382
Reserves	16,303	26,318	17,008	3,057	62,686
Net worth attributable to minority interest in Air NZ	—	—	553	(106)	447
Total Net Worth	53,069	42,778	26,459	(22,791)	99,515

Statement of Financial Performance for the year ended 30 June 2010

	Core Crown	Crown Entities	State-owned Enterprises	Inter-segment eliminations	Total Crown
	2010 Forecast $m	2010 Forecast $m	2010 Forecast $m	2010 Forecast $m	2010 Forecast $m
Revenue
Taxation revenue	50,652	—	—	(418)	50,234
Other sovereign revenue	1,024	4,798	—	(1,159)	4,663
Sales of goods and services	1,417	14,086	11,900	(13,068)	14,335
Interest revenue and dividends	2,225	1,012	1,465	(1,408)	3,294
Other revenue	1,088	12,641	993	(11,568)	3,154
Total Revenue (excluding gains)	56,406	32,537	14,358	(27,621)	75,680
Expenses
Social assistance and official development assistance	21,670	—	—	(270)	21,400
Personnel expenses	5,953	10,316	2,449	(8)	18,710
Other operating expenses	35,259	20,707	9,433	(26,018)	39,381
Interest expenses	2,364	163	1,588	(544)	3,571
Forecast for future new spending and top down adjustment	(455)	—	—	—	(455)
Total Expenses (excluding losses)	64,791	31,186	13,470	(26,840)	82,607
Operating Balance before gains/(losses)	(8,385)	1,351	888	(781)	(6,927)
Total gains/(losses)	2,505	1,371	57	(218)	3,715
Net surplus/(deficit) from associates and joint ventures	(27)	51	15	(2)	37
Gain/(loss) from discontinued operations	(3)	—	(1)	—	(4)
Attributable to minority interest in Air NZ	—	—	—	—	—
Operating Balance	(5,910)	2,773	959	(1,001)	(3,179)
Expenses by functional classification
Social security and welfare	21,234	4,019	—	(841)	24,412
Health	13,137	11,148	—	(11,562)	12,723
Education	11,779	9,158	23	(8,318)	12,642
Transport and communications	2,453	2,086	5,996	(2,521)	8,014
Other	14,279	4,612	5,863	(3,054)	21,700
Finance costs	2,364	163	1,588	(544)	3,571
Forecast for future new spending and top down adjustment	(455)	—	—	—	(455)
Total Crown Expenses (excluding losses)	64,791	31,186	13,470	(26,840)	82,607

Statement of Financial Position as at 30 June 2010

	Core Crown	Crown Entities	State-owned Enterprises	Inter-segment eliminations	Total Crown
	2010 Forecast $m	2010 Forecast $m	2010 Forecast $m	2010 Forecast $m	2010 Forecast $m
Assets
Cash and cash equivalents	2,809	2,685	857	(208)	6,143
Receivables	8,437	4,904	2,075	(1,603)	13,813
Other financial assets	56,772	20,195	13,929	(11,789)	79,107
Property, plant & equipment	31,206	48,085	34,344	(1)	113,634
Equity accounted investments	28,534	7,521	289	(27,419)	8,925
Intangible assets and goodwill	1,199	433	688	—	2,320
Other assets	1,423	310	990	(28)	2,695
Forecast for new capital spending and top down adjustment	(125)	—	—	—	(125)
Total Assets	130,255	84,133	53,172	(41,048)	226,512
Liabilities
Borrowings	59,933	4,923	20,527	(11,740)	73,643
Other liabilities	23,049	32,710	6,175	(5,544)	56,390
Total Liabilities	82,982	37,633	26,702	(17,284)	130,033
Total Assets less Total Liabilities	47,273	46,500	26,470	(23,764)	96,479
Net Worth
Taxpayer funds	31,652	20,084	9,039	(26,748)	34,027
Reserves	15,621	26,416	16,878	3,090	62,005
Net worth attributable to minority interest in Air NZ	—	—	553	(106)	447
Total Net Worth	47,273	46,500	26,470	(23,764)	96,479

Statement of Financial Performance for the year ended 30 June 2011

	Core Crown	Crown Entities	State-owned Enterprises	Inter-segment eliminations	Total Crown
	2011 Forecast $m	2011 Forecast $m	2011 Forecast $m	2011 Forecast $m	2011 Forecast $m
Revenue
Taxation revenue	53,912	—	—	(455)	53,457
Other sovereign revenue	1,491	5,411	—	(1,143)	5,759
Sales of goods and services	1,481	14,057	12,849	(12,988)	15,399
Interest revenue and dividends	2,487	939	1,550	(913)	4,063
Other revenue	889	13,081	933	(11,800)	3,103
Total Revenue (excluding gains)	60,260	33,488	15,332	(27,299)	81,781
Expenses
Social assistance and official development assistance	22,684	—	—	(56)	22,628
Personnel expenses	6,076	10,516	2,526	(9)	19,109
Other operating expenses	38,677	21,611	10,253	(26,461)	44,080
Interest expenses	3,230	181	1,733	(532)	4,612
Forecast for future new spending and top down adjustment	(16)	—	—	—	(16)
Total Expenses (excluding losses)	70,651	32,308	14,512	(27,058)	90,413
Operating Balance before gains/(losses)	(10,391)	1,180	820	(241)	(8,632)
Total gains/(losses)	1,253	191	166	(179)	1,431
Net surplus/(deficit) from associates and joint ventures	56	52	28	(1)	135
Gain/(loss) from discontinued operations	—	—	—	(1)	(1)
Attributable to minority interest in Air NZ	—	—	—	—	—
Operating Balance	(9,082)	1,423	1,014	(422)	(7,067)
Expenses by functional classification
Social security and welfare	22,120	4,657	—	(650)	26,127
Health	14,043	11,469	—	(12,133)	13,379
Education	11,992	9,256	23	(8,410)	12,861
Transport and communications	2,417	2,079	6,076	(2,388)	8,184
Other	16,865	4,666	6,680	(2,945)	25,266
Finance costs	3,230	181	1,733	(532)	4,612
Forecast for future new spending and top down adjustment	(16)	—	—	—	(16)
Total Crown Expenses (excluding losses)	70,651	32,308	14,512	(27,058)	90,413

Statement of Financial Position as at 30 June 2011

	Core Crown	Crown Entities	State-owned Enterprises	Inter-segment eliminations	Total Crown
	2011 Forecast $m	2011 Forecast $m	2011 Forecast $m	2011 Forecast $m	2011 Forecast $m
Assets
Cash and cash equivalents	2,826	2,670	838	(208)	6,126
Receivables	8,357	5,033	2,229	(1,581)	14,038
Other financial assets	58,489	22,488	15,920	(12,495)	84,402
Property, plant & equipment	31,877	49,453	36,411	1	117,742
Equity accounted investments	30,351	8,028	312	(29,251)	9,440
Intangible assets and goodwill	1,327	503	766	—	2,596
Other assets	1,435	301	1,009	(29)	2,716
Forecast for new capital spending and top down adjustment	(143)	—	—	—	(143)
Total Assets	134,519	88,476	57,485	(43,563)	236,917
Liabilities
Borrowings	73,196	4,988	23,646	(12,414)	89,416
Other liabilities	23,127	34,049	6,570	(5,661)	58,085
Total Liabilities	96,323	39,037	30,216	(18,075)	147,501
Total Assets less Total Liabilities	38,196	49,439	27,269	(25,488)	89,416
Net Worth
Taxpayer funds	22,570	23,037	9,835	(28,459)	26,983
Reserves	15,626	26,402	16,881	3,077	61,986
Net worth attributable to minority interest in Air NZ	—	—	553	(106)	447
Total Net Worth	38,196	49,439	27,269	(25,488)	89,416

Statement of Financial Performance for the year ended 30 June 2012

	Core Crown	Crown Entities	State-owned Enterprises	Inter-segment eliminations	Total Crown
	2012 Forecast $m	2012 Forecast $m	2012 Forecast $m	2012 Forecast $m	2012 Forecast $m
Revenue
Taxation revenue	57,977	—	—	(536)	57,441
Other sovereign revenue	1,584	5,654	—	(1,186)	6,052
Sales of goods and services	1,480	14,066	13,898	(12,904)	16,540
Interest revenue and dividends	2,697	1,081	1,686	(1,043)	4,421
Other revenue	731	13,118	888	(11,689)	3,048
Total Revenue (excluding gains)	64,469	33,919	16,472	(27,358)	87,502
Expenses
Social assistance and official development assistance	23,336	—	—	(63)	23,273
Personnel expenses	6,149	10,664	2,606	(9)	19,410
Other operating expenses	36,597	22,134	10,975	(26,417)	43,289
Interest expenses	3,833	203	1,931	(580)	5,387
Forecast for future new spending and top down adjustment	1,549	—	—	—	1,549
Total Expenses (excluding losses)	71,464	33,001	15,512	(27,069)	92,908
Operating Balance before gains/(losses)	(6,995)	918	960	(289)	(5,406)
Total gains/(losses)	1,251	443	145	(181)	1,658
Net surplus/(deficit) from associates and joint ventures	81	52	32	5	170
Gain/(loss) from discontinued operations	—	—	(1)	—	(1)
Attributable to minority interest in Air NZ	—	—	—	—	—
Operating Balance	(5,663)	1,413	1,136	(465)	(3,579)
Expenses by functional classification
Social security and welfare	22,953	5,261	—	(677)	27,537
Health	13,941	11,458	—	(12,086)	13,313
Education	11,999	9,311	23	(8,439)	12,894
Transport and communications	2,131	2,075	6,326	(2,318)	8,214
Other	15,058	4,693	7,232	(2,969)	24,014
Finance costs	3,833	203	1,931	(580)	5,387
Forecast for future new spending and top down adjustment	1,549	—	—	—	1,549
Total Crown Expenses (excluding losses)	71,464	33,001	15,512	(27,069)	92,908

Statement of Financial Position as at 30 June 2012

	Core Crown	Crown Entities	State-owned Enterprises	Inter-segment eliminations	Total Crown
	2012 Forecast $m	2012 Forecast $m	2012 Forecast $m	2012 Forecast $m	2012 Forecast $m
Assets
Cash and cash equivalents	2,864	2,638	855	(209)	6,148
Receivables	8,310	5,202	2,421	(1,619)	14,314
Other financial assets	53,027	25,344	17,867	(13,174)	83,064
Property, plant & equipment	31,990	50,575	38,173	—	120,738
Equity accounted investments	31,289	8,079	337	(30,207)	9,498
Intangible assets and goodwill	1,352	565	826	—	2,743
Other assets	1,439	302	1,035	(29)	2,747
Forecast for new capital spending and top down adjustment	600	—	—	—	600
Total Assets	130,871	92,705	61,514	(45,238)	239,852
Liabilities
Borrowings	75,947	5,143	26,846	(13,151)	94,785
Other liabilities	22,384	35,836	6,805	(5,803)	59,222
Total Liabilities	98,331	40,979	33,651	(18,954)	154,007
Total Assets less Total Liabilities	32,540	51,726	27,863	(26,284)	85,845
Net Worth
Taxpayer funds	16,908	25,349	10,429	(29,257)	23,429
Reserves	15,632	26,377	16,881	3,079	61,969
Net worth attributable to minority interest in Air NZ	—	—	553	(106)	447
Total Net Worth	32,540	51,726	27,863	(26,284)	85,845

Statement of Financial Performance for the year ended 30 June 2013

	Core Crown	Crown Entities	State-owned Enterprises	Inter-segment eliminations	Total Crown
	2013 Forecast $m	2013 Forecast $m	2013 Forecast $m	2013 Forecast $m	2013 Forecast $m
Revenue
Taxation revenue	61,518	—	—	(607)	60,911
Other sovereign revenue	1,896	5,846	—	(1,243)	6,499
Sales of goods and services	1,433	14,083	14,526	(12,897)	17,145
Interest revenue and dividends	2,952	1,291	1,688	(1,287)	4,644
Other revenue	731	13,316	734	(11,635)	3,146
Total Revenue (excluding gains)	68,530	34,536	16,948	(27,669)	92,345
Expenses
Social assistance and official development assistance	24,024	—	—	(65)	23,959
Personnel expenses	6,244	10,833	2,658	(9)	19,726
Other operating expenses	36,878	22,656	11,296	(26,465)	44,365
Interest expenses	4,323	219	2,032	(640)	5,934
Forecast for future new spending and top down adjustment	2,755	—	—	—	2,755
Total Expenses (excluding losses)	74,224	33,708	15,986	(27,179)	96,739
Operating Balance before gains/(losses)	(5,694)	828	962	(490)	(4,394)
Total gains/(losses)	1,296	579	130	(182)	1,823
Net surplus/(deficit) from associates and joint ventures	83	54	35	(2)	170
Gain/(loss) from discontinued operations	—	—	(1)	—	(1)
Attributable to minority interest in Air NZ	—	—	—	—	—
Operating Balance	(4,315)	1,461	1,126	(674)	(2,402)
Expenses by functional classification
Social security and welfare	23,775	5,757	—	(701)	28,831
Health	13,945	11,460	—	(12,121)	13,284
Education	11,986	9,359	23	(8,466)	12,902
Transport and communications	2,080	2,194	6,439	(2,292)	8,421
Other	15,360	4,719	7,492	(2,959)	24,612
Finance costs	4,323	219	2,032	(640)	5,934
Forecast for future new spending and top down adjustment	2,755	—	—	—	2,755
Total Crown Expenses (excluding losses)	74,224	33,708	15,986	(27,179)	96,739

Statement of Financial Position as at 30 June 2013

	Core Crown	Crown Entities	State-owned Enterprises	Inter-segment eliminations	Total Crown
	2013 Forecast $m	2013 Forecast $m	2013 Forecast $m	2013 Forecast $m	2013 Forecast $m
Assets
Cash and cash equivalents	2,928	2,574	855	(208)	6,149
Receivables	8,124	5,372	2,543	(1,658)	14,381
Other financial assets	49,177	28,584	17,887	(14,023)	81,625
Property, plant & equipment	31,822	51,599	39,103	(1)	122,523
Equity accounted investments	32,066	8,131	362	(31,008)	9,551
Intangible assets and goodwill	1,325	545	811	—	2,681
Other assets	1,459	304	1,046	(29)	2,780
Forecast for new capital spending and top down adjustment	1,624	—	—	—	1,624
Total Assets	128,525	97,109	62,607	(46,927)	241,314
Liabilities
Borrowings	77,861	5,247	27,358	(14,032)	96,434
Other liabilities	22,430	37,935	6,950	(5,887)	61,428
Total Liabilities	100,291	43,182	34,308	(19,919)	157,862
Total Assets less Total Liabilities	28,234	53,927	28,299	(27,008)	83,452
Net Worth
Taxpayer funds	12,593	27,573	10,864	(29,980)	21,050
Reserves	15,641	26,354	16,882	3,078	61,955
Net worth attributable to minority interest in Air NZ	—	—	553	(106)	447
Total Net Worth	28,234	53,927	28,299	(27,008)	83,452

Statement of Financial Performance for the year ended 30 June 2014

	Core Crown	Crown Entities	State-owned Enterprises	Inter-segment eliminations	Total Crown
	2014 Forecast $m	2014 Forecast $m	2014 Forecast $m	2014 Forecast $m	2014 Forecast $m
Revenue
Taxation revenue	65,410	—	—	(712)	64,698
Other sovereign revenue	2,280	6,051	—	(1,304)	7,027
Sales of goods and services	1,463	14,140	15,353	(12,932)	18,024
Interest revenue and dividends	2,972	1,413	1,692	(1,405)	4,672
Other revenue	731	13,438	721	(11,638)	3,252
Total Revenue (excluding gains)	72,856	35,042	17,766	(27,991)	97,673
Expenses
Social assistance and official development assistance	24,840	—	—	(245)	24,595
Personnel expenses	6,275	10,883	2,737	(9)	19,886
Other operating expenses	37,270	23,231	11,921	(26,446)	45,976
Interest expenses	4,545	222	2,083	(715)	6,135
Forecast for future new spending and top down adjustment	4,119	—	—	—	4,119
Total Expenses (excluding losses)	77,049	34,336	16,741	(27,415)	100,711
Operating Balance before gains/(losses)	(4,193)	706	1,025	(576)	(3,038)
Total gains/(losses)	1,377	717	139	(190)	2,043
Net surplus/(deficit) from associates and joint ventures	81	55	34	(2)	168
Gain/(loss) from discontinued operations	—	—	(1)	—	(1)
Attributable to minority interest in Air NZ	—	—	—	—	—
Operating Balance	(2,735)	1,478	1,197	(768)	(828)
Expenses by functional classification
Social security and welfare	24,694	6,144	—	(901)	29,937
Health	13,769	11,481	—	(11,980)	13,270
Education	12,029	9,469	23	(8,528)	12,993
Transport and communications	2,087	2,265	6,791	(2,304)	8,839
Other	15,806	4,755	7,844	(2,987)	25,418
Finance costs	4,545	222	2,083	(715)	6,135
Forecast for future new spending and top down adjustment	4,119	—	—	—	4,119
Total Crown Expenses (excluding losses)	77,049	34,336	16,741	(27,415)	100,711

Statement of Financial Position as at 30 June 2014

	Core Crown	Crown Entities	State-owned Enterprises	Inter-segment eliminations	Total Crown
	2014 Forecast $m	2014 Forecast $m	2014 Forecast $m	2014 Forecast $m	2014 Forecast $m
Assets
Cash and cash equivalents	2,933	2,639	869	(208)	6,233
Receivables	7,877	5,636	2,718	(1,693)	14,538
Other financial assets	51,176	31,962	18,127	(15,054)	86,211
Property, plant & equipment	31,447	52,417	40,150	—	124,014
Equity accounted investments	32,817	8,182	387	(31,789)	9,597
Intangible assets and goodwill	1,286	500	790	1	2,577
Other assets	1,452	304	1,106	(29)	2,833
Forecast for new capital spending and top down adjustment	3,230	—	—	—	3,230
Total Assets	132,218	101,640	64,147	(48,772)	249,233
Liabilities
Borrowings	83,989	5,273	28,252	(15,118)	102,396
Other liabilities	22,721	40,253	7,185	(5,956)	64,203
Total Liabilities	106,710	45,526	35,437	(21,074)	166,599
Total Assets less Total Liabilities	25,508	56,114	28,710	(27,698)	82,634
Net Worth
Taxpayer funds	9,857	29,784	11,275	(30,670)	20,246
Reserves	15,651	26,330	16,882	3,078	61,941
Net worth attributable to minority interest in Air NZ	—	—	553	(106)	447
Total Net Worth	25,508	56,114	28,710	(27,698)	82,634

Core Crown Expense Tables(25)

($ million)	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Actual	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	2014 Forecast
Social security and welfare	14,682	15,598	16,768	17,877	19,382	21,234	22,120	22,953	23,775	24,694
GSF	718	761	645	690	655	368	357	437	534	550
Health	8,813	9,547	10,355	11,297	12,368	13,137	14,043	13,941	13,945	13,769
Education	7,930	9,914	9,269	9,551	11,455	11,779	11,992	11,999	11,986	12,029
Core government services	2,567	2,507	4,816	3,371	5,293	3,793	3,979	4,028	4,022	4,051
Law and order	1,977	2,235	2,699	2,894	3,089	3,276	3,537	3,497	3,518	3,519
Defence	1,275	1,383	1,517	1,562	1,757	1,832	1,912	1,859	1,856	1,856
Transport and communications	1,635	1,818	2,405	2,244	2,663	2,453	2,417	2,131	2,080	2,087
Economic and industrial services	1,444	1,592	1,595	2,889	2,960	2,959	2,828	2,592	2,466	2,478
Primary services	394	467	438	541	534	522	757	733	738	717
Heritage, culture and recreation	991	891	844	1,107	1,002	1,076	2,037	1,385	1,672	1,780
Housing and community development	163	202	255	260	297	344	370	327	316	302
Other	32	49	68	254	118	109	1,088	200	238	553
Finance costs	2,274	2,356	2,329	2,460	2,429	2,364	3,230	3,833	4,323	4,545
Forecast for future new spending	—	—	—	—	—	—	394	1,609	2,815	4,179
Top- down expense adjustment	—	—	—	—	—	(455)	(410)	(60)	(60)	(60)
Core Crown expenses	44,895	49,320	54,003	56,997	64,002	64,791	70,651	71,464	74,224	77,049

Source:                          The Treasury

Table 4.1 — Social security and welfare expenses

($ million)	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Actual	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	2014 Forecast
Welfare benefits	13,326	14,246	15,435	16,288	17,366	19,025	20,047	20,817	21,538	22,160
Social rehabilitation & compensation	152	145	163	199	336	329	120	133	141	314
Departmental expenses	781	858	845	850	1,092	1,147	1,165	1,124	1,110	1,109
Child support impairment	136	151	183	193	205	346	401	471	558	668
Other non-departmental expenses	287	198	142	347	383	387	387	408	428	443
Social security and welfare expenses	14,682	15,598	16,768	17,877	19,382	21,234	22,120	22,953	23,775	24,694

Source:                          The Treasury

(25)                            Historical data contained in the expense tables have been restated on a NZ IFRS basis for material changes.

Table 4.2 — New Zealand superannuation and welfare benefit expenses

($ million)	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Actual	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	2014 Forecast
New Zealand Superannuation	6,083	6,414	6,810	7,348	7,744	8,287	8,822	9,560	10,149	10,781
Domestic Purposes Benefit	1,547	1,493	1,468	1,478	1,530	1,694	1,756	1,847	1,890	1,938
Unemployment Benefit	831	712	613	458	586	939	969	931	849	774
Invalids Benefit	1,026	1,073	1,132	1,216	1,260	1,302	1,319	1,374	1,394	1,417
Family Tax Credit	846	1,285	1,699	1,897	2,062	2,200	2,239	2,226	2,296	2,181
Accommodation Supplement	750	843	877	891	989	1,158	1,221	1,237	1,240	1,251
Sickness Benefit	510	541	573	582	613	714	760	796	814	832
Disability Allowance	267	261	270	278	390	412	421	436	450	465
Income Related Rents	370	395	434	465	512	528	563	613	662	717
In Work Tax Credit	—	70	461	563	584	604	597	568	577	585
Child Tax Credit	141	154	44	11	6	4	3	3	2	2
Special Benefit	175	162	106	71	—	—	—	—	—	—
Benefits paid in Australia	91	80	71	58	50	45	39	37	21	18
Paid Parental Leave	76	96	122	135	143	154	163	171	181	192
Childcare Assistance	79	110	139	150	159	178	190	190	187	184
War Disablement Pensions	107	113	122	134	125	137	135	135	131	126
Veteran’s Pension	119	128	143	161	176	179	180	184	184	183
Other benefits	308	316	351	392	437	490	670	509	511	514
Benefit expenses	13,326	14,246	15,435	16,288	17,366	19,025	20,047	20,817	21,538	22,160

Source:                          The Treasury

Table 4.3 — Beneficiary numbers

(Thousands)	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Actual	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	2014 Forecast
New Zealand Superannuation	469	482	495	508	522	540	557	577	600	622
Domestic Purposes Benefit	109	106	100	97	101	110	113	113	113	114
Unemployment Benefit	78	64	52	37	48	79	80	74	67	60
Accommodation Supplement	243	249	251	245	267	312	325	325	323	321
Invalids Benefit	74	76	78	82	86	88	88	88	88	88
Sickness Benefit	45	47	48	48	50	58	62	62	62	62

Source:                          Ministry of Social Development

Table 4.4 — GSF pension expenses

($ million)	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Actual	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	2014 Forecast
Pension expenses	718	761	645	690	655	368	357	437	534	550
Core Crown GSF	718	761	645	690	655	368	357	437	534	550

Source:                          The Treasury

Table 4.5 — Health expenses

($ million)	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Actual	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	2014 Forecast
Departmental outputs	157	174	180	206	206	205	212	208	208	208
Health service purchasing	8,113	8,805	9,614	10,503	11,354	12,089	12,779	12,689	12,668	12,651
Other non-departmental outputs	160	135	99	97	98	106	123	121	118	112
Health payments to ACC	356	372	425	463	667	692	873	868	897	743
Other expenses	27	61	37	28	43	45	56	55	54	55
Health expenses	8,813	9,547	10,355	11,297	12,368	13,137	14,043	13,941	13,945	13,769

Source:                          The Treasury

Table 4.6 — Health service purchasing

($ million)	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Actual	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	2014 Forecast
Payments to District Health Boards	7,262	7,814	8,547	9,312	10,038	10,663	11,291	11,258	11,244	11,257
National Disability Support Services	620	699	755	834	889	932	970	960	955	955
Public Health Service Purchasing	231	292	312	357	427	494	518	471	469	439
Health service purchasing	8,113	8,805	9,614	10,503	11,354	12,089	12,779	12,689	12,668	12,651

Source:                          The Treasury

Table 4.7 — Education expenses

($ million)	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Actual	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	2014 Forecast
Early childhood education	444	555	617	860	1,030	1,176	1,283	1,317	1,367	1,397
Primary and secondary schools	3,934	4,153	4,325	4,552	4,936	5,206	5,271	5,333	5,370	5,402
Tertiary funding	2,496	4,047	3,322	3,266	4,564	4,465	4,365	4,318	4,252	4,235
Departmental expenses	737	821	875	828	888	929	1,011	981	959	959
Other education expenses	319	338	130	45	37	3	62	50	38	36
Education expenses	7,930	9,914	9,269	9,551	11,455	11,779	11,992	11,999	11,986	12,029
Places	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014
Early childhood education(1)	113,009	115,903	123,196	133,863	141,768	148,757	156,818	161,780	165,396	165,728

(1) Full-time equivalent based on 1,000 funded child hours per year.  From 2004, these have been restated and are now snapshots based as at 1 July

Sources:                    Ministry of Education, The Treasury

Table 4.8 — Primary and secondary education expenses

($ million)	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Actual	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	2014 Forecast
Primary	1,964	2,062	2,141	2,262	2,484	2,638	2,676	2,729	2,761	2,786
Secondary	1,524	1,618	1,682	1,761	1,898	1,995	2,021	2,023	2,021	2,020
School transport	109	118	125	131	152	159	161	167	173	180
Special needs support	231	245	263	278	290	303	308	314	314	316
Professional Development	95	101	104	108	101	99	91	86	87	86
Schooling Improvement	11	9	10	12	11	12	14	14	14	14
Primary and secondary education expenses	3,934	4,153	4,325	4,552	4,936	5,206	5,271	5,333	5,370	5,402
Places	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014
Primary(1)	482,570	480,586	477,967	475,820	474,630	476,890	478,594	484,766	491,244	498,767
Secondary(1)	274,245	275,869	277,619	277,582	280,062	280,254	279,929	278,240	278,789	278,695

(1)  From 1999, these have been restated and are now snapshots based as at 1 July for primary year-levels (years 1 to 8) and 1 March for secondary year-levels (years 9 to 15). These numbers include special school rolls but exclude health camps, hospital schools and home schooling.

Sources:                    Ministry of Education, The Treasury

Table 4.9 — Tertiary education expenses

($ million)	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Actual	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	2014 Forecast
Tuition	1,647	1,865	1,962	2,172	2,287	2,415	2,396	2,357	2,354	2,356
Other tertiary funding	68	110	339	358	522	506	431	438	417	417
Tertiary student allowances	359	354	382	386	444	589	656	626	576	552
Initial fair value change in student loans	—	1,415	—	—	—	—	—	—	—	—
Student loans	422	303	639	350	1,311	955	882	897	905	910
Tertiary education expenses	2,496	4,047	3,322	3,266	4,564	4,465	4,365	4,318	4,252	4,235
Places (year)	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014
EFT students(1)	242,986	226,891	230,319	229,276	234,434	243,087	237,357	237,642	237,225	237,277

(1)  Tertiary EFTS numbers from 2000 to 2008 include all delivered EFTS.  EFTS numbers from 2009 onwards have been estimated on the basis of funded EFTS. Note that historical EFTS numbers have been revised so will differ from previous published EFU numbers.  EFTS numbers are based on calendar years rather than fiscal years.

Sources:                    Ministry of Education, The Treasury

Table 4.10 — Core Government service expenses

($ million)	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Actual	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	2014 Forecast
Official development assistance	297	330	330	362	458	484	485	509	559	559
Indemnity and guarantee expenses	—	—	—	—	992	62	60	59	58	58
Departmental expenses	1,570	1,403	1,402	1,557	1,668	1,616	1,633	1,632	1,589	1,601
Non-Departmental Expenses	—	—	237	277	117	297	244	265	279	298
Tax receivable write-down and impairments	350	338	2,479	701	1,654	987	1,154	1,170	1,159	1,159
Science expenses	170	157	163	168	179	190	183	183	184	184
Other expenses	180	279	205	306	225	157	220	210	194	192
Core Government service expenses	2,567	2,507	4,816	3,371	5,293	3,793	3,979	4,028	4,022	4,051

Source:                          The Treasury

Table 4.11 — Law and order expenses

($ million)	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Actual	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	2014 Forecast
Police	896	976	1,086	1,198	1,326	1,343	1,395	1,393	1,397	1,397
Ministry of Justice	257	299	454	367	379	395	412	402	399	399
Department of Corrections	483	572	662	787	829	917	996	985	1,006	1,007
Customs(1)	11	12	12	12	12	15	123	137	144	145
Other departments	61	64	48	79	80	95	92	87	84	84
Department expenses	1,708	1,923	2,262	2,443	2,626	2,765	3,018	3,004	3,030	3,032
Non-departmental outputs	218	262	354	326	380	421	415	382	377	376
Other expenses	51	50	83	125	83	90	104	111	111	111
Law and order expenses	1,977	2,235	2,699	2,894	3,089	3,276	3,537	3,497	3,518	3,519

(1) Previously the majority of Customs spending was classified as Core Government Services.

Source:                          The Treasury

Table 4.12 — Defence expenses

($ million)	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Actual	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	2014 Forecast
NZDF Core expenses	1,203	1,306	1,459	1,517	1,697	1,771	1,842	1,804	1,799	1,799
Other expenses	72	77	58	45	60	61	70	55	57	57
Defence expenses	1,275	1,383	1,517	1,562	1,757	1,832	1,912	1,859	1,856	1,856

Source:                          The Treasury

Table 4.13 — Transport and communication expenses

($ million)	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Actual	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	2014 Forecast
New Zealand Transport Agency(1)	1,346	1,482	1,874	1,966	1,562	1,779	1,716	1,719	1,845	1,908
Departmental outputs	97	101	113	137	83	67	63	63	63	63
Other non-departmental expenses	79	109	221	104	170	121	114	93	88	88
Asset impairments	47	47	47	—	320	—	—	—	—	—
Rail funding	63	77	142	24	507	455	499	231	59	3
Other expenses	3	2	8	13	21	31	25	25	25	25
Transport and communication expenses	1,635	1,818	2,405	2,244	2,663	2,453	2,417	2,131	2,080	2,087

(1) Since 2008/09 funding has been provided to New Zealand Transport Agency.  From 2004/05 to 2007/08 funding was received by Land Transport NZ.  Prior to this, funding was received by Transfund.

Prior to 2008/09 all NZTA funding was recognised as operating expenditure.  However from 2008/09 some funding is now classified as capital resulting in a reduction to operating expenditure.

Source:                          The Treasury

Table 4.14 — Economic and industrial services expenses

($ million)	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Actual	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	2014 Forecast
Departmental outputs	508	549	546	603	389	411	422	405	402	407
Employment initiatives	224	202	207	186	185	229	205	166	165	166
Non-departmental outputs	549	751	873	822	809	954	786	742	680	644
Reserve Electricity Generation	—	26	16	81	20	22	27	26	17	17
Flood relief	52	8	—	—	—	—	—	—	—	—
KiwiSaver	—	—	—	1,102	1,281	1,045	1,179	1,054	1,028	1,063
Research & Development tax credits	—	—	—	37	154	—	—	—	—	—
Other expenses	111	56	(47)	58	122	298	209	199	174	181
Economic and industrial services expenses	1,444	1,592	1,595	2,889	2,960	2,959	2,828	2,592	2,466	2,478

Source:                          The Treasury

Table 4.15 — Employment initiatives

($ million)	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Actual	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	2014 Forecast
Training incentive allowance	36	32	29	27	30	23	20	16	15	15
Community employment projects	6	—	—	—	—	—	—	—	—	—
Subsidised work	102	84	88	67	63	114	94	59	59	59
Employment support for disabled	74	82	86	88	88	88	87	87	87	88
Other employment assistance schemes	6	4	4	4	4	4	4	4	4	4
Employment initiatives	224	202	207	186	185	229	205	166	165	166

Source:                          The Treasury

Table 4.16 — Primary service expenses

($ million)	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Actual	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	2014 Forecast
Departmental expenses	272	350	342	354	360	362	385	375	375	374
Non-departmental outputs	114	97	80	109	89	143	180	166	171	151
Biological research	—	—	—	—	—	—	172	173	173	173
Other expenses	8	20	16	78	85	17	20	19	19	19
Primary service expenses	394	467	438	541	534	522	757	733	738	717

Source:                          The Treasury

Table 4.17 — Heritage, culture and recreation expenses

($ million)	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Actual	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	2014 Forecast
Community grants	6	7	7	7	8	8	8	7	7	7
Kyoto protocol	310	42	—	—	—	—	—	—	—	—
Emmission Trading Scheme	—	—	—	—	17	100	1,007	375	681	827
Departmental outputs	292	322	357	392	426	427	427	418	420	413
Non-departmental outputs	317	351	411	469	467	403	445	454	490	438
Other expenses	66	169	69	239	84	138	150	131	74	95
Heritage, culture and recreation expenses	991	891	844	1,107	1,002	1,076	2,037	1,385	1,672	1,780

Source:                          The Treasury

Table 4.18 — Housing and community development expenses

($ million)	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Actual	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	2014 Forecast
Housing subsidies	31	23	25	28	37	49	71	65	57	50
Departmental outputs	100	117	134	141	148	148	166	139	137	137
Other non-departmental expenses	32	62	96	91	112	147	133	123	122	115
Housing and community development expenses	163	202	255	260	297	344	370	327	316	302

Source:                          The Treasury

Glossary of Terms

ACC insurance liability

The ACC insurance liability is the gross liability of the future cost of ACC claims incurred prior to balance date.  The net ACC liability is the gross liability less the asset reserves held to meet these claims.

Baselines

The level of funding approved for any given spending area (eg, Vote Education).  All amounts within baselines are included in the forecasts.

Consumers Price Index (CPI)

Statistics New Zealand’s official index to measure the rate of change in the prices of goods and services bought by households.

Contingent assets

Contingent assets are potential assets dependent on an uncertain event occurring.

Contingent liability

Contingent liabilities are costs, which the Crown will have to face if a particular uncertain and not probable event occurs.  Typically, contingent liabilities consist of guarantees and indemnities, legal disputes and claims, and uncalled capital.

Core Crown

The core Crown represents the revenues, expenses, assets and liabilities of the Crown, departments, Offices of Parliament, the Reserve Bank, and the NZS Fund.

Core Crown revenue

Core Crown revenue primarily consists of tax revenue collected by the Government, but also includes investment income, sales of goods and services and other revenue.

Core Crown expenses

The day-to-day spending (eg, public servants’ salaries, welfare benefit payments, finance costs and maintaining national defence etc) that does not build physical assets for the Crown.  This is an accrual measure of expenses and includes items such as depreciation on physical assets.

Corporate tax

The sum of net company tax, non-resident withholding tax (NRWT), foreign-source dividend withholding payments (FDWP).

Current account (Balance of Payments)

A measure of the flows of income between New Zealand and the rest of the world.  A net inflow to New Zealand represents a current account surplus, a net outflow a deficit.  The current account balance is commonly expressed as a percentage of GDP.

Cyclically adjusted or structural fiscal balance

An estimate of the fiscal balance (e.g. operating balance [before gains and losses]) adjusted for short-term fluctuations of actual GDP around trend GDP.  The estimate provides a picture of the underlying trend fiscal position and helps measure the effects of policy decisions.  Because it is based on a number of assumptions and is sensitive to new information, the estimate is subject to some uncertainty.

Demographic changes

Changes to the structure of the population such as the age, gender or ethnic make-up.

Domestic bond programme

The amount and timing of additional government debt expected to be issued in the next financial year.

Excise duties

Tax levied on the domestic production of alcohol, tobacco and light petroleum products (CNG, LPG and petrol).

Financial assets

Cash or shares (equity), a right to receive cash or shares (equity), or a right to exchange a financial asset or liability on favourable terms.

Fiscal impulse

A summary measure of how changes in fiscal policy affect aggregate demand.  To isolate discretionary changes, fiscal impulse is calculated on a cyclically-adjusted basis and excluding net interest payments.  To better capture the role of capital spending the indicator is derived from cash flow information.

Fiscal intentions (short-term)

Under the Public Finance Act 1989, the Government is required to explicitly indicate its intentions for operating expenses and operating revenues, and the impact of its intentions on the operating balance, debt and net worth over (at least) the next three years.

Fiscal objectives (long-term)

The Government’s long-term goals for operating expenses, operating revenue, the operating balance, debt and net worth, as required by the Public Finance Act 1989.  The objectives must be consistent with the defined principles of responsible fiscal management as outlined in the Act and must cover a period of (at least) ten years.

Forecast new capital spending

An amount provided in the forecasts to represent the balance sheet impact of capital initiatives expected to be introduced over the forecast period.

Forecast new operating spending

An amount included in the forecasts to provide for the operating balance impact of policy initiatives and changes to demographics and other forecasting changes expected to occur over the forecast period.

Gains and Losses

Gains and losses typically arise from the revaluation of assets and liabilities, such as investments in financial assets and long-term liabilities for ACC and GSF.  Gains and losses are reported directly as a movement in net worth (eg, asset revaluation reserves) or indirectly through the Statement of Financial Performance.  The impact of gains and losses on the operating balance can be volatile, the operating balance (before gains and losses) indicator can provide a more useful measure of underlying stewardship.

Gross domestic product (GDP)

A measure of the value of all goods and services produced in New Zealand; changes in GDP measure growth or contraction in economic activity or output.  GDP can be measured as the actual dollar value of goods and services measured at today’s prices (nominal GDP), or excluding the effects of price changes over time (real GDP).

Gross domestic product (expenditure)

This is the sum of total final expenditures on goods and services in the economy.

Gross national expenditure (GNE)

Measures total expenditure on goods and services by New Zealand residents.

Gross sovereign-issued debt (GSID)

This includes all debt issued by the sovereign (the core Crown).  It therefore includes Government stock held within the Crown (e.g. by the NZS Fund, ACC and EQC).

Labour force participation rate

Measures the percentage of the working-age population in work or actively looking for and available for work.

Labour productivity

Measures output per input of labour (where labour inputs might be measured as hours worked or people).

Line-by-line consolidation

This is a term used to refer to the general approach to the presentation of the Crown financial statements.  It means that the individual line items for revenues, expenses, assets and liabilities in the Crown financial statements include all departments, Offices of Parliament, the Reserve Bank, SOEs, Crown entities, and other entities controlled by the Government.

Marketable securities

Assets held with financial institutions.  These assets are held for both cash flow and investment purposes, and include any funds the Government has invested in the International Monetary Fund.

Monetary conditions

Aggregate monetary conditions measure the degree to which short-term interest rates and the trade-weighted exchange rate are either tightening or easing monetary policy.

Monetary policy

The Reserve Bank implements its monetary policy decisions by adjusting its official cash rate (OCR) in an effort to maintain stability in the general level of prices within a defined annual CPI target range.

Tightening monetary policy means raising the level of the OCR in order to moderate aggregate demand pressures and to reduce inflationary pressures, while easing monetary policy has the reverse effect.

Net core Crown cash flow from operations

Operating balance (before gains and losses) less retained items (eg, net surplus of SOEs, CEs and NZS Fund net revenue) less non-cash items (eg, depreciation).

Net core Crown debt

Represents GSID less core Crown financial assets (excluding advances and financial assets held by the NZS Fund).  Advances and financial assets held by the NZS Fund are excluded as these assets are less liquid and they are made for public policy reasons rather than for the purposes associated with government financing.  Net core Crown debt provides information about the sustainability of the Government’s accounts, and is used by some international rating agencies when determining the creditworthiness of a country

Net core Crown debt (incl NZS Fund)

Represents net core Crown debt plus the financial assets of the NZS Fund.

Net international investor position

The net international investment position measures the net value of New Zealand’s international assets and liabilities at a point in time.

Net worth

Total assets less total liabilities (also referred to as the Crown balance).  The change in net worth in any given forecast year is largely driven by the operating balance.

Net worth excluding social assets

Net worth excluding social assets provides the government with an idea of how its assets that earn a financial return match its liabilities.  The measure consists of the financial assets of the core Crown and Crown Entities, all the assets of State-Owned Enterprises (excluding the physical assets of KiwiRail), and total liabilities.

NZ IFRS

New Zealand equivalents to International Financial Reporting Standards.  These standards are approved by the Accounting Standards Review Board in New Zealand and are based on the requirements of the international financial reporting standards issued by the International Accounting Standards Board adjusted where appropriate for entities that are not profit oriented.

Operating balance

The operating balance is the residual of revenues less expenses plus surpluses from state-owned enterprises and Crown entities.  It includes gains and losses not reported directly as a movement against net worth.

Operating balance before gains and losses

The operating balance (before gains and losses) is the operating balance excluding gains and losses.  The impact of gains and losses on the operating balance can be volatile so the operating balance (before gains and losses) indicator (because it excludes gains and losses) can provide a more useful measure of underlying stewardship.

Productivity

The amount of output (e.g. GDP) per unit of input.

Projections

Projections of the key fiscal indicators beyond the five-year forecast period.  The projections are based on long-run economic and fiscal assumptions.  For example, the projections assume no economic cycle and constant long-run interest, inflation and unemployment rates.

Public Private Partnership (PPP)

No single widely accepted definition for the term PPP exists.  However, most descriptions characterise a PPP as an arrangement between a public sector entity to deliver a public sector asset (normally infrastructure or a public facility) and/or service.  In this way, PPP arrangements offer an alternative to traditional public sector procurement methods used to accomplish a public duty or responsibility.

Residual cash

The level of money the Government has available to repay debt or, alternatively, needs to borrow in any given year.  Residual cash is alternatively termed “Cash available/(shortfall to be funded)”.

Residual cash is equal to net core Crown cash flow from operations excluding NZS Fund activity less core Crown capital commitments (eg, contributions to NZS Fund, purchase of assets, loans to others).

Settlement cash

This is the amount of money deposited with the Reserve Bank by registered banks.  It is a liquidity mechanism used to settle wholesale obligations between registered banks and provides the basis for settling most of the retail banking transactions that occur every working day between corporate and individuals.

Specific fiscal risks

These are a category of Government decisions or circumstances which may have a material impact on the fiscal position (excluding contingent liabilities).  They are not included in the main forecasts because their fiscal impact cannot be reasonably quantified, the likelihood of realisation is uncertain and/or the timing is uncertain.

System of National Accounts (SNA)

SNA is a comprehensive, consistent and flexible set of macroeconomic accounts to meet the needs of government and private sector analysts, policy-makers, and decision-takers.

Tax revenue

The accrual, rather than the cash (“tax receipts”) measure of taxation.  It is a measure of tax due at a given point in time, regardless of whether or not it has actually been paid.

Tradable / non-tradable

There is no official definition of the tradable sector.  In this document the tradable sector is the part of the economy particularly exposed to foreign competition.  It includes primary, manufacturing and tourism industries.  Non-tradable output is estimated as a residual with total real GDP.

Top-down adjustment

An adjustment to expenditure forecasts to reflect the extent to which departments use appropriations (upper spending limits) for their expenditure forecasts.  As appropriations apply to the core Crown only, no adjustment is required to SOE or Crown Entity forecasts.

Total borrowings

Total borrowings represents the Government’s debt obligations to external parties.  Total borrowings can be split into sovereign-guaranteed debt and non-sovereign-guaranteed debt.  Non-sovereign-guaranteed debt represents the debt obligations of SOEs and Crown entities that are not explicitly guaranteed by the Crown.

Trade weighted index (TWI)

A measure of movements in the New Zealand dollar against the currencies of our major trading partners.  The currencies comprise the US dollar, the Australian dollar, the Japanese yen, the euro and the UK pound.

Unit labour costs

The wages and other costs associated with employment per unit of output.

Year ended

Graphs and tables use different expressions of the timeframe.  For example, 2009/10 or 2010 will generally mean “year ended 30 June” unless otherwise stated.

Time Series of Fiscal and Economic Indicators

Fiscal Indicators

June Years $ millions	1998 Actual	1999 Actual	2000 Actual	2001 Actual	2002 Actual	2003 Actual	2004 Actual	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Actual	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	2014 Forecast
Revenue and Expenses
Core Crown revenue	34,242	32,880	34,946	37,842	39,945	43,440	46,219	51,045	55,735	58,211	61,819	59,482	56,406	60,260	64,469	68,530	72,856
Core Crown expenses	32,982	33,939	34,829	36,559	37,513	39,897	41,882	44,895	49,320	54,003	56,997	64,002	64,791	70,651	71,464	74,224	77,049
Surpluses
Total Crown OBEGAL	2,345	128	594	1,422	2,471	4,366	5,573	7,075	7,091	5,860	5,637	(3,893)	(6,927)	(8,632)	(5,406)	(4,394)	(3,038)
Total Crown operating balance	2,048	1,705	1,405	1,208	2,286	1,621	7,309	5,931	9,542	8,023	2,384	(10,505)	(3,179)	(7,067)	(3,579)	(2,402)	(828)
Cash Position
Core Crown residual cash	484	2,048	(386)	349	216	1,217	520	3,104	2,985	2,877	2,057	(8,639)	(9,069)	(13,327)	(9,666)	(7,499)	(5,983)
Debt
GSID(1)	38,475	37,307	36,580	37,194	36,650	36,617	36,017	35,478	33,903	30,647	31,390	43,356	53,810	66,969	69,731	71,645	77,778
Net core Crown debt (incl NZS Fund)(2)	30,472	25,923	25,895	24,908	24,773	22,647	19,902	13,324	6,302	1,620	(2,676)	5,633	11,392	23,390	31,897	37,967	42,537
Net core Crown debt(2)	30,472	25,923	25,895	24,908	25,388	24,531	23,858	19,879	16,163	13,380	10,258	17,119	26,642	39,965	49,638	57,054	63,014
Net Worth
Total Crown net worth	14,579	10,121	12,605	15,450	22,825	28,012	39,595	54,240	83,971	96,827	105,514	99,515	96,479	89,416	85,845	83,452	82,634
NZS Fund net worth	—	—	—	—	615	1,884	3,956	6,555	9,861	12,973	14,212	13,688	16,066	17,124	18,268	19,504	20,838
% GDP
Revenue and Expenses
Core Crown revenue	33.3	31.0	31.1	31.6	31.4	32.3	31.9	33.1	34.5	33.9	33.9	32.2	29.8	29.6	29.9	30.3	30.7
Core Crown expenses	32.1	32.0	31.0	30.6	29.5	29.7	28.9	29.1	30.5	31.5	31.2	34.7	34.2	34.7	33.1	32.9	32.4
Surpluses
Total Crown OBEGAL	2.3	0.1	0.5	1.2	1.9	3.3	3.8	4.6	4.4	3.4	3.1	(2.1)	(3.7)	(4.2)	(2.5)	(1.9)	(1.3)
Total Crown operating balance	2.0	1.6	1.3	1.0	1.8	1.2	5.0	3.8	5.9	4.7	1.3	(5.7)	(1.7)	(3.5)	(1.7)	(1.1)	(0.3)
Cash Position
Core Crown residual cash	0.5	1.9	(0.3)	0.3	0.2	0.9	0.4	2.0	1.8	1.7	1.1	(4.7)	(4.8)	(6.5)	(4.5)	(3.3)	(2.5)
Debt
GSID(1)	37.4	35.2	32.6	31.1	28.8	27.3	24.9	23.0	21.0	17.9	17.2	23.5	28.4	32.8	32.3	31.7	32.7
Net core Crown debt (incl NZS Fund)(2)	29.6	24.5	23.1	20.8	19.5	16.9	13.7	8.6	3.9	0.9	(1.5)	3.1	6.0	11.5	14.8	16.8	17.9
Net core Crown debt(2)	29.6	24.5	23.1	20.8	20.0	18.3	16.5	12.9	10.0	7.8	5.6	9.3	14.1	19.6	23.0	25.3	26.5
Net Worth
Total Crown net worth	14.2	9.6	11.2	12.9	18.0	20.9	27.3	35.2	52.0	56.4	57.8	54.0	50.9	43.9	39.8	37.0	34.8
NZS Fund net worth	—	—	—	—	0.5	1.4	2.7	4.3	6.1	7.6	7.8	7.4	8.5	8.4	8.5	8.6	8.8

(1) Excludes Reserve Bank settlement cash and bank bills

(2) Excludes advances

Economic Indicators

March Years Annual average % change	1998 Actual	1999 Actual	2000 Actual	2001 Actual	2002 Actual	2003 Actual	2004 Actual	2005 Actual	2006 Actual	2007 Actual	2008 Actual	2009 Actual	2010 Forecast	2011 Forecast	2012 Forecast	2013 Forecast	2014 Forecast
Private consumption	2.3	3.0	3.2	1.4	2.7	4.8	6.4	4.6	4.5	2.3	3.2	-1.1	0.6	2.9	1.7	2.5	2.3
Public consumption	7.4	-0.4	5.8	-2.1	4.1	1.3	4.9	4.1	4.9	4.5	4.9	4.2	1.0	2.3	1.4	0.9	0.6
TOTAL CONSUMPTION	3.4	2.2	3.8	0.6	3.0	4.0	6.0	4.5	4.6	2.8	3.6	0.1	0.7	2.8	1.6	2.1	1.9
Residential investment	3.0	-13.0	19.5	-13.3	2.0	23.6	14.9	2.6	-5.1	-1.4	3.8	-22.8	-9.9	22.0	13.5	7.3	4.3
Non-market investment	14.0	-4.8	13.0	-13.8	21.9	13.7	15.6	13.7	2.7	-5.4	-11.5	12.0	-2.8	-5.4	-3.6	3.8	4.6
Market investment	-2.2	2.6	6.9	8.0	6.9	2.3	12.2	11.6	11.1	-1.2	8.4	-1.9	-10.4	6.2	10.3	4.7	3.0
TOTAL INVESTMENT	0.2	-2.3	10.6	0.4	6.8	7.8	13.1	8.8	6.2	-2.0	5.5	-7.2	-9.2	10.5	11.4	5.6	3.5
Stock change (contribution to growth)	-0.2	-0.3	1.2	-0.3	0.1	-0.1	0.2	0.3	-0.5	-0.7	0.7	0.0	-1.9	1.1	0.4	0.3	0.0
GROSS NATIONAL EXPENDITURE	2.5	0.9	6.2	0.3	3.8	4.7	7.6	5.8	4.5	1.1	4.6	-1.6	-3.3	5.6	4.3	3.3	2.3
Exports	3.9	2.9	7.4	6.3	3.0	7.8	1.1	4.8	-0.2	2.9	3.1	-3.4	2.8	1.6	4.7	3.5	3.3
Imports	2.5	2.1	11.3	-0.7	4.0	7.2	12.7	12.5	4.2	-1.6	10.0	-4.7	-9.9	9.0	8.9	5.0	1.5
EXPENDITURE ON GDP	2.9	1.2	5.1	2.4	3.5	4.9	3.9	3.6	3.3	2.4	2.5	-1.0	0.4	3.4	3.0	2.7	3.0
GDP (production measure)	1.7	0.5	5.3	2.4	3.5	4.9	4.3	3.7	3.2	0.9	2.9	-1.4	-0.3	3.2	3.1	2.9	3.0
- annual % change	0.3	2.5	6.4	0.6	4.5	4.6	5.2	2.4	2.4	1.7	2.1	-3.1	2.1	3.1	3.3	2.8	3.2
Real GDP per capita	0.5	-0.3	4.7	1.8	2.6	3.0	2.4	2.2	2.0	-0.4	1.9	-2.4	-1.5	2.0	2.1	2.0	2.1
Nominal GDP (expenditure basis)	3.7	1.7	6.0	5.6	7.4	5.2	7.0	7.1	5.7	5.0	7.5	1.7	1.7	7.0	6.3	4.8	5.1
GDP deflator	0.8	0.5	0.9	3.2	3.8	0.3	2.9	3.4	2.3	2.6	4.8	2.7	1.3	3.5	3.3	2.0	2.1
Output gap (% deviation, March year average)	0.1	-1.9	0.6	0.0	0.1	1.0	1.4	1.7	2.3	1.4	3.0	0.2	-1.7	-0.6	-0.6	-0.8	-0.6
Employment	0.3	-0.6	1.9	2.0	2.9	2.8	3.0	3.6	2.8	2.2	1.3	0.9	-1.6	0.2	2.0	2.1	2.0
Unemployment (% March quarter s.a.)	7.4	7.5	6.5	5.5	5.3	5.0	4.3	3.9	4.0	3.8	3.8	5.0	7.1	6.2	5.5	5.1	4.6
Wages (average ordinary-time hourly, ann % change)	2.5	3.1	1.7	3.1	3.6	2.2	3.4	3.5	5.2	4.6	4.5	5.3	3.3	2.6	3.5	3.7	3.9
CPI inflation (ann % change)	1.3	-0.1	1.5	3.1	2.6	2.5	1.5	2.8	3.3	2.5	3.4	3.0	2.2	5.9	2.4	2.4	2.4
Merchandise terms of trade (SNA basis)	-1.8	0.9	0.2	3.4	4.0	-5.6	4.3	3.5	-2.0	-1.1	8.5	-0.7	-6.3	4.9	0.6	1.7	1.0
Current account balance - $billion	-5.4	-4.4	-7.0	-5.1	-3.9	-4.5	-6.6	-10.1	-14.5	-13.5	-14.1	-14.6	-4.9	-8.9	-13.1	-15.7	-17.2
Current account balance - % of GDP	-5.3	-4.2	-6.3	-4.4	-3.1	-3.4	-4.7	-6.7	-9.0	-8.0	-7.8	-7.9	-2.6	-4.4	-6.1	-7.0	-7.3
TWI (March quarter)	61.2	57.6	54.1	50.5	51.6	60.6	66.9	69.6	68.3	68.8	71.9	53.7	65.3	65.2	63.5	58.5	54.0
90-day bank bill rate (March quarter)	8.9	4.5	6.0	6.4	5.0	5.8	5.5	6.9	7.6	7.8	8.8	3.7	2.7	4.3	5.2	5.4	5.7
10-year bond rate (March quarter)	6.8	5.7	7.3	6.0	6.7	6.0	5.9	6.0	5.7	5.9	6.3	4.6	5.9	5.9	5.9	5.9	6.0